UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPECTRA ENERGY PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

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SPECTRA ENERGY PARTNERS, LP

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

November 9, 2018

To the Unitholders of Spectra Energy Partners, LP:

On August 24, 2018, Spectra Energy Partners, LP, which is referred to as “SEP”, entered into an Agreement and Plan of Merger (which, as may be amended from time to time, is referred to as the “Merger Agreement”), with the general partner of SEP, which is Spectra Energy Partners (DE) GP, LP (the “General Partner”), Enbridge Inc. (“Enbridge”), Enbridge (U.S.) Inc., Autumn Acquisition Sub, LLC (“Merger Sub”) and, solely for the purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc., Spectra Energy Corp (“Spectra Energy”), Spectra Energy Capital, LLC, and Spectra Energy Transmission, LLC. The Merger Agreement provides that Merger Sub will be merged with and into SEP, with SEP being the surviving entity and becoming an indirect wholly owned subsidiary of Enbridge (the “Merger”). As a result of the Merger, Enbridge will acquire indirectly all of the outstanding common units representing limited partner interests in SEP (the “SEP common units”) that Enbridge and its subsidiaries do not already own.

A conflicts committee (the “Conflicts Committee”) composed of the independent members of the board of directors of the Spectra Energy Partners GP, LLC (“GP LLC”), the general partner of the General Partner, unanimously determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the holders of the outstanding SEP common units (other than Enbridge and its affiliates) (the “Unaffiliated SEP Unitholders”), and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the Third Amended and Restated Agreement of Limited Partnership of SEP, dated as of January 21, 2018 (as may be amended from time to time, the “SEP Partnership Agreement”). The Conflicts Committee recommended that the board of directors of GP LLC (the “GP LLC Board”) approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Based upon the recommendation of the Conflicts Committee, the GP LLC Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The GP LLC Board directed that the Merger Agreement be submitted to the limited partners of SEP for their approval by written consent. The GP LLC Board recommends that the limited partners of SEP approve the Merger Agreement and the Merger.

The approval of the Merger Agreement and the Merger by SEP requires the affirmative consent of holders of at least a majority of the outstanding SEP common units. Pursuant to the terms of the Merger Agreement, Enbridge and Enbridge (U.S.) Inc., a wholly owned subsidiary of Enbridge, which as of November 5, 2018 together beneficially owned 402,989,862 SEP common units representing approximately 83.1% of the outstanding SEP common units, have irrevocably agreed to deliver, or cause to be delivered, a written consent covering all of the SEP common units owned by Enbridge and its subsidiaries, approving the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement (the “Enbridge Written Consent”), within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units.

If the Merger is successfully completed, each outstanding SEP common unit not owned by Enbridge or any of its subsidiaries will be converted into the right to receive 1.111 Enbridge common shares, which common shares are referred to as “Enbridge common shares” and such exchange ratio is referred to as the “Exchange Ratio”. Based on the number of Enbridge common shares and SEP common units that are outstanding as of November 5, 2018 (other than any SEP common units owned by Enbridge or its subsidiaries), the number of Enbridge common shares issued in exchange for SEP common units as a result of the proposed Merger would represent approximately 5.0% of the outstanding Enbridge common shares as of November 5, 2018 (or approximately 4.5% if the proposed Merger and the Other Merger Transactions (as defined and described below) were successfully completed, based on the number of Enbridge common shares expected to be issued in the proposed Merger and the Other Merger Transactions in accordance with the respective transaction agreements, as described below, and the number of outstanding Enbridge common shares and outstanding shares or units, as the case may be, of each of SEP, EEP, EEQ and ENF (each of EEP, EEQ and ENF, as defined below), as of November 5, 2018). The actual number of Enbridge common shares issued in the Merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding SEP common units held by Unaffiliated SEP Unitholders as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the Other Merger Transactions will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

The GP LLC Board has set November 5, 2018 as the record date (the “Record Date”) for determining holders of SEP common units entitled to execute and deliver written consents with respect to this consent solicitation/prospectus. If you are a record holder of outstanding SEP common units as of that date, you may complete, date and sign the enclosed written consent and promptly return it to SEP. Please read the section titled “Written Consents of Holders of SEP Common Units” beginning on page 39 of this consent solicitation/prospectus.

On September 18, 2018, Enbridge announced that it also entered into definitive agreements on September 17, 2018 to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of (i) Enbridge Energy Partners, L.P. (“EEP”), (ii) Enbridge Energy Management, L.L.C. (“EEQ”) and (iii) Enbridge Income Fund Holdings Inc. (“ENF”), which transactions are referred to separately as the “EEP merger”, the “EEQ merger” and the “ENF plan of arrangement”, respectively, and collectively as the “Other Merger Transactions”.

EEP and EEQ will each hold a special meeting of its unitholders or shareholders, as the case may be, to obtain their approval of the applicable merger agreement. Completion of the Merger is not contingent on the completion of any of the Other Merger Transactions. On November 8, 2018, Enbridge and ENF completed the previously announced ENF plan of arrangement pursuant to Section 193 of the Business Corporations Act (Alberta).

This consent solicitation/prospectus provides you with detailed information about the Merger Agreement, the proposed Merger, the proposed Other Merger Transactions and related matters. We encourage you to read the entire document carefully. In particular, please read the section titled “Risk Factors” beginning on page 28 of this consent solicitation/prospectus for a discussion of risks relevant to the Merger, Enbridge’s business following the Merger, Enbridge common shares, SEP’s business and SEP common units if the Merger does not occur and material tax consequences of the Merger.

The Enbridge common shares are traded on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB” and the SEP common units are traded on the NYSE under the symbol “SEP”. The last reported sale price of Enbridge common shares on the NYSE on November 8, 2018, was US$32.90. The last reported sale price of SEP common units on the NYSE on November 8, 2018, was US$36.59.

On behalf of the GP LLC Board, thank you for your continued support.

Sincerely,

William T. Yardley
President and Chairman of the Board of Directors
Spectra Energy Partners GP, LLC, as the general partner of Spectra Energy Partners (DE) GP, LP, the general partner of Spectra Energy Partners, LP

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, THE APPROVAL OF THE MERGER AGREEMENT, THE ISSUANCE OF ENBRIDGE COMMON SHARES IN CONNECTION WITH THE MERGER OR ANY OTHER MERGER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING CONSENT SOLICITATION/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Enbridge is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in the accompanying consent solicitation/prospectus are residents of Canada, and that all or a substantial portion of the assets of Enbridge and said persons are located outside the United States.

The accompanying consent solicitation/prospectus is dated November 9, 2018, and is first being mailed to SEP unitholders on or about November 13, 2018.

ADDITIONAL INFORMATION

This consent solicitation/prospectus incorporates important business and financial information about Enbridge and SEP from other documents that Enbridge and SEP have filed with the U.S. Securities and Exchange Commission, which is referred to as the “SEC”, and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please see the section titled “Where You Can Find More Information” beginning on page 131 of this consent solicitation/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You will also be able to obtain copies of documents filed by Enbridge with the SEC from Enbridge’s website at https://www.enbridge.com/ under the “Investment Center” link and then under the heading “Reports and SEC Filings” or copies of documents filed by SEP with the SEC by accessing SEP’s website at https://www.spectraenergypartners.com/ under the “Investors” link, and then under the heading “Publications & SEC Filings”. The information contained on either of Enbridge’s or SEP’s respective websites is not incorporated into this consent solicitation/prospectus and is not a part of this consent solicitation/prospectus.

You may request copies of this consent solicitation/prospectus and any of the documents incorporated by reference herein or certain other information concerning Enbridge or SEP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Spectra Energy Partners, LP	Enbridge Inc.
5400 Westheimer Court Houston, Texas 77056 Attention: Corporate Secretary Telephone: (713) 627-5400	200, 425-1st Street S.W. Calgary, Alberta T2P 3L8, Canada Attention: Investor Relations Telephone: 1-800-481-2804

In addition, you may also obtain additional copies of this consent solicitation/prospectus or the documents incorporated by reference into this consent solicitation/prospectus by contacting SEP’s consent solicitor, D.F. King & Co., Inc., at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (888) 777-0320

Email: Enbridge@dfking.com

To obtain timely delivery of these documents prior to the conclusion of the consent process, holders of SEP common units must request the information no later than December 5, 2018. If you request any documents, Enbridge or SEP will mail them to you by first class mail or another equally prompt means within one business day after receipt of your request.

ABOUT THIS CONSENT SOLICITATION/PROSPECTUS

This consent solicitation/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Enbridge (File No. 333-227769), constitutes a prospectus of Enbridge under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Enbridge common shares to be issued to holders of SEP common units pursuant to the Merger Agreement.

We are responsible for the information contained in, and incorporated by reference into, this consent solicitation/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should bear in mind that although the information contained in, or incorporated by reference into, this consent solicitation/prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this consent solicitation/prospectus. Enbridge’s and SEP’s business, financial condition, results of operations and prospects may have changed since those dates.

This consent solicitation/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

Enbridge and SEP have both contributed to the information contained in this consent solicitation/prospectus. The information concerning Enbridge contained in, or incorporated by reference into, this consent solicitation/prospectus has been provided by Enbridge, and information concerning SEP contained in, or incorporated by reference into, this consent solicitation/prospectus has been provided by SEP.

Unless otherwise specified, currency amounts referenced in this consent solicitation/prospectus are in U.S. dollars.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the daily exchange rate as reported by the Bank of Canada. Such exchange rate on November 1, 2018 was C$1.3088 = US$1.00.

	Period End	Average	Low	High
Year ended December 31, (C$ per US$)
2017	1.2545	1.2986	1.2128	1.3743
2016	1.3427	1.3248	1.2544	1.4589
2015	1.3840	1.2787	1.1728	1.3990
2014	1.1601	1.1045	1.0614	1.1643
2013	1.0636	1.0299	0.9839	1.0697

	Low	High
Month ended, (C$ per US$)
November 2018 (through November 1, 2018)	1.3088	1.3088
October 2018	1.2803	1.3142
September 2018	1.2905	1.3188
August 2018	1.2917	1.3152
July 2018	1.3017	1.3255
June 2018	1.2913	1.3310
May 2018	1.2775	1.3020

Source:

Bank of Canada website. Exchange rates prior to 2017 in the tables above represent daily noon rates. Due to a change in calculation methodology of the rates published by the Bank of Canada, the exchange rates for 2017 onward represent daily average exchange rates.

FREQUENTLY USED TERMS

This consent solicitation/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this consent solicitation/prospectus:

“Canadian Tax Act” refers to the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time.

“Closing Date” refers to the date on which the Merger is completed.

“Effective Time” refers to the time on the Closing Date at which the Merger becomes effective as specified in the certificate of merger of SEP and Merger Sub to be filed with the Secretary of State of the State of Delaware.

“Enbridge” refers to Enbridge Inc., a Canadian corporation.

“Enbridge shareholders” refers to the holders of Enbridge common shares.

“Exchange Ratio” refers to 1.111 validly issued, fully paid and non-assessable Enbridge common shares for each SEP common unit.

“Excluded Units” refers to any SEP common units owned by Enbridge, Spectra Energy Transmission, LLC, Merger Sub or any other direct or indirect wholly owned subsidiary of Enbridge and SEP common units owned by SEP or the General Partner or any direct or indirect wholly owned subsidiary of SEP, and in each case not held on behalf of third parties.

“General Partner” refers to Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership and the general partner of SEP.

“GP LLC” refers to Spectra Energy Partners GP, LLC, a Delaware limited liability company and the general partner of the General Partner.

“Merger” refers to the proposed merger of Merger Sub with and into SEP, pursuant to which SEP will survive the merger as an indirect wholly owned subsidiary of Enbridge.

“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 24, 2018, entered into by and among SEP, the General Partner, Enbridge, Enbridge (U.S.) Inc., Merger Sub and, solely for the purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc., Spectra Energy, Spectra Energy Capital, LLC, and Spectra Energy Transmission, LLC.

“Merger Consideration” refers to the conversion of each issued and outstanding SEP common unit immediately prior to the Effective Time (other than the Excluded Units) into the right to receive 1.111 validly issued, fully paid and non-assessable Enbridge common shares.

“Merger Sub” refers to Autumn Acquisition Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge.

“Midcoast Transaction” refers to the sale by Enbridge (U.S.) Inc., an indirect subsidiary of Enbridge, of Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”) to AL Midcoast Holdings, LLC for cash proceeds of approximately US$1.1 billion less deposits and other customary closing items, as disclosed in Enbridge’s Current Report on Form 8-K, filed on August 1, 2018.

“Record Date” refers to the close of business in New York, New York on November 5, 2018.

“SEP” refers to Spectra Energy Partners, LP, a publicly-traded Delaware master limited partnership.

“SEP common units” refers to the common units representing limited partner interests in SEP.

“SEP unitholders” refers to holders of any SEP common unit.

“Treaty” refers to the Canada-United States Income Tax Convention (1980).

“Unaffiliated SEP Unitholders” refers to the holders of SEP common units, other than Enbridge and its affiliates.

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QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the proposed Merger. Please note that this section does not address all issues that may be important to you as a holder of SEP common units. Accordingly, you should carefully read this entire consent solicitation/prospectus, including each of the annexes, and the documents that have been incorporated by reference into this consent solicitation/prospectus. Please read the section titled “Where You Can Find More Information” beginning on page 131.

Q:	What is the proposed transaction?

A:

Enbridge and SEP have agreed that Enbridge will acquire SEP by merging Merger Sub, a wholly owned subsidiary of Enbridge, with and into SEP, with SEP surviving the Merger as an indirect wholly owned subsidiary of Enbridge, under the terms of the Merger Agreement described in this consent solicitation/prospectus and attached as Annex A to this consent solicitation/prospectus. As a result of the Merger, each issued and outstanding SEP common unit, other than the Excluded Units, will be converted into the right to receive 1.111 Enbridge common shares. The 402,989,862 SEP common units owned by Enbridge and its subsidiaries will remain outstanding and will not be affected by the Merger and no consideration will be delivered in respect thereof.

The Merger will become effective at the Effective Time.

Q:	Why am I receiving these materials?

A:

This consent solicitation/prospectus is being provided by the GP LLC Board to holders of SEP common units in connection with the proposed Merger and the issuance of Enbridge common shares in connection therewith.

The approval of the Merger Agreement and the Merger by SEP requires the affirmative consent of holders of at least a majority of the outstanding SEP common units. If you are a record holder of outstanding SEP common units as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to SEP. The delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units owned by Enbridge and its subsidiaries will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units. This consent solicitation/prospectus contains important information about the Merger Agreement, the Merger and the other actions contemplated thereby, and you should read this consent solicitation/prospectus carefully.

Q:	What will happen to SEP as a result of the Merger?

A:	If the Merger is successfully completed, Merger Sub will be merged with and into SEP, with SEP being the surviving entity, and SEP will become an indirect wholly owned subsidiary of Enbridge.

Q:	What will holders of SEP common units be entitled to receive in the Merger?

A:

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of SEP partnership interests, each SEP common unit issued and outstanding (other than the Excluded Units) will be converted into the right to receive 1.111 Enbridge common shares, which is referred to as the “Merger Consideration”.

If the Exchange Ratio would result in an SEP unitholder being entitled to receive, after aggregating all fractional units to which such holder would otherwise be entitled to receive in connection with the Merger, a fraction of an Enbridge common share rounding to three decimal places, such holder will receive a cash payment (without interest, rounded down to the nearest cent) in lieu of such fractional Enbridge common share in an amount equal to the product obtained by multiplying (i) the amount of the fractional share interest in an Enbridge common share to which such holder would be entitled rounding to three decimal places, and (ii) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and SEP) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date. For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange Procedures” beginning on page 75.

Q:	What will happen to future distributions on my SEP common units?

A:

Once the Merger is completed, former SEP unitholders who surrender their SEP common units in accordance with the Merger Agreement will be eligible, in their capacity as Enbridge shareholders, to receive dividends declared by the board of directors of Enbridge (the “Enbridge Board”) on Enbridge common shares, if any, after the Effective Time of the Merger. Enbridge has a sustained track record of declaring dividends on Enbridge common shares continuing through recent periods and has forecasted that it will continue to do so; however, there is no guarantee that the Enbridge Board will, in the future, declare dividends on Enbridge common shares. See the sections titled “Comparative Share and Unit Prices: Dividends and Distributions” beginning on page 22 and “Risk Factors—Risks Relating to the Enbridge Common Shares—Enbridge may not pay any cash dividends to Enbridge shareholders, and Enbridge’s ability to declare and pay cash dividends to Enbridge shareholders, if any, in the future will depend on various factors, many of which are beyond Enbridge’s control.” beginning on page 33.

Q:	What SEP unitholder approval is required to approve the Merger Agreement?

A:

The approval of the Merger Agreement and the Merger by SEP requires the affirmative consent of holders of at least a majority of the outstanding SEP common units. Pursuant to the terms of the Merger Agreement, Enbridge and Enbridge (U.S.) Inc., which as of November 5, 2018 together beneficially owned 402,989,862 SEP common units representing approximately 83.1% of the outstanding SEP common units, have irrevocably agreed to deliver, or cause to be delivered, the Enbridge Written Consent, within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units. Upon the later of 20 business days after this consent solicitation/prospectus is sent to SEP unitholders and the date on which a sufficient number of consents to approve the Merger Agreement, and the transactions contemplated thereby, have been received, the consent process will conclude.

ENBRIDGE SHAREHOLDERS ARE NOT BEING ASKED FOR A CONSENT OR PROXY AND ENBRIDGE SHAREHOLDERS ARE REQUESTED NOT TO SEND ENBRIDGE A CONSENT OR PROXY.

Q:	When do you expect the Merger to be completed?

A:

Enbridge and SEP are working to complete the Merger as soon as possible. A number of conditions must be satisfied before Enbridge and SEP can complete the Merger. For more information about these conditions, please read “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 87. Although Enbridge and SEP cannot be sure when all of the conditions to the Merger will be satisfied, Enbridge and SEP expect to complete the Merger as soon as practicable following the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. Assuming timely satisfaction of the necessary closing conditions, Enbridge and SEP currently expect the Closing Date to occur in the fourth quarter of 2018.

Q:	Does the GP LLC Board recommend that SEP unitholders approve the Merger Agreement and the Merger?

A:	Yes. The GP LLC Board recommends that SEP unitholders provide their consent with respect to the Merger Agreement and the Merger.

The Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the SEP Partnership Agreement. The Conflicts Committee recommended that the GP LLC Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Based upon the recommendation of the Conflicts Committee, the GP LLC Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The GP LLC Board directed that the Merger Agreement be submitted to the limited partners of SEP for their approval by written consent. The GP LLC Board recommends that the limited partners of SEP provide their consent with respect to the Merger Agreement and the Merger.

Q:	Who is entitled to give written consent with respect to the Merger?

A:

The GP LLC Board has set the close of business on November 5, 2018 as the Record Date for determining holders of outstanding SEP common units entitled to sign and deliver written consents with respect to the Merger. Holders of outstanding SEP common units as of the close of business on the Record Date will be entitled to consent to the approval of the Merger Agreement and the Merger using the written consent furnished with this consent solicitation/prospectus.

Q:	How can SEP unitholders return their written consents with respect to the Merger?

A:

If you hold SEP common units as of the close of business on the Record Date and you wish to submit your consent with respect to the Merger, you must fill out the enclosed written consent, date and sign it, and promptly return it to SEP. Once you have completed, dated and signed your written consent, deliver it to SEP by one of the means described in the section titled “Written Consents of Holders of SEP Common Units—Submission of Consents” beginning on page 39. SEP does not intend to hold a meeting of SEP unitholders to consider the Merger Agreement and the Merger.

Q:	Can SEP unitholders change or revoke their written consents?

A:

Yes. If you are a record holder of SEP common units on the Record Date, you may revoke your consent or, if you have previously revoked your consent, submit a new written consent at any time before the later of 20 business days after this consent solicitation/prospectus is sent to SEP unitholders and the date on which the consents of a sufficient number of SEP common units to approve the Merger Agreement have been received. However, the delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger and Enbridge and Enbridge (U.S.) Inc. have irrevocably and unconditionally agreed to deliver, or cause to be delivered, the Enbridge Written Consent two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. If you wish to change or revoke your consent within 20 business days after this consent/solicitation is sent to SEP unitholders, you may do so by sending in a new written consent with a later date by one of the means described in the section titled “Written Consents of Holders of SEP Common Units—Submission of Consents” beginning on page 39, or delivering a notice of revocation to the Corporate Secretary of GP LLC.

Q:	If my SEP common units are held in “street name” by my bank, in a brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote my SEP common units for me?

A:	No, if you hold your SEP common units in “street name” with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	Should holders of SEP common units tender their SEP common units now?

A:

No. After the Merger is completed, Unaffiliated SEP Unitholders who hold their SEP common units in certificated or book-entry form will receive written instructions for exchanging their SEP common units. More information on the documentation you are required to deliver to the exchange agent can be found in the section titled “The Merger Agreement—Exchange Procedures” beginning on page 75.

If you are an Unaffiliated SEP Unitholder and you own SEP common units in “street name”, each SEP common unit issued and outstanding immediately prior to the Effective Time that you own will be converted into the right to receive 1.111 validly issued, fully paid and non-assessable Enbridge common shares and should be credited to your account in accordance with the policies and procedures of your broker or nominee within a few days following the Closing Date.

Q:	What happens if I transfer or sell my SEP common units after the Record Date but before the consent process concludes?

A:

If you transfer your SEP common units after the Record Date but before the consent process concludes, you will, unless special arrangements are made, retain your right to consent with respect to the Merger. However, if you transfer your SEP common units before the Closing, you will not receive the Enbridge common shares at the Exchange Ratio for the SEP common units you have transferred. In order to receive the Merger Consideration, you must hold your SEP common units through the completion of the Merger.

Q:	What percentage of Enbridge common shares will current Unaffiliated SEP Unitholders own after the successful consummation of the proposed Merger?

A:

If the proposed Merger is successfully completed, Unaffiliated SEP Unitholders would collectively receive 90,998,687 Enbridge common shares, which shares are collectively referred to as the “Aggregate Merger Consideration” and represents approximately 5.0% of the outstanding Enbridge common shares, based on the Exchange Ratio and the number of outstanding Enbridge common shares and SEP common units (other than the Excluded Units) as of November 5, 2018 (excluding any Enbridge common shares to be issued in connection with the Other Merger Transactions). If, in addition to the Merger, each Other Merger Transaction is successfully completed, the Aggregate Merger Consideration would represent approximately 4.5% of the outstanding Enbridge common shares, based on the number of Enbridge common shares to be issued in the proposed Merger and the Other Merger Transactions pursuant to the respective merger agreements and arrangement agreement, and the number of outstanding Enbridge common shares and outstanding shares or units, as the case may be, of each of SEP, EEP, EEQ, and ENF, as of November 5, 2018. The actual number of Enbridge common shares issued in the Merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding SEP common units held by Unaffiliated SEP Unitholders as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the Other Merger Transactions will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

Q:	Where will SEP common units and Enbridge common shares trade after the Merger?

A:

SEP common units will no longer be publicly traded following the Merger and will be delisted from the NYSE. Enbridge common shares will continue to trade on the NYSE and the TSX under the symbol “ENB” after the Merger.

Q:	What are the expected U.S. federal income tax consequences to an SEP unitholder as a result of the Merger?

A:

The receipt of Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for SEP common units pursuant to the Merger Agreement should be a taxable transaction to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94 for U.S. federal income tax purposes. In such case, a U.S. holder will generally recognize gain or loss on the receipt of Enbridge common shares and/or any cash received in lieu of fractional shares in exchange for SEP common units, generally taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SEP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of SEP’s income may become available to offset a portion of the gain recognized by such U.S. holder. For more information, see the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94 for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for an SEP unitholder as a result of the ownership of Enbridge common shares after the Merger is completed?

A:

Enbridge is a corporation organized under the laws of Canada that is treated as a corporation for U.S. federal income tax purposes, and thus, Enbridge and its subsidiaries (and not the Enbridge shareholders) are subject to taxation on their taxable income. A distribution of cash by Enbridge to a shareholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94) will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Enbridge’s current and accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of the cash distributed to Enbridge shareholders by Enbridge after the Merger that exceeds Enbridge’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s Enbridge common shares and, to the extent the distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such Enbridge common shares. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends. See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94 for a more complete discussion of the expected U.S. federal income tax consequences of owning and disposing of Enbridge common shares received in the Merger.

Q:	What are the expected Canadian federal income tax consequences for an SEP unitholder as a result of the ownership of Enbridge common shares after the Merger is completed?

A:

Dividends paid or credited or deemed to be paid or credited on Enbridge common shares to a Non-Canadian Resident Holder (as defined in the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 91) generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder.

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the shares are “taxable Canadian property” and the shares are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 91 for a more complete discussion of the expected Canadian federal income tax consequences of owning and disposing of Enbridge common shares received in the Merger.

Q:	Are holders of SEP common units entitled to appraisal rights?

A:	No. Holders of SEP common units do not have appraisal rights under applicable law or contractual appraisal rights under the SEP Partnership Agreement or the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not completed for any reason, you will not receive any form of consideration for your SEP common units in connection with the Merger. Instead, SEP will remain a public limited partnership and the SEP common units will continue to be listed and traded on the NYSE.

Q:	Enbridge has also entered into acquisition agreements in respect of the Other Merger Transactions. What impact will these transactions have on the Merger?

A:

Enbridge has also entered into acquisition agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of (i) EEP, (ii) EEQ and (iii) ENF. The completion of the Merger is not conditioned upon or subject to the completion of any of the Other Merger Transactions. In the event of the successful completion of any or all of the Other Merger Transactions, Enbridge expects to issue additional Enbridge common shares in exchange for the equity interests acquired in such transactions. See the section titled “Risk Factors—Risks Relating to the Enbridge Common Shares—There may be future dilution of the Enbridge common shares, including as a result of any Enbridge common shares issued in connection with the Other Merger Transactions, which could adversely affect the market price of Enbridge common shares.” beginning on page 34.

Q:	Whom do I call if I have further questions about the Merger Agreement or the Merger?

A:	If you have any questions about the Merger or if you need additional copies of this consent solicitation/prospectus, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (888) 777-0320

Email: Enbridge@dfking.com

SUMMARY

This summary highlights selected information included in this consent solicitation/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire consent solicitation/prospectus, including the annexes, as well as the documents incorporated by reference into this consent solicitation/prospectus, and the other documents to which you are referred. In addition, Enbridge and SEP incorporate by reference important business and financial information about Enbridge and SEP into this document, as further described in the section titled “Where You Can Find More Information” beginning on page 131. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 131. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page 37)

Enbridge Inc.

200, 425-1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Phone: 1-403-231-3900

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. Enbridge delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 62% of United States-bound Canadian crude oil exports. Enbridge also moves approximately 22% of all natural gas consumed in the United States, serving key supply basins and demand markets. Its regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 1,700 megawatts (MW) of net renewable power generation capacity in North America and Europe. Enbridge has ranked on the Global 100 Most Sustainable Corporations index for the past nine years. Enbridge was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Business Corporations Act (the “Canada Corporations Act”) on December 15, 1987. Enbridge indirectly holds all of the outstanding equity interests of Merger Sub, an indirect wholly owned subsidiary formed in Delaware for the sole purpose of completing the Merger.

Enbridge is a public company and the Enbridge common shares trade on both the TSX and the NYSE under the ticker symbol “ENB”. Enbridge’s principal executive offices are located at 200, 425-1st Street S.W., Calgary, Alberta T2P 3L8, Canada, and its telephone number is 1-403-231-3900.

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

SEP is a publicly-traded Delaware master limited partnership formed in 2007 that is engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, through interstate pipeline systems in the United States and Canada with approximately 16,000 miles of transmission and transportation pipelines, the storage of natural gas in underground facilities with aggregate working gas storage capacity of approximately 170 billion cubic feet (Bcf) and crude oil storage of approximately 5.6 million barrels.

SEP is managed by the General Partner, which is in turn managed by its general partner, GP LLC. GP LLC is indirectly wholly owned by Spectra Energy. Following its 2017 merger with a wholly owned subsidiary of Enbridge, Spectra Energy became a wholly owned subsidiary of Enbridge. As of November 5, 2018, Enbridge, through its ownership of Spectra Energy, owned 83.1% of the outstanding SEP common units.

SEP’s executive offices are located at 5400 Westheimer Court, Houston, Texas 77056 and its telephone number is (713) 627-5400.

Merger Sub

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

Merger Sub, a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into SEP. As a result, SEP will survive the Merger as a wholly owned subsidiary of Enbridge. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Written Consents of Holders of SEP Common Units (page 39)

The approval of the Merger Agreement and the Merger by SEP requires the affirmative consent of holders of at least a majority of the outstanding SEP common units. Pursuant to the terms of the Merger Agreement, Enbridge and Enbridge (U.S.) Inc., which as of November 5, 2018, together beneficially owned 402,989,862 SEP common units representing approximately 83.1% of the outstanding SEP common units, have irrevocably agreed to deliver, or cause to be delivered, the Enbridge Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units. For further discussion, please read the section titled “Written Consents of Holders of SEP Common Units” beginning on page 39.

The Merger and the Merger Agreement (pages 41 and 73)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Conflicts Committee and GP LLC Board have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition by Enbridge of the outstanding SEP common units not already owned by Enbridge and its subsidiaries through the merger of Merger Sub, a wholly owned subsidiary of Enbridge, with and into SEP with SEP continuing as the surviving company. Each Unaffiliated SEP Unitholder will be entitled to receive 1.111 Enbridge common shares in exchange for each SEP common unit that such holder owns immediately prior to the Effective Time of the Merger.

Merger Consideration (page 41)

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of SEP partnership interests, each SEP common unit issued and outstanding immediately prior to the Effective Time (other than the Excluded Units) will be converted into the right to receive Enbridge common shares in exchange for such holder’s SEP common units at the Exchange Ratio. Enbridge will not issue any fractional Enbridge common shares in the Merger. For additional information regarding exchange procedures, please read “The Merger—Merger Consideration” beginning on page 41.

Recommendation of the GP LLC Board (page 52)

Based upon the recommendation of the Conflicts Committee, the GP LLC Board has, acting in good faith, unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The GP LLC Board has directed that the Merger Agreement be submitted to the limited partners of SEP for their approval by written consent. The GP LLC Board recommends that the limited partners of SEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger. For a further discussion of the recommendation of the GP LLC Board, please read the section titled “The Merger—Recommendation of the GP LLC Board” beginning on page 52.

Reasons for the Recommendation of the Conflicts Committee (page 52)

The Conflicts Committee conducted a review and evaluation of the Merger and negotiated with Enbridge and its representatives on behalf of SEP and the Unaffiliated SEP Unitholders with respect to the Merger Agreement. The Conflicts Committee has, acting in good faith, unanimously determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate, including the advice of its legal and financial advisors, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the SEP Partnership Agreement. The Conflicts Committee recommended that the GP LLC Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. For a further discussion of the recommendation of the Conflicts Committee, please read the section titled “The Merger—Reasons for the Recommendation of the Conflicts Committee” beginning on page 52.

Opinion of Jefferies, Financial Advisor to the Conflicts Committee (page 58)

In June 2018, the Conflicts Committee retained Jefferies LLC (“Jefferies”) to act as its financial advisor in connection with a possible sale, disposition or other business transaction or series of transactions involving all or substantially all of the equity in, or assets of, SEP. At the meeting of the Conflicts Committee on August 23, 2018, Jefferies rendered its opinion to the Conflicts Committee to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to SEP and to the Unaffiliated SEP Unitholders. The full text of Jefferies’ opinion is attached hereto as Annex B. For a description of the opinion that the Conflicts Committee received from Jefferies and further discussion, please read the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the Conflicts Committee” beginning on page 58.

No Enbridge Shareholder Approval Required (page 72)

The approval of the Merger Agreement and the Merger by Enbridge does not require the affirmative vote or consent of the Enbridge shareholders.

Conditions to the Completion of the Merger (page 87)

The completion of the Merger is subject to certain customary closing conditions, including (i) the receipt of approval of the Merger Agreement by written consent of the limited partners of SEP holding SEP common units constituting at least a majority of the outstanding SEP common units entitled to deliver such consent, (ii) the Enbridge common shares issuable in connection with the Merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance, (iii) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (iv) the registration statement having become effective under the Securities Act. The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers).

Termination (page 89)

Enbridge and SEP may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time of the Merger by mutual written consent of Enbridge, duly authorized by the Enbridge Board, and SEP, duly authorized by the Conflicts Committee.

The Merger Agreement may also be terminated and the Merger abandoned by either the Enbridge Board or the GP LLC Board if:

•	the Merger has not been consummated by February 25, 2019 (the “Outside Date”); or

•	any applicable law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and nonappealable.

The Merger Agreement may be terminated and the Merger abandoned by Enbridge prior to the Effective Time if there has been a breach by SEP of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub to close would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after notice thereof is given by Enbridge to SEP or the Outside Date. The Merger Agreement may be terminated and the Merger abandoned by SEP prior to the Effective Time if there has been a breach by Enbridge, Enbridge (U.S.) Inc. or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of SEP and the General Partner to close would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after notice thereof is given by SEP to Enbridge or the Outside Date.

For further discussion, please read the section titled “The Merger Agreement—Termination” beginning on page 89.

No Dissenters’ or Appraisal Rights (page 71)

Holders of SEP common units do not have appraisal rights under applicable law or contractual appraisal rights under the SEP Partnership Agreement or the Merger Agreement.

Regulatory Approvals (page 68)

In connection with the Merger, Enbridge intends to make all required filings under the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), as well as any required filings or applications with the NYSE and the TSX. Enbridge and SEP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and therefore no filings with respect to the Merger are required with the United States Federal Trade Commission (“FTC”) or the United States Department of Justice Antitrust Division (the “DOJ”).

Litigation Matters (page 69)

Paul Morris v. Spectra Energy Partners (DE) GP, LP, Spectra Energy Corp, Defendants, and Spectra Energy Partners, LP, Nominal Defendant

A putative class action lawsuit asserting direct and derivative claims was filed in the Delaware Court of Chancery in March of 2016 by Paul Morris (the “Plaintiff”), a SEP unitholder (the “Morris Litigation”). The claims in the Morris Litigation relate to a transaction in October 2015 whereby 33% ownership interests in the Sand Hills and Southern Hills pipelines were sold by SEP to Spectra Energy and, subsequent to that transaction, Spectra Energy contributed those ownership interests to DCP Midstream, LLC, a joint venture in which Spectra Energy owns a 50% ownership interest. On June 27, 2017, the Delaware Court of Chancery issued a Memorandum Opinion dismissing the derivative claims of tortious interference against Spectra Energy and the breach of the implied duty of good faith and fair dealing against the General Partner, leaving only the derivative claim for breach of the SEP Partnership Agreement against the General Partner pending. As of September 18, 2018, all proceedings in the Morris Litigation have been stayed at the Plaintiff’s request pending either the closing of the Merger or the termination of the Merger Agreement. If the Merger closes and Enbridge acquires all of the outstanding SEP common units (other than the Excluded Units), Plaintiff will lose standing to continue his derivative claims on behalf of SEP and Enbridge will become the owner of such derivative claims.

Security Ownership of Certain Beneficial Owners of SEP (page 124)

Enbridge holds a controlling ownership interest in SEP. Enbridge controls SEP through Enbridge’s 100% ownership of Spectra Energy. As of November 5, 2018, Enbridge beneficially owned 402,989,862 SEP common units, representing approximately 83.1% of the outstanding SEP common units, and 100% of the non-economic general partner interest in SEP, held by GP LLC. As of November 5, 2018, the directors and executive officers of GP LLC held and were entitled to vote SEP common units representing less than 1.0% of the outstanding SEP common units. For a description of security ownership of directors and executive officers of GP LLC and further discussion, please read the section titled “Security Ownership of Certain Beneficial Owners of SEP—Security Ownership of the Management and Directors of GP LLC” beginning on page 125.

Interests of Directors and Executive Officers of GP LLC in the Merger (page 69)

SEP does not have any employees and relies on GP LLC to manage the conduct of SEP’s business. None of the individuals who has served as a director or executive officer at GP LLC or Enbridge since the beginning of 2017 has any agreements or understandings with Enbridge, GP LLC, SEP or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger.

GP LLC’s directors and executive officers may have other interests in the Merger that may differ from, or are in addition to, the interests of SEP unitholders generally. These interests include the following:

•	four of the seven directors of GP LLC hold positions at Enbridge or its subsidiaries (other than GP LLC);

•

six directors, including three non-management directors, of GP LLC own Enbridge common shares. Those directors, individually and in the aggregate, own shares representing less than 1.0% of the total Enbridge common shares outstanding as of November 5, 2018;

•	all of the executive officers of GP LLC hold positions at Enbridge or its subsidiaries (other than GP LLC);

•

seven individuals who serve as executive officers of GP LLC own Enbridge common shares, which, individually and in the aggregate, represent less than 1.0% of the Enbridge common shares outstanding as of November 5, 2018; and

•

all of the directors and executive officers of GP LLC have the right to indemnification under the SEP Partnership Agreement and the Merger Agreement. In addition, all of the directors and officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of GP LLC in the Merger” beginning on page 69.

Material U.S. Federal Income Tax Consequences of the Merger (page 94)

The receipt of Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for the SEP common units pursuant to the Merger Agreement should be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94).

In such case, a U.S. holder who receives Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for SEP common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•

the sum of (i) the fair market value of Enbridge common shares received, (ii) the amount of any cash received, and (iii) such U.S. holder’s share of SEP’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the SEP common units exchanged therefor (which includes such U.S. holder’s share of SEP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SEP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of SEP’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to an SEP unitholder will depend on such common unitholder’s own personal tax situation. Accordingly, each SEP unitholder is strongly urged to consult its tax advisor for a full understanding of the particular tax consequences of the Merger to such common unitholder.

For additional information, read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94.

Material Canadian Federal Income Tax Consequences of the Merger (page 91)

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of SEP common units pursuant to the Merger unless the SEP common units are “taxable Canadian property”, and are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 91.

Listing of Enbridge Common Shares (page 71)

The completion of the Merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of the SEP Common Units (page 71)

Enbridge expects that, as promptly as practicable after the Effective Time, the SEP common units currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Comparison of Rights of Enbridge Shareholders and SEP Unitholders (page 100)

The differences between the rights of Enbridge shareholders and SEP unitholders result from differences between the organizational documents, governing law and type of organizational structure of Enbridge and SEP. Enbridge is a Canadian corporation. As a result, SEP unitholders who receive Enbridge common shares in the Merger will be principally governed by the Canada Corporations Act. SEP is a Delaware limited partnership. Ownership interests in a Delaware limited partnership are fundamentally different from ownership interests in a Canadian corporation. The rights of Enbridge shareholders are governed by the Enbridge Articles of Continuance and Certificates and Articles of Amendment, which is referred to as “Enbridge’s articles”, Enbridge General By-Law No. 1, as amended, and Enbridge By-Law No. 2, which we refer to collectively as “Enbridge’s by-laws”, and the Canada Corporations Act. The rights of SEP unitholders are governed by the SEP Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). The key differences are described in the section titled “Comparison of Rights of Enbridge Shareholders and SEP Unitholders” beginning on page 100.

The Other Merger Transactions (page 38)

On September 18, 2018, Enbridge, EEP and EEQ announced that they entered into separate agreements on September 17, 2018 under which Enbridge will acquire all of the outstanding public Class A common units of EEP and all of the outstanding public listed shares of EEQ, respectively, subject to the approval of the holders of the Class A common units of EEP and the listed shares of EEQ, respectively. Under the terms of the EEP merger agreement, EEP public unitholders will receive 0.3350 of an Enbridge common share for each Class A common unit of EEP. Under the terms of the EEQ merger agreement, EEQ public shareholders will receive 0.3350 of an Enbridge common share for each listed Share of EEQ, which is at parity with the exchange ratio in the EEP merger.

Also on September 18, 2018, Enbridge and ENF announced that they entered into the arrangement agreement on September 17, 2018 (as amended, the “arrangement agreement”). On November 8, 2018, Enbridge and ENF completed the previously announced ENF plan of arrangement pursuant to Section 193 of the Business

Corporations Act (Alberta) under which Enbridge acquired all of the issued and outstanding public common shares of ENF. Pursuant to the ENF plan of arrangement, each ENF common share was exchanged for 0.7350 of an Enbridge common share and cash of C$0.45 per ENF common share.

Risk Factors (page 28)

The Merger and an investment in Enbridge common shares involve risks, some of which are related to the Merger. In considering the Merger, you should carefully consider the information about these risks set forth under the section titled “Risk Factors” beginning on page 28, together with the other information included in, or incorporated by reference into, this consent solicitation/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENBRIDGE

The following table sets forth the selected historical consolidated financial data of Enbridge as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were derived from Enbridge’s audited consolidated financial statements included in its annual reports on Form 10-K. The selected historical consolidated financial data as of September 30, 2018 and 2017 and for the nine months ended September 30, 2018 and 2017 were derived from the unaudited consolidated interim financial statements of Enbridge included in its quarterly reports on Form 10-Q.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Enbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section titled “Where You Can Find More Information” beginning on page 131.

	For the nine months ended September 30,		For the fiscal years ended December 31,
	2018(1)	2017(1)	2017(1)	2016(1)	2015(1)	2014	2013
(millions of Canadian dollars, except per share amounts)	(Unaudited)
Consolidated Statements of Earnings:
Operating Revenues	$34,816	$31,489	$44,378	$34,560	$33,794	$37,641	$32,918
Operating Income	3,303	4,532	1,571	2,581	1,862	3,200	1,365
Earnings/(loss) from continuing operations	2,050	3,201	3,266	2,309	(159)	1,562	490
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(352)	(633)	(407)	(240)	410	(203)	135
Earnings attributable to controlling interests	1,698	2,568	2,859	2,069	251	1,405	629
Earnings/(loss) attributable to common shareholders	1,426	2,322	2,529	1,776	(37)	1,154	446

Common Share Data:
Earnings/(loss) per common share
Basic	$0.84	$1.57	$1.66	$1.95	$(0.04)	$1.39	$0.55
Diluted	0.84	1.56	1.65	1.93	(0.04)	1.37	0.55
Dividends paid per common share	2.013	1.803	2.41	2.12	1.86	1.40	1.26

	As at September 30,		As at December 31,
	2018(1)	2017(1)	2017(1)	2016(1)	2015(1)	2014	2013
(millions of Canadian dollars)	(Unaudited)
Consolidated Statements of Financial Position:
Total Assets(2)	$163,223	$163,441	$162,093	$85,209	$84,154	$72,280	$57,196
Long-term debt, less current portion	58,707	61,434	60,865	36,494	39,391	33,423	22,357

(1)	Enbridge’s Consolidated Statements of Earnings and Consolidated Statements of Financial Position data reflect the following acquisitions, dispositions and impairment

•	2018—Midcoast Operating, L.P. impairment, Canadian natural gas gathering and processing goodwill impairment, Line 10 impairment and other impairment

•

2017—The combination of Enbridge and Spectra Energy through a stock-for-stock merger transaction that closed on February 27, 2017, acquisition of public interest in Midcoast Energy Partners, L.P., the income tax benefit due to the enactment of the Tax Cuts and Jobs Act by the United States in December 2017 and other impairment

•	2016—Sandpiper Project impairment, gain on disposition of South Prairie Region assets, Tupper Plants acquisition and other impairment

•	2015—Goodwill impairment

(2)	Enbridge combined cash and cash equivalents and other amounts previously presented as bank indebtedness where the corresponding bank accounts are subject to pooling arrangements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SEP

The following table sets forth the selected historical consolidated financial data of SEP as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were derived from SEP’s audited consolidated financial statements included in its annual reports on Form 10-K. The selected historical consolidated financial data as of September 30, 2018 and 2017 and for the nine months ended September 30, 2018 and 2017 were derived from the unaudited consolidated interim financial statements of SEP included in its quarterly reports on Form 10-Q.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in SEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section titled “Where You Can Find More Information” beginning on page 131.

	For the nine months ended September 30,		For the fiscal years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(in millions of United States dollars, except per unit amounts)	(Unaudited)
Statement of Income Data:
Operating Revenues	$2,242	$2,088	$1,950	$2,533	$2,455	$2,269	$1,965
Operating Income	1,195	1,049	563	1,228	1,273	1,136	973
Net income attributable to noncontrolling interests	32	87	94	78	40	23	16
Net income attributable to controlling interests(1)	1,154	1,105	609	1,161	1,225	1,004	1,070

Unit Data:
Net income per limited partner unit-basic and diluted(2)	$2.44	$2.65	$0.77	$2.84	$3.30	$2.84	$4.25
Distributions paid per limited partner unit	2.25375	2.10375	2.83	2.63	2.43	2.245	2.02125

(1)	Includes a US$354 million benefit related to the elimination of accumulated deferred income tax liabilities in 2013.
(2)	Earnings related to the U.S. Assets Dropdown for periods prior to November 1, 2013 were allocated entirely to the general partner in calculating net income per limited partner unit.

	As at September 30,		As at December 31,
	2018	2017	2017	2016	2015	2014	2013
(in millions of United States dollars)	(Unaudited)
Balance Sheet Data:
Total assets	$22,411	$21,719	$22,056	$21,606	$18,851	$17,778	$16,776
Total long-term debt	8,157	5,714	7,963	6,223	5,845	5,134	5,160

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial information is derived from the unaudited pro forma consolidated statements of Enbridge. The pro forma adjustments have been prepared as if the Merger and the Other Merger Transactions occurred on September 30, 2018, in the case of the unaudited pro forma condensed consolidated statements of financial position, and on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018 and the year ended December 31, 2017. In addition, the pro forma adjustments have been prepared as if the Midcoast Transactions occurred on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018 and the year ended December 31, 2017. The following selected unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had such transactions taken place on January 1, 2017, for consolidated statements of earnings purposes, and September 30, 2018, for consolidated statements of financial position purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors” beginning on page 28 of this consent solicitation/prospectus. The following selected unaudited pro forma consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements section and related notes beginning on page F-1 of this consent solicitation/prospectus.

	For the nine months ended September 30, 2018	For the year ended December 31, 2017
(millions of Canadian dollars, except per share amounts)	(Unaudited)
Consolidated Statements of Earnings:
Operating Revenues	$33,120	$41,209
Operating Income	4,199	6,285
Earnings/(loss) from continuing operations	2,638	6,808
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	21	(39)
Earnings attributable to controlling interests	2,659	6,769
Earnings/(loss) attributable to common shareholders	2,387	6,439

Common Share Data:
Earnings / (loss) per common share
Basic	$1.20	$3.54
Diluted	1.20	3.52

As at September 30, 2018
(millions of Canadian dollars)	(Unaudited)
Pro Forma Condensed Consolidated Statements of Financial Position:
Total Assets	$163,123
Long-term debt, including capital leases, less current portion	58,707

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE AND PER UNIT FINANCIAL INFORMATION

Presented below are Enbridge’s and SEP’s historical and pro forma per share/unit data for the year ended December 31, 2017 and nine months ended September 30, 2018. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Enbridge and SEP filed by each with the SEC, and incorporated by reference in this consent solicitation/prospectus, and with the unaudited pro forma condensed consolidated financial statements included in the Unaudited Pro Forma Condensed Consolidated Financial Statements section beginning on page F-1.

The pro forma consolidated and pro forma consolidated equivalent per share information gives effect to the Merger, the Midcoast Transaction (except in the case of the book value per share/unit information, which does not reflect any adjustments for the Midcoast Transaction, as it was completed on August 1, 2018) and the Other Merger Transactions as if such transactions had been completed as of the applicable date. Such pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger, the Midcoast Transaction or Other Merger Transactions had been completed as of the beginning of the periods presented or the financial position that would have occurred if the Merger or Other Merger Transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. The pro forma information, although helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the Merger or other transactions and, accordingly, does not attempt to predict or suggest future results.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Enbridge Historical Data: (C$)
Basic earnings per common share	$0.84		$1.66
Diluted earnings per common share	$0.84		$1.65
Dividends declared per common share for the period	$2.013		$2.41
Book value per share(1)	$35.26		$34.30

SEP Historical Data: (US$)
Basic earnings per SEP common unit	$2.44		$0.77
Diluted earnings per SEP common unit	$2.44		$0.77
Distributions declared per SEP common unit for the period	$2.25375		$2.83
Book value per SEP common unit(1)	$24.01		$36.93

Pro Forma Consolidated Data—Enbridge: (C$)
Basic earnings per common share(2)	$1.20		$3.54
Diluted earnings per common share(2)	$1.20		$3.52
Dividends declared per common share for the period(3)	$2.013		$2.41
Book value per common share at period end(1), (4)	$34.68	$	n/a

Equivalent Pro Forma Consolidated—SEP(5): (US$)
Basic earnings per SEP common unit	$1.33		$3.93
Diluted earnings per SEP common unit	$1.33		$3.91
Cash distributions paid for the period per SEP common unit	$2.24		$2.68
Book value per SEP common unit at period end	$38.53	$	n/a

(1)

Historical book value per Enbridge common share or SEP common unit represents total equity before noncontrolling interests and redeemable noncontrolling interests at period end divided by the number of Enbridge common shares or SEP common units, as applicable, outstanding as of period end.

(2)

Amounts are included under “Pro Forma Results” in the unaudited pro forma condensed consolidated statement of earnings included in the Unaudited Pro Forma Condensed Consolidated Pro Forma Financial Statements section on p. F-1.

(3)

For the purpose of the pro forma financial information, it was assumed that all Enbridge common shares issued in connection with the Merger and the Other Merger Transactions will receive the same dividend rate as existing Enbridge common shares. The actual dividend declared per share may differ from the pro forma information for the periods to which such transactions are given effect.

(4)	The pro forma consolidated—Enbridge, book value per share was calculated as follows (in Canadian dollars in millions, except per share amounts):

As of September 30, 2018
Pro forma total Enbridge Inc. shareholders’ equity	$70,056
Divided by: Pro forma consolidated number of shares outstanding as of date of record	2,020
Book value per share (pro forma)	$34.68

(5)	Determined by multiplying the pro forma consolidated data—Enbridge disclosed above by the Exchange Ratio of 1.111 Enbridge common shares for each SEP common unit.

COMPARATIVE SHARE AND UNIT PRICES; DIVIDENDS AND DISTRIBUTIONS

Enbridge common shares are currently listed on the TSX and the NYSE under the symbol “ENB” and the SEP common units are currently listed on the NYSE under the symbol “SEP”. The table below sets forth, for the periods indicated, the per share high and low sales prices for Enbridge common shares as reported on the TSX and the NYSE and for the SEP common units as reported on the NYSE. Numbers have been rounded to the nearest whole cent.

	Enbridge Common Shares		Enbridge Common Shares		SEP Common Units
	TSX		NYSE		NYSE
	High	Low	High	Low	High	Low
	(in C$)		(in US$)		(in US$)
Annual information for the past five calendar years
2017	58.28	43.91	44.52	34.39	47.49	38.42
2016	59.19	40.03	45.77	27.43	50.48	39.53
2015	66.14	40.17	54.43	29.19	58.56	36.21
2014	65.13	45.45	57.19	41.08	60.07	41.53
2013	49.17	41.47	47.87	39.70	47.73	31.59
Quarterly information for the past two years and subsequent quarters
2018
Fourth Quarter (through November 1, 2018)	44.02	39.40	34.00	29.98	37.62	33.34
Third Quarter	47.54	41.66	36.57	32.15	39.62	34.01
Second Quarter	47.50	37.36	36.11	29.00	36.32	29.89
First Quarter	51.04	38.08	41.21	29.54	44.39	32.12
2017
Fourth Quarter	52.59	43.91	42.10	34.39	45.70	38.42
Third Quarter	53.00	48.98	42.31	39.01	46.47	42.51
Second Quarter	57.75	49.61	42.92	37.37	45.50	40.75
First Quarter	58.28	53.87	44.52	40.25	47.49	41.56
2016
Fourth Quarter	59.18	53.91	45.09	39.70	46.46	40.19
Third Quarter	59.19	50.76	45.77	38.58	49.45	42.58
Second Quarter	55.05	48.73	43.39	37.02	50.43	44.22
First Quarter	51.31	40.03	39.40	27.43	50.48	39.53

The above table shows only historical data. You should obtain current market quotations for Enbridge common shares and SEP common units, as the market prices of such securities will fluctuate between the date of this consent solicitation/prospectus and the date on which the Merger is completed, at times in between and thereafter. You can obtain these quotations from publicly available sources.

Comparison of the Market Prices of Enbridge Common Shares and SEP Common Units and Implied Value of the Merger Consideration Payable for Each SEP Common Unit

The following table presents the closing price per share of Enbridge common shares on the TSX and the NYSE and of the SEP common units on the NYSE, in each case on (a) August 23, 2018, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) November 8, 2018 the last practicable trading day prior to the filing of this consent solicitation/prospectus with the SEC. This table also shows the estimated implied value of the Merger Consideration payable for each SEP common unit, which was calculated by multiplying the closing price of Enbridge common shares on the NYSE on those dates by the Exchange Ratio of 1.111.

	Enbridge common shares	Enbridge common shares	SEP common units	Implied value per SEP common unit
Date	TSX	NYSE	NYSE	NYSE
	(C$)	(US$)	(US$)	(US$)
August 23, 2018	$47.12	$36.00	$37.85	$40.00
November 8, 2018	$43.32	$32.90	$36.59	$10.76

The market prices of Enbridge common shares and SEP common units have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to, and in the case of Enbridge common shares, after, completion of the Merger. No assurance can be given concerning the market prices of Enbridge common shares or SEP common units before completion of the Merger or of Enbridge common shares after completion of the Merger. The Exchange Ratio is fixed in the Merger Agreement, but the market price of Enbridge common shares (and therefore the value of the Merger Consideration) when received by SEP unitholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to SEP unitholders in determining whether to vote to approve the Merger Agreement and the Merger. SEP unitholders are encouraged to obtain current market quotations for Enbridge common shares and SEP common units and to review carefully the other information contained in this consent solicitation/prospectus or incorporated by reference herein. For more information, see the section titled “Where You Can Find More Information” beginning on page 131.

The table below sets forth the dividends declared per Enbridge common share and the distributions declared per SEP common unit for the periods indicated.

	Enbridge	SEP
	(C$)	(US$)
Nine Months Ended September 30, 2018	2.013	2.25375
Year Ended December 31,
2017	2.413	2.83
Fourth Quarter	0.610	0.72625
Third Quarter	0.610	0.71375
Second Quarter	0.610	0.70125
First Quarter	0.583	0.68875
2016	2.120	2.63
Fourth Quarter	0.530	0.67625
Third Quarter	0.530	0.66375
Second Quarter	0.530	0.65125
First Quarter	0.530	0.63875
2015	1.860	2.43
Fourth Quarter	0.465	0.62625
Third Quarter	0.465	0.61375
Second Quarter	0.465	0.60125
First Quarter	0.465	0.58875
2014	1.400	2.245
Fourth Quarter	0.350	0.57625
Third Quarter	0.350	0.56625
Second Quarter	0.350	0.55625
First Quarter	0.350	0.54625

	Enbridge	SEP
	(C$)	(US$)
2013	1.260	2.02125
Fourth Quarter	0.3150	0.51625
Third Quarter	0.3150	0.50875
Second Quarter	0.3150	0.50125
First Quarter	0.3150	0.495

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this consent solicitation/prospectus forms a part, and the documents to which Enbridge and SEP refer you in this registration statement, of which this consent solicitation/prospectus forms a part, as well as oral statements made or to be made by Enbridge and SEP, contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included in, or incorporated by reference into, this consent solicitation/prospectus include, but are not limited to, statements with respect to the following: the Merger; the Midcoast Transaction; each of the Other Merger Transactions; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution, Green Power and Transmission, and Energy Services businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction (including potentially competitive projects); expected capital expenditures; expected equity funding requirements for Enbridge’s commercially secured growth capital; expected future growth and expansion opportunities; expectations about Enbridge’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions, including the Merger and the Other Merger Transactions; estimated future dividends; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the stock-for-stock merger transaction on February 27, 2017 between Enbridge and Spectra Energy, including Enbridge’s combined scale, financial flexibility, growth capital, future business prospects and performance; impact of the Canadian L3R Program on existing integrity programs; the sponsored vehicle strategy; dividend payout policy; dividend growth and dividend payout expectation; expectations on impact of hedging program; and expectations resulting from the successful execution of Enbridge’s 2018-2020 Strategic Plan.

Although the management of Enbridge and SEP believe that these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and may not prove to be accurate, and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, future trends, levels of activity and achievements to differ materially from those matters expressed or implied by such statements. When considering forward-looking statements, readers and investors should keep in mind the risk factors and other cautionary statements described in the section titled “Risk Factors” beginning on page 28. Among the assumptions, risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the ability to complete the Merger, including as a result of the failure to satisfy a condition to completion of the Merger as specified in the Merger Agreement;

•	negative effects from the pendency of the Merger;

•	any delays or issues in negotiating the relevant documentation in relation to, and any failure to complete, any or all of the Other Merger Transactions;

•	the timing to consummate the Merger;

•	the focus of management time and attention on the Merger or the Other Merger Transactions and other disruptions arising from the Merger or the Other Merger Transactions;

•	the risk that the Merger may not be accretive, and may be dilutive, to Enbridge’s earnings per share, which may negatively affect the market price of Enbridge common shares;

•	the possibility that Enbridge and SEP will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by Enbridge or SEP;

•	the risk that any announcements relating to the Merger could have adverse effects on the market price of Enbridge common shares or SEP common units;

•	the failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory or other approvals;

•

that SEP and Enbridge may be required to modify the terms and conditions of the Merger Agreement to achieve regulatory or unitholder approval, or that the anticipated benefits of the Merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where SEP and Enbridge do business;

•	debt and equity market conditions, including the ability to access capital markets on favorable terms or at all, and the cost of debt and equity capital;

•	potential changes in the Enbridge share price which may negatively impact the value of consideration offered to SEP unitholders;

•	the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy;

•	prices of crude oil, natural gas, NGL and renewable energy;

•	competitive changes in Enbridge’s industry (including competition from the same and alternative energy sources);

•	exchange rates, including the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar;

•	inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals;

•	maintenance of support and regulatory approvals for Enbridge’s projects;

•	anticipated in-service dates for Enbridge’s projects and those of its competitors;

•	weather and natural disasters;

•	the timing and closing of the Other Merger Transactions and Enbridge’s announced dispositions;

•	the realization of anticipated benefits and synergies of the Merger, the merger transaction completed in February 2017 with Spectra Energy or the Other Merger Transactions;

•	the effects of existing and future governmental legislation;

•	the effects of future litigation;

•	acquisitions and the timing thereof and the success of integration plans and business plans;

•	impact of the dividend policy on Enbridge’s future cash flows;

•	credit ratings;

•	capital project funding;

•	expected EBITDA;

•	expected earnings/(loss);

•	expected earnings/(loss) per share; and

•	expected future cash flows and estimated future dividends.

Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for services of Enbridge or SEP. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which Enbridge and SEP operate and may impact levels of demand for services of Enbridge or SEP and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger and the Other Merger Transactions on us, expected EBITDA, earnings/(loss), earnings/(loss) per share, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Forward-looking statements of Enbridge and SEP are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger, the merger transaction completed in February 2017 with Spectra Energy and the Other Merger Transactions, operating performance, regulatory parameters, dispositions, dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this consent solicitation/prospectus and in SEP’s other filings with United States securities regulators and Enbridge’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the future courses of action of Enbridge and SEP depend on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge and SEP each assume no obligation to publicly update or revise any forward-looking statements made in this consent solicitation/prospectus or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or SEP or persons acting on behalf of Enbridge or SEP, are expressly qualified in their entirety by these cautionary statements.

The aforementioned factors are difficult to predict and in many cases may be beyond Enbridge’s and SEP’s control. Consequently, these forward-looking statements may not prove to be accurate. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on results of operations, financial condition, cash flows or dividends/distributions of Enbridge or SEP. In view of these uncertainties, Enbridge and SEP caution that investors should not place undue reliance on any forward-looking statements. All of the forward-looking statements Enbridge and SEP make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading and the information detailed (a) in Enbridge’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and Enbridge’s Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, which are available at http://www.sec.gov, and (b) in SEP’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and SEP’s Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, which are available at http://www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by applicable law, Enbridge and SEP undertake no obligation to update or revise any forward-looking statement made in this consent solicitation/prospectus to reflect new information, events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or SEP or persons acting on their behalf, are expressly qualified in their entirety by these cautionary statements.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25, you should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this consent solicitation/prospectus, before making a decision on the Merger. As an Enbridge shareholder following completion of the Merger, you will be subject to all risks inherent in the business of Enbridge in addition to the risks relating to SEP. The market value of your Enbridge common shares will reflect the performance of the business relative to, among other things, that of the competitors of Enbridge and SEP and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should also consider the other information in this consent solicitation/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Enbridge’s and SEP’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See the section titled “Where You Can Find More Information” beginning on page 131.

Risks Relating to the Merger

The number of Enbridge common shares that holders of SEP common units will be entitled to receive in the Merger is based upon a fixed Exchange Ratio and will not be adjusted in the event of any change in either the price of Enbridge common shares or the price of SEP common units.

The Exchange Ratio of 1.111 Enbridge common shares per SEP common unit is fixed, meaning that it does not change and is not dependent upon the relative values of Enbridge common shares and SEP common units. There will be no adjustment to the Exchange Ratio for changes in the market price of Enbridge common shares or SEP common units prior to the completion of the Merger. If the Merger is completed, there will be a time lapse between the date of this consent solicitation/prospectus and the date on which holders of the SEP common units who are entitled to receive the Merger Consideration actually receive such Merger Consideration. The market value of Enbridge common shares may fluctuate during and after this period as a result of a variety of factors, including general market and economic conditions, changes in Enbridge’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of Enbridge and SEP. Consequently, at the time SEP unitholders must decide whether to approve the Merger Agreement, they will not know the actual market value of the Merger Consideration they will receive when the Merger is completed. The actual value of the Merger Consideration received by the holders of the SEP common units at the completion of the Merger will depend on the market value of the Enbridge common shares at that time. This market value may differ, possibly materially, from the market value of Enbridge common shares at the time the Merger Agreement was entered into or at any other time. For additional information about the SEP per unit Merger Consideration, see the section titled “The Merger Agreement—Merger Consideration” beginning on page 41.

The Merger Agreement may be terminated in accordance with its terms and there is no assurance when or if the Merger will be completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the requisite approval of the Merger Agreement by SEP unitholders, the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and SEP’s and Enbridge’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger.

In addition, if the Merger is not completed by February 25, 2019, either Enbridge or SEP may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time. In addition, Enbridge and SEP may elect to terminate the Merger Agreement in certain other circumstances. Please read the section titled “The Merger Agreement—Termination” beginning on page 89.

The opinion rendered to the Conflicts Committee by Jefferies on August 23, 2018 was based on Jefferies’ financial analyses and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Conflicts Committee has not requested, and does not expect to request, an updated opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The opinion rendered to the Conflicts Committee by Jefferies on August 23, 2018 was provided in connection with, and at the time of, the evaluation of the Merger and the Merger Agreement by the Conflicts Committee. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The Conflicts Committee has not requested an updated opinion as of the date of this consent solicitation/prospectus from Jefferies and does not expect to request an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Enbridge and SEP, general market and economic conditions and other factors that may be beyond the control of Enbridge and SEP, and on which the opinion was based, may have altered the value of Enbridge or SEP or the prices of Enbridge common shares or SEP common units since the date of such opinion, or may alter such values and prices by the time the Merger is completed. In this regard, Jefferies’ opinion did not take into account or give effect to the completion of the Merger or any of the Other Merger Transactions, as to which definitive agreements were announced by Enbridge subsequent to the date of Jefferies’ opinion. Jefferies’ opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Jefferies rendered to the Conflicts Committee, please read the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the Conflicts Committee” beginning on page 58.

Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of Enbridge common shares or the SEP common units or the future business and financial results of Enbridge and SEP.

The completion of the Merger is subject to certain customary closing conditions, including (i) the registration statement having become effective under the Securities Act, (ii) the receipt of approval of the Merger Agreement by written consent of holders of SEP common units constituting a majority of the outstanding SEP common units entitled to deliver such consent, (iii) the Enbridge common shares issuable in connection with the Merger having been approved for listing on the NYSE, subject to official notice of issuance, and (iv) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers).

There is no certainty that the various closing conditions will be satisfied and that the necessary approvals will be obtained. If these or other conditions are not satisfied or if there is a delay in the satisfaction of such conditions, then Enbridge and SEP may not be able to complete the Merger timely or at all, and such failure or delay may have other adverse consequences. If the Merger is not completed or is delayed, Enbridge and SEP will be subject to a number of risks, including:

•

Enbridge and SEP may experience negative reactions from the financial markets, including negative impacts on the market price of Enbridge common shares and SEP common units, particularly to the extent that their current market price reflects a market assumption that the Merger will be completed;

•	Enbridge and SEP will not realize the expected benefits of the combined company; and

•	some costs relating to the Merger, such as investment banking, legal and accounting fees, and financial printing and other related charges, must be paid even if the Merger is not completed.

Enbridge also expects to acquire all of the outstanding equity securities of each of EEP, EEQ and ENF in the Other Merger Transactions, and Enbridge’s efforts to complete those transactions may result in delays in completing the Merger with SEP or make it more difficult or time consuming than expected.

On September 18, 2018, Enbridge announced that it had separately entered into definitive agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of EEP, EEQ and ENF. EEP and EEQ will each hold a special meeting of its unitholders or shareholders, as the case may be, to obtain their approval of the applicable merger agreement. On November 8, 2018, Enbridge and ENF completed the previously announced ENF plan of arrangement pursuant to Section 193 of the Business Corporations Act (Alberta). Completion of the EEQ merger is contingent on the completion of the EEP merger, while none of the Merger or the EEP merger is conditioned on the completion of any of such other transactions. Enbridge cannot predict whether the Other Merger Transactions (other than the ENF plan of arrangement) will be approved by the requisite votes of security holders of the respective sponsored vehicles, whether all of the other conditions precedent to such transactions will be satisfied or, if so, the timing of the completion of such transactions. Enbridge’s efforts to complete those transactions may result in delays in completing the Merger with SEP or make it more difficult or time consuming than expected.

The assumptions and estimates underlying the financial projections are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Enbridge and SEP. As a result, the financial projections for Enbridge and SEP may not be realized.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the Exchange Ratio to SEP and the Unaffiliated SEP Unitholders, Jefferies, the financial advisor to the Conflicts Committee, reviewed and relied on, among other things, financial forecasts for Enbridge and SEP prepared by management. These financial projections speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, within projected time frames or at all. The financial projections on which the Conflicts Committee’s financial advisor based its opinion may not be realized.

The unaudited pro forma condensed consolidated financial information and unaudited forecasted financial information included in this consent solicitation/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Merger. Future results of Enbridge and SEP may differ, possibly materially, from the unaudited pro forma condensed consolidated financial information and unaudited forecasted financial information presented in this consent solicitation/prospectus.

The unaudited pro forma condensed consolidated financial statements and unaudited forecasted financial information contained in this consent solicitation/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Enbridge or SEP prior to the Merger or following the Merger, the Midcoast Transaction and/or the Other Merger Transactions for several reasons. See the Unaudited Pro Forma Condensed Consolidated Financial Statements section beginning on page F-1. In addition, the Merger and post-Merger integration process, as well as the Other Merger Transactions, may give rise to unexpected liabilities and costs.

Unexpected delays in completing the Merger, or in completing the Other Merger Transactions, may significantly increase the related costs and expenses incurred by Enbridge. The actual financial positions and results of operations of Enbridge and SEP prior to the Merger and following the Merger, the Midcoast Transaction and the Other Merger Transactions may be different, possibly materially, from the unaudited pro forma condensed consolidated financial statements or forecasted financial information included in this consent solicitation/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated financial statements and forecasted financial information included in this consent solicitation/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Enbridge common shares may cause a significant change in the purchase price used for Enbridge’s accounting purposes and the unaudited pro forma financial statements contained in this consent solicitation/prospectus.

Enbridge, GP LLC and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The nature of the respective businesses of Enbridge and SEP and their respective affiliates may give rise to conflicts of interest between Enbridge and GP LLC, which manages the affairs and business of SEP. The interests of Enbridge, GP LLC, and their directors and officers may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of Enbridge common shares offered as the Merger Consideration, particularly where four of the seven directors on the GP LLC Board hold positions at Enbridge or its subsidiaries (other than GP LLC).

Furthermore, the SEP Partnership Agreement contains provisions that limit the General Partner and GP LLC’s fiduciary duties to SEP or any SEP unitholders, and the resolution or course of action in respect of any actual or potential conflict of interest will not constitute a breach of the SEP Partnership Agreement, or any agreement contemplated thereby, if such resolution or course of action is approved by a majority of the members of the Conflicts Committee acting in good faith.

In considering the recommendation of the GP LLC Board to approve the Merger proposal, you should consider that the directors and executive officers of Enbridge and GP LLC may have other interests that differ from, or are in addition to, the interests of SEP unitholders generally. These interests include the following:

•	four of the seven directors of GP LLC also hold positions at Enbridge or its subsidiaries (other than GP LLC);

•

six directors, including three non-management directors, of GP LLC own Enbridge common shares. Those directors, individually and in the aggregate, own shares representing less than 1.0% of the total Enbridge common shares outstanding as of November 5, 2018;

•	all of the executive officers of GP LLC hold positions at Enbridge or its subsidiaries (other than GP LLC);

•

seven individuals who serve as executive officers of GP LLC own Enbridge common shares, which, individually and in the aggregate, represent less than 1.0% of the Enbridge common shares outstanding as of November 5, 2018; and

•

all of the directors and executive officers of GP LLC have the right to indemnification under the SEP Partnership Agreement and the Merger Agreement. In addition, all of the directors and officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

In addition, certain executive officers of Enbridge are also directors and executive officers of GP LLC. The following executive officers of Enbridge hold positions at GP LLC:

Director	GP LLC	Enbridge
John K. Whelen	Director	Executive Vice President & Chief Financial Officer
William T. Yardley	President and Chairman of the Board of Directors	Executive Vice President & President, Gas Transmission & Midstream
Vern D. Yu	Director and Chief Development Officer	Executive Vice President & Chief Development Officer

These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of GP LLC in the Merger” beginning on page 69.

Because Enbridge beneficially owns approximately 83.1% of the outstanding SEP common units and Enbridge and Enbridge (U.S.) Inc. have agreed to deliver, or cause to be delivered, the Enbridge Written Consent approving the Merger, approval of the Merger is assured regardless of whether any Unaffiliated SEP Unitholders consent to the Merger.

Regardless of whether any Unaffiliated SEP Unitholders consent to the Merger, the Merger receiving approval is assured because Enbridge and Enbridge (U.S.) Inc., which together own approximately 83.1% of the outstanding SEP common units as of November 5, 2018, have agreed to approve the Merger on behalf of all the SEP common units beneficially owned by Enbridge and Enbridge (U.S.) Inc.

SEP does not have the ability to enter into certain alternatives to the Merger that are not approved by Enbridge.

As of November 5, 2018, Enbridge indirectly owns approximately 83.1% of the outstanding SEP common units. Accordingly, certain alternative transactions to the Merger entered into by SEP would need to be approved by Enbridge. Because Enbridge controls the voting of approximately 83.1% of SEP common units, Enbridge can effectively block SEP from entering into alternative transactions to the Merger that require the approval of SEP unitholders that Enbridge does not support, which could discourage third parties that may have an interest in acquiring all or a significant part of SEP from considering or proposing that transaction.

Enbridge and SEP will be subject to certain operating restrictions until the completion of the Merger.

The Merger Agreement generally restricts SEP, without Enbridge’s consent, or Enbridge, without SEP’s consent, from taking specified actions until the Merger occurs or the Merger Agreement terminates. These restrictions may prevent SEP or Enbridge from taking actions that each respectively might otherwise consider beneficial. Please read the section titled “The Merger Agreement—Interim Operations” beginning on page 82.

Risks Relating to the Enbridge Common Shares

The market price of Enbridge common shares will continue to fluctuate after the Merger.

Upon completion of the Merger, Unaffiliated SEP Unitholders will become holders of Enbridge common shares. The market price of Enbridge common shares may fluctuate significantly following completion of the Merger and Unaffiliated SEP Unitholders could lose some or all of the value of their investment in Enbridge common shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Enbridge common shares, regardless of Enbridge’s actual operating performance.

The market price of Enbridge common shares may be affected by factors different from those that historically have affected SEP common units.

Upon completion of the Merger, Unaffiliated SEP Unitholders will become holders of Enbridge common shares. The businesses of Enbridge differ from those of SEP in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Enbridge after the Merger, as well as the market price of Enbridge common shares, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of SEP, and, in turn, the market price of the SEP common units. For a discussion of the businesses of Enbridge and SEP and of some important factors to consider in connection with those businesses, see the section titled “Information About the Companies” beginning on page 37, and the documents incorporated by reference in the section titled “Where You Can Find More Information” beginning on page 131, including, in particular, in the sections titled “Risk Factors” in each of Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017 and SEP’s Annual Report on Form 10-K for the year ended December 31, 2017, in each case, as modified by subsequent reports filed by Enbridge and SEP.

Holders of Enbridge common shares, which will be received by eligible holders of the SEP common units as a result of the Merger, will have rights different from the current holders of SEP common units.

Upon completion of the Merger, Unaffiliated SEP Unitholders will no longer be unitholders of SEP, and Unaffiliated SEP Unitholders will become Enbridge shareholders. There are certain differences between the current rights of Unaffiliated SEP Unitholders and the rights to which such unitholders will be entitled as Enbridge shareholders. Enbridge was formed under the federal laws of Canada and SEP was formed under the laws of the State of Delaware. See the section titled “Comparison of Rights of Enbridge Shareholders and SEP Unitholders” beginning on page 100 for a discussion of the different rights associated with Enbridge common shares.

Enbridge may not pay any cash dividends to Enbridge shareholders, and Enbridge’s ability to declare and pay cash dividends to Enbridge shareholders, if any, in the future will depend on various factors, many of which are beyond Enbridge’s control.

Unlike SEP, Enbridge is not required to declare dividends of its available cash to its equityholders. The Enbridge Board may not declare dividends in the future. Should the Enbridge Board declare dividends on the Enbridge common shares in the future, the dividend yield of the Enbridge common shares may only be a fraction of the historical or projected dividend yield of the SEP common units. Any payment of future dividends will be at the sole discretion of the Enbridge Board and will depend upon many factors, including the financial condition, earnings and capital requirements of its operating subsidiaries, covenants associated with certain debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by its board of directors. For more information regarding Enbridge’s financial condition, earnings and capital requirements, level of indebtedness or legal, regulatory or contractual restrictions, please read Enbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated by reference herein.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of dividend payments received by U.S. holders of Enbridge common shares.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. The U.S. dollar value of any cash payment for declared dividends to a U.S. holder of Enbridge common shares will be converted into U.S. dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada on the declared record date. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of any dividend payments received by U.S. holders of Enbridge common shares.

Enbridge is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

Enbridge is organized under the laws of Canada. A substantial portion of Enbridge’s assets are located outside the United States, and many of Enbridge’s directors and officers and some of the experts named in this consent solicitation/prospectus (including in documents that are incorporated by reference into this consent solicitation/prospectus) are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Enbridge and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Enbridge and such directors, officers or experts under the U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the U.S. federal securities laws.

There may be future dilution of the Enbridge common shares, including as a result of any Enbridge common shares issued in connection with the Other Merger Transactions, which could adversely affect the market price of Enbridge common shares.

If the Merger is successfully completed, Enbridge expects that it will issue to the Unaffiliated SEP Unitholders approximately 90,998,687 Enbridge common shares at the Effective Time in connection with the Merger, based on the number of Enbridge common shares and the estimated number of SEP common units that are outstanding as of November 5, 2018 (not including any Enbridge common shares that would be expected to be issued upon the successful completion of the Other Merger Transactions). If the Other Merger Transactions are all also successfully completed in accordance with their respective transaction agreements, based on the number of outstanding shares or units, as the case may be, of SEP, EEP, EEQ and ENF, as of November 5, 2018, and the exchange ratio in each applicable transaction agreement, Enbridge expects that it will issue approximately 296,284,573 Enbridge common shares in aggregate upon the completion of the proposed Merger and the Other Merger Transactions. The actual number of Enbridge common shares issued in the Merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding SEP common units held by Unaffiliated SEP Unitholders as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the Other Merger Transactions will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

In addition, the Merger Agreement does not restrict Enbridge’s ability to issue additional Enbridge common shares prior to (with consent of each conflicts committee and special committee pursuant to the respective merger agreements and arrangement agreement applicable to the proposed Merger and the Other Merger Transactions) or following the Effective Time or thereafter. In the future (assuming such consents have been secured), Enbridge may issue additional Enbridge common shares to raise cash for its projects, operations, acquisitions or other purposes. Enbridge may also (assuming such consents have been secured) acquire interests in other companies by using a combination of cash and Enbridge common shares or just Enbridge common shares. Enbridge has issued securities convertible into, or exchangeable for, or that represent the right to receive, Enbridge common shares and may (assuming such consents have been secured) do so again in the future. Any of these events may dilute the ownership interests of current Enbridge common shares, reduce Enbridge’s earnings per share and have an adverse effect on the price of Enbridge common shares. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Enbridge common shares. The increase in the number of Enbridge common shares may lead to sales of such Enbridge common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Enbridge common shares.

Sales of a substantial number of Enbridge common shares in the public market could adversely affect the market price of Enbridge common shares.

Sales of a substantial number of Enbridge common shares in the public market, or the perception that these sales may occur, could reduce the market price of Enbridge common shares.

Tax Risks Relating to the Merger and the Ownership of Enbridge Common Shares Received in the Merger

In addition to reading the following risk factors, SEP unitholders are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94 and “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 91 for a more complete discussion of the expected U.S. and Canadian federal income tax consequences of the Merger and owning and disposing of Enbridge common shares received in the Merger.

The Merger should be a taxable transaction for U.S. federal income tax purposes and, in such case, the resulting tax liability of an SEP unitholder, if any, will depend on such unitholder’s particular situation. The tax liability of an SEP unitholder as a result of the Merger could be more than expected.

SEP unitholders will receive Enbridge common shares and cash in lieu of fractional shares, if any, as the Merger Consideration. Although SEP unitholders will receive no cash consideration other than any cash received in lieu of fractional shares, if any, the Merger should be treated as a taxable sale by SEP unitholders for U.S. federal income tax purposes. In such case, as a result of the Merger, an SEP unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the SEP common units. The amount of gain or loss recognized by each SEP unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the Enbridge common shares and the amount of cash in lieu of fractional shares, if any, received by each unitholder in the Merger, the adjusted tax basis of the SEP common units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any Enbridge common shares received in the Merger will not be known until the Effective Time of the Merger, an SEP unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of an SEP common unitholder’s allocable share of SEP’s net taxable income decrease such SEP unitholder’s tax basis in its SEP common units, the amount, if any, of such prior excess distributions with respect to such SEP common units will, in effect, become taxable income to an SEP unitholder if the aggregate value of the consideration received in the Merger is greater than such SEP unitholder’s adjusted tax basis in its SEP common units, even if the aggregate value of the consideration received in the Merger is less than such SEP unitholder’s original cost basis in its SEP common units. Furthermore, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SEP.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94.

The U.S. federal income tax treatment of SEP unitholders with respect to owning and disposing of any Enbridge common shares received in the Merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their SEP common units and dividends paid with respect to Enbridge common shares, which generally will be subject to withholding tax.

SEP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each SEP unitholder is required to take into account such unitholder’s share of items of income, gain, loss, and deduction of SEP in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such SEP unitholder by SEP. A distribution of cash by SEP to an SEP unitholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the SEP unitholder’s adjusted tax basis in its SEP common units. In contrast, Enbridge is classified as a corporation for U.S. federal income tax purposes, and thus,

Enbridge and its subsidiaries (and not the Enbridge shareholders) are subject to taxation on their taxable income. A distribution of cash by Enbridge to a shareholder who is a U.S. holder will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Enbridge’s current or accumulated “earnings and profits”, as determined under U.S. federal income tax principles. A portion of the cash distributed to Enbridge shareholders by Enbridge after the Merger may exceed Enbridge’s current and accumulated earnings and profits. Cash distributions in excess of Enbridge’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such shareholder’s Enbridge common shares and, to the extent the cash distribution exceeds such shareholder’s adjusted tax basis, as gain from the sale or exchange of such Enbridge common shares. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends.

Dividends paid or credited or deemed to be paid or credited on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%.

Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94 and “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 91 for a more complete discussion of certain U.S. and Canadian federal income tax consequences of owning and disposing of Enbridge common shares.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

The U.S. Congress, the Canadian House of Commons, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Enbridge and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and other countries in which Enbridge and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the combined company.

Further, there can be no assurance that applicable Canadian income tax laws, regulations or tax treaties will not be changed or interpreted in a manner that is, or that applicable taxing authorities will not take administrative positions that are, adverse to Enbridge and its shareholders. Such taxation authorities may also disagree with how Enbridge calculates or has in the past calculated its income for tax purposes. Any such event could adversely affect Enbridge, its share price or the dividends or other payments to be paid to shareholders of Enbridge.

Risks Relating to Enbridge’s Business

You should read and consider risk factors specific to Enbridge’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that are incorporated by reference herein. See the section titled “Where You Can Find More Information” beginning on page 131 for the location of information incorporated by reference in this consent solicitation/prospectus.

Risks Relating to SEP’s Business

You should read and consider risk factors specific to SEP’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of SEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference herein. See the section titled “Where You Can Find More Information” beginning on page 131 for the location of information incorporated by reference in this consent solicitation/prospectus.

INFORMATION ABOUT THE COMPANIES

Enbridge Inc.

200, 425-1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Phone: 1-403-231-3900

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. Enbridge delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 62% of United States-bound Canadian crude oil exports. Enbridge also moves approximately 22% of all natural gas consumed in the United States, serving key supply basins and demand markets. Its regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 1,700 megawatts (MW) of net renewable power generation capacity in North America and Europe. Enbridge has ranked on the Global 100 Most Sustainable Corporations index for the past nine years. Enbridge was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Corporations Act on December 15, 1987. Enbridge indirectly holds all of the outstanding equity interests of Merger Sub, an indirect wholly owned subsidiary formed in Delaware for the sole purpose of completing the Merger.

Enbridge is a public company and the Enbridge common shares trade on both the TSX and the NYSE under the ticker symbol “ENB”. Enbridge’s principal executive offices are located at 200, 425-1st Street S.W., Calgary, Alberta T2P 3L8, Canada, and its telephone number is 1-403-231-3900.

Additional information about Enbridge can be found on its website at https://www.enbridge.com. The information contained in, or that can be accessed through, Enbridge’s website is not intended to be incorporated into this consent solicitation/prospectus. For additional information about Enbridge, see the section titled “Where You Can Find More Information” beginning on page 131.

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

SEP is a publicly-traded Delaware master limited partnership formed in 2007 that is engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, through interstate pipeline systems in the United States and Canada with approximately 16,000 miles of transmission and transportation pipelines, the storage of natural gas in underground facilities with aggregate working gas storage capacity of approximately 170 billion cubic feet (Bcf) and crude oil storage of approximately 5.6 million barrels.

SEP is managed by the General Partner, which is in turn managed by its general partner, GP LLC. GP LLC is indirectly wholly owned by Spectra Energy. Following its 2017 merger with a wholly owned subsidiary of Enbridge, Spectra Energy became a wholly owned subsidiary of Enbridge. As of November 5, 2018, Enbridge, through its ownership of Spectra Energy, owned 83.1% of the outstanding SEP common units.

SEP’s executive offices are located at 5400 Westheimer Court, Houston, Texas 77056 and its telephone number is (713) 627-5400.

Additional information about SEP can be found on its website at https://www.spectraenergypartners.com/. The information contained in, or that can be accessed through, SEP’s website is not intended to be incorporated into this consent solicitation/prospectus. For additional information about SEP, see the section titled “Where You Can Find More Information” beginning on page 131.

Merger Sub

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

Merger Sub, a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into SEP. As a result, SEP will survive the Merger as a wholly owned subsidiary of Enbridge. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

The Other Merger Transactions

On September 18, 2018, Enbridge, EEP and EEQ announced that they entered into separate agreements on September 17, 2018, under which Enbridge will acquire all of the outstanding public Class A common units of EEP and all of the outstanding public listed shares of EEQ, respectively, subject to the approval of the holders of the Class A common units of EEP and the listed shares of EEQ, respectively. Under the terms of the EEP merger agreement, EEP public unitholders will receive 0.3350 of an Enbridge common share for each Class A common unit of EEP. Under the terms of the EEQ merger agreement, EEQ public shareholders will receive 0.3350 of an Enbridge common share for each listed Share of EEQ, which is at parity with the exchange ratio in the EEP merger.

Also on September 18, 2018, Enbridge and ENF announced that they entered into the arrangement agreement. On November 8, 2018, Enbridge and ENF completed the previously announced ENF plan of arrangement pursuant to Section 193 of the Business Corporations Act (Alberta) under which Enbridge acquired all of the issued and outstanding public common shares of ENF. Pursuant to the ENF plan of arrangement, each ENF common share was exchanged for 0.7350 of an Enbridge common share and cash of C$0.45 per ENF common share.

For more information on the Other Merger Transactions, see the section titled “Where You Can Find More Information” beginning on page 131.

WRITTEN CONSENTS OF HOLDERS OF SEP COMMON UNITS

Record Date; SEP Unitholders Entitled to Consent and Consent Required

The Record Date is November 5, 2018. Only SEP unitholders of record at the close of business on the Record Date will be notified of and be entitled to execute and deliver a written consent with respect to the approval of the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by SEP requires the affirmative consent of holders of at least a majority of the outstanding SEP common units. As of the close of business on November 5, 2018, the Record Date, there were 484,896,871 SEP common units issued and outstanding, 402,989,862 of which were owned by Enbridge and its affiliates.

Approval of the Merger Agreement and the Transactions Contemplated Thereby, Including the Merger

Pursuant to the terms of the Merger Agreement, Enbridge and Enbridge (U.S.) Inc., which as of November 5, 2018, together beneficially owned 402,989,862 SEP common units representing approximately 83.1% of the outstanding SEP common units, have irrevocably agreed to deliver, or cause to be delivered, the Enbridge Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units.

Submission of Consents

SEP unitholders may consent to the approval of the Merger Agreement and the Merger with respect to their SEP common units by completing, dating and signing the written consent furnished with this consent solicitation/prospectus and returning it to SEP.

If you hold SEP common units as of the Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SEP. Once you have completed, dated and signed the written consent, you may deliver it to SEP by faxing it to Spectra Energy Partners, LP, Attention: Corporate Secretary, at 713-627-5400, by emailing a .pdf copy of your written consent to USCorporateSecretary@enbridge.com or by mailing your written consent to Spectra Energy Partners, LP at 5400 Westheimer Court, Houston, Texas 77056, Attention: Corporate Secretary. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger Agreement and Merger.

Upon the later of 20 business days after this consent solicitation/prospectus is sent to SEP unitholders and the date on which a sufficient number of consents to approve the Merger Agreement, and the transactions contemplated thereby, have been received, the consent process will conclude. The delivery of the Enbridge Written Consent with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units. Enbridge and Enbridge (U.S.) Inc. have irrevocably agreed to deliver, or cause to be delivered, the Enbridge Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part.

Revocation of Consents

Your consent may be revoked at any time before the later of 20 business days after this consent solicitation/prospectus is sent to SEP unitholders and the date on which the consents of a sufficient number of SEP common units to approve the Merger Agreement and the Merger have been received. If you wish to revoke a previously given consent before that time, you may do so by faxing such revocation to SEP, Attention: Corporate Secretary, at (713) 386-4002, by emailing a .pdf copy of your written consent to USCorporateSecretary@enbridge.com or by mailing your written consent to SEP at 5400 Westheimer Court, Houston, Texas 77056, Attention: Corporate Secretary.

Solicitation of Consents

SEP will bear all costs and expenses in connection with the solicitation of written consents from its unitholders, except that Enbridge has agreed to pay all expenses of printing and mailing this consent statement/prospectus and all filing fees payable to the SEC in connection with this consent statement/prospectus. In addition to the solicitation of written consent by mail, SEP will request that banks, brokers and other record holders send written consents and consent materials to the beneficial owners of SEP common units and secure their voting instructions, if necessary. SEP will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. SEP has also made arrangements with D.F. King & Co., Inc. to assist in soliciting written consents and in communicating with SEP unitholders and estimates that it will pay them a fee of approximately US$7,500, plus fees on a per call basis and reasonable out-of-pocket fees and expenses for these services.

Expenses

The expense of preparing, printing and mailing these consent materials is being borne by Enbridge.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this consent solicitation/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the DRULPA, at the Effective Time of the Merger, Merger Sub will be merged with and into SEP, with SEP being the surviving entity of the Merger and a wholly owned subsidiary of Enbridge.

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of the parties, each SEP common unit issued and outstanding immediately prior to the Effective Time (other than the Excluded Units) will be converted into the right to receive Enbridge common shares in exchange for such holder’s SEP common units at the Exchange Ratio.

If the Exchange Ratio would result in an SEP unitholder being entitled to receive, after aggregating all fractional units to which such holder would otherwise be entitled to receive in connection with the Merger and rounding to three decimal places, a fraction of an Enbridge common share, such holder will receive a cash payment (without interest, rounded down to the nearest cent) in lieu of such fractional Enbridge common share in an amount equal to the product obtained by multiplying (i) the amount of the fractional share interest in an Enbridge common share to which such holder would be entitled and (ii) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and SEP) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date.

Background of the Merger

The Enbridge Board and senior management of Enbridge, with the assistance of Enbridge’s financial and legal advisors, from time to time review and consider various potential strategic opportunities and alternatives in light of industry, regulatory and economic trends and developments. As part of such review, Enbridge has evaluated potential transactions, including various transactions with respect to its sponsored vehicles, to advance its strategic objective of streamlining Enbridge’s business to create value for Enbridge’s and its sponsored vehicles’ security holders.

On February 27, 2017, Enbridge and Spectra Energy completed their previously announced combination. As a result of this transaction and Spectra Energy becoming a wholly owned subsidiary of Enbridge, Enbridge obtained the ability to control SEP through its indirect ownership of GP LLC, the general partner of the General Partner. Also in connection with this transaction, Enbridge acquired beneficial ownership of the 236,792,888 SEP common units owned at that time by Spectra Energy, which comprised 75.1% of the total outstanding SEP common units.

On November 2, 2017, Enbridge filed with the SEC Amendment No. 1 to the Schedule 13D, filed by Enbridge and certain of its affiliates with the SEC on March 9, 2017 with respect to its investment in SEP (the “SEP Schedule 13D”). Enbridge disclosed in Amendment No. 1 to the SEP Schedule 13D that, as part of its ongoing evaluation of its investment in SEP, and alternatives to that investment, including a potential consolidation, acquisition or sale of assets or SEP common units, or changes to SEP’s capital structure, Enbridge may, from time to time, formulate plans or proposals with respect to such matters and hold discussions with or make formal proposals to the board of directors of the general partner of SEP, other holders of SEP common units or other third parties regarding such matters.

On November 29, 2017, Enbridge announced the finalization of its strategic plan and financial outlook for 2018 through 2020 (the “2018-2020 plan”), including Enbridge’s key objectives of growing organically, minimizing risk and streamlining Enbridge’s business. In connection with such strategic plan, and in order to help reduce SEP’s cost of capital and streamline Enbridge’s capital structure with respect to SEP, Enbridge also announced on November 29, 2017 that it made a formal offer to SEP to convert all of Enbridge’s incentive distribution rights (“IDRs”) and 2% economic general partner interest in SEP owned through the General Partner into a fixed number of additional common units in SEP and a non-economic general partner interest in SEP (the “GP/IDR Transaction”).

On December 22, 2017, the United States implemented U.S. tax reform. The Tax Cuts and Jobs Act (“TCJA”) was signed into law and became enacted for tax purposes. Substantially all of the provisions of the TCJA are effective for taxation years beginning after December 31, 2017. The most significant change included in the TCJA was a reduction in the corporate federal income tax rate from 35% to 21%.

On January 21, 2018, following negotiations between Enbridge and a conflicts committee empaneled by the board of directors of GP LLC to review the GP/IDR Transaction, SEP entered into and consummated an equity restructuring agreement with the General Partner (acting in its individual capacity and not in its capacity as the general partner of SEP), pursuant to which the IDRs and the 2% economic general partner interest in SEP held by the General Partner were converted into (a) 172,500,000 newly issued SEP common units and (b) a non-economic general partner interest in SEP. Following the consummation of the GP/IDR Transaction, Enbridge beneficially owned 83.11% of the total SEP common units outstanding.

On February 15, 2018, SEP disclosed in connection with its quarterly business update that it expected no material impact to cash flows over the 2018-2020 plan timeframe as a result of the TCJA.

On March 15, 2018, the Federal Energy Regulatory Commission (the “FERC”) revised a long-standing policy, announcing in a revised policy statement that it would no longer permit entities organized as master limited partnerships (“MLPs”) to recover an income tax allowance for interstate pipeline assets with cost-of-service rates. The FERC also, among other things, issued a notice seeking comment on how the FERC should address changes related to accumulated deferred income taxes (“ADIT”) (collectively, with the revised policy statement, the “March FERC Announcement”). The trading price of the Enbridge common shares and the SEP common units reacted negatively to the March FERC Announcement, including the price of Enbridge common shares closing 4.9% lower the day of the March FERC Announcement and 4.8% lower three weeks after the day of the March FERC Announcement, and the SEP common units closing 10.8% lower the day of the March FERC Announcement and 16.1% lower three weeks after the day of the March FERC Announcement, in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the March FERC Announcement.

On March 16, 2018, Enbridge announced that it was continuing to assess options to mitigate the effects of the March FERC Announcement on Enbridge’s sponsored vehicles, including through the acquisition of all of Enbridge’s sponsored vehicles by Enbridge, but that Enbridge did not expect a material impact to its previously disclosed 2018-2020 consolidated financial guidance as a result of the March FERC Announcement.

Also on March 16, 2018, SEP announced that based on its preliminary assessment of the potential impacts of the March FERC Announcement, it anticipated no immediate impact to its current gas pipeline cost of service rates and therefore to its previously announced 2018 financial guidance, and that any future impacts would only take effect upon the execution and settlement of a rate case. SEP also announced that any unmitigated impacts were not anticipated to materially change SEP’s distributable cash flow outlook beyond 2018.

On April 24, 2018, the Enbridge Board held a telephonic meeting to discuss the financial effects of the March FERC Announcement on Enbridge, its sponsored vehicles, and the MLP market more broadly, as well as options with respect to minimizing those effects. Enbridge management highlighted the negative impact of the March FERC Announcement and the decline in the effectiveness of the MLP business model and recommended acceleration of Enbridge’s review of a potential corporate simplification.

Throughout April and May 2018, Enbridge management also developed updated projections for its sponsored vehicles, including extended five-year projections through 2022, in light of the March FERC Announcement and in connection with Enbridge’s review of a potential corporate simplification.

On May 9, 2018, SEP disclosed in connection with its quarterly business update that while many uncertainties remained in regard to the implementation of the March FERC Announcement, if implemented as announced, SEP estimated the unmitigated impact to revenue to be approximately US$110 to US$125 million per year, and while SEP expected no material impact on SEP’s distributable cash flows, any potential impacts to distributable cash flow beyond 2018 would be dependent on the success of mitigation efforts, including the execution of a rate case and final FERC policy implementation.

On May 10, 2018, Enbridge and SEP released their respective quarterly reports for the quarter ended March 31, 2018, which stated, among other things, that the March FERC Announcement was adversely affecting MLPs generally, including SEP, due to both the direct consequences of the changes in FERC policy and possible negative impact on the longer-term availability of capital on attractive terms to SEP.

On May 16, 2018, the Enbridge Board held a telephonic meeting, which was also attended by representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofAML”) and Scotia Capital Inc., financial advisors to Enbridge, and Sullivan & Cromwell LLP (“S&C”) and McCarthy Tétrault LLP, legal advisors to Enbridge, to discuss Enbridge management’s conclusions and recommendations following completion of their review of a potential corporate simplification. Enbridge management noted that the unit and share prices of Enbridge’s sponsored vehicles, including SEP, weakened significantly following the March FERC Announcement, making them an ineffective source of capital for Enbridge, relative to alternative equity sources. Enbridge management also discussed potential alternatives to a buy-in of all of Enbridge’s sponsored vehicles, including maintaining Enbridge’s existing corporate structure or converting the sponsored vehicles into C-corporations for tax purposes but maintaining them as public vehicles. Following a discussion by the Enbridge Board of the potential risks and benefits of a buy-in of Enbridge’s sponsored vehicles and the viability of various alternatives, the Enbridge Board authorized Enbridge management to make an offer to each of its sponsored vehicles to acquire the outstanding public equity securities of the vehicles through separate combination transactions.

On May 17, 2018, representatives of Enbridge delivered a non-binding offer letter to the GP LLC Board proposing that Enbridge acquire all of the outstanding SEP common units not already owned by Enbridge and its affiliates through a merger between SEP and a wholly owned subsidiary of Enbridge (the “Proposed Transaction”), at an exchange ratio of 1.0123 Enbridge common shares for each issued and outstanding publicly held SEP common unit. On the same day, representatives of Enbridge delivered proposals to each of EEP, EEQ and ENF to acquire the outstanding publicly traded equity securities of those sponsored vehicles, at exchange ratios of (a) 0.3083 Enbridge common shares for each issued and outstanding publicly held Class A common unit of EEP; (b) 0.2887 Enbridge common shares for each issued and outstanding publicly held listed share of EEQ; and (c) 0.7029 Enbridge common shares for each issued and outstanding publicly held common share of ENF.

On May 17, 2018, immediately following the delivery of its non-binding offer letter, Enbridge publicly announced that it had made such proposal, as well as proposals with respect to EEP, EEQ and ENF, and that Enbridge believed that both the direct consequences of the March FERC Announcement, as well as the adverse market effects following such announcement, weakened SEP’s value proposition and made it an ineffective and unreliable standalone financing vehicle to support Enbridge’s growth. Enbridge further announced that it believed that, on a standalone basis, SEP would face the cessation of distribution growth and potential reductions in cash distribution to unitholders as early as 2019. On the same day, Enbridge also amended the SEP Schedule 13D and Enbridge’s Schedule 13D filings with the SEC in respect of Enbridge’s investments in EEP and EEQ to disclose its proposals to SEP, EEP and EEQ, respectively.

On May 17, 2018, the GP LLC Board held a telephonic meeting to discuss the offer received from Enbridge, including the need to establish a conflicts committee and the actions the GP LLC Board and such conflicts committee would need to take in coming weeks. Following that discussion, the GP LLC Board determined that J.D. Woodward, Michael G. Morris and Nora Mead Brownell each met the independence requirements for serving on the Conflicts Committee and formally constituted the Conflicts Committee, consisting of Mr. Woodward (Chair), Ms. Brownell and Mr. Morris. The GP LLC Board authorized the Conflicts Committee to, on behalf of SEP, (a) review, evaluate, consider, and negotiate the Proposed Transaction, (b) determine whether or not to approve the Proposed Transaction and, if the Conflicts Committee were to determine it appropriate, provide Special Approval (as defined in the SEP Partnership Agreement) of the Proposed Transaction, (c) make such recommendations to the GP LLC Board as the Conflicts Committee deems appropriate, including whether or not the GP LLC Board should approve the Proposed Transaction, and (d) do all things that may, in the judgment of the Conflicts Committee’s members, be deemed necessary, appropriate or advisable to assist the GP LLC Board in carrying out its responsibilities with respect to the Proposed Transaction.

Throughout the process of negotiating such offer, SEP received communications from certain Unaffiliated SEP Unitholders, which feedback was provided to the Conflicts Committee and its legal and financial advisors and considered by the Conflicts Committee as part of the review process.

On May 17, 2018, Mr. Woodward contacted a representative of Sidley Austin LLP (“Sidley Austin”) to discuss engaging Sidley Austin as legal counsel to represent the Conflicts Committee in connection with its consideration of the Proposed Transaction. On May 18, 2018, Mr. Woodward contacted a representative of Jefferies to discuss engaging Jefferies to advise the Conflicts Committee in connection with its consideration of the Proposed Transaction.

On May 18, 2018, SEP announced the receipt of Enbridge’s offer letter and that it had established the Conflicts Committee to review and consider the Proposed Transaction.

On May 23, 2018, the Conflicts Committee held a telephonic meeting to discuss the selection of legal and financial advisors. The Conflicts Committee, after considering the matter, unanimously approved the engagement of Sidley Austin as its legal advisor in relation to the Proposed Transaction because of Sidley Austin’s knowledge, expertise, and experience with respect to public merger and acquisition transactions and conflicts committee engagements. After the Conflicts Committee discussed Jefferies’ credentials and qualifications, the Conflicts Committee determined that it would be willing to engage Jefferies as its financial advisor in connection with the Proposed Transaction because of Jefferies’ knowledge and experience with respect to public merger and acquisition transactions, particularly transactions involving master limited partnerships, and because of Jefferies’ experience with SEP, including through its role as the financial advisor to the conflicts committee empaneled in connection with the GP/IDR Transaction. The Conflicts Committee also discussed the Morris Litigation. The Conflicts Committee noted that Enbridge had informed them that Friedman Oster & Tejtel PLLC and Grant & Eisenhofer P.A., counsels for the Plaintiff in the Morris Litigation (collectively, with Andrews & Springer LLC, “Plaintiff’s Counsel”), had sent a letter, dated May 18, 2018, regarding the Proposed Transaction to the Conflicts Committee, care of Skadden, Arps, Slate, Meagher & Flom LLP, the defense counsel in the Morris Litigation (“Skadden”), and asked a representative of Sidley Austin to obtain a copy of the letter from Skadden.

On May 29, 2018, the Conflicts Committee held a telephonic meeting to continue its discussion of preliminary matters related to the Proposed Transaction. At the meeting, the Conflicts Committee unanimously approved the engagement of Jefferies as the Conflicts Committee’s financial advisor. The Conflicts Committee also discussed the compensation to be paid to the members of the Conflicts Committee for their work in connection with the Proposed Transaction, expressing a preference to be compensated in the form of SEP common units. On this same date, a representative of Sidley Austin received from a representative of Skadden a copy of the May 18, 2018 letter addressed to the Conflicts Committee regarding the Proposed Transaction and forwarded the letter to the Conflicts Committee.

On June 1, 2018, the Conflicts Committee held a telephonic meeting in which it discussed the May 18, 2018 letter from Friedman Oster & Tejtel PLLC and Grant & Eisenhofer P.A. which asserted that (a) the Plaintiff’s derivative claim was a valuable asset of SEP and (b) Enbridge’s offer of an exchange ratio of 1.0123 Enbridge common shares for each issued and outstanding publicly held SEP common unit was inadequate because it did not provide SEP with any value associated with the derivative claim due to the failure of the offer to include any premium above the trading price of SEP common units. After discussing the letter with a representative of Sidley Austin, the Conflicts Committee determined that it would need to consider what value, if any, to attribute to the derivative claims in the Morris Litigation in connection with its negotiation of the Proposed Transaction. In furtherance thereof, the Conflicts Committee directed the representative of Sidley Austin to request further information from representatives of Skadden and Plaintiff’s Counsel, including by requesting that Skadden and Plaintiff’s Counsel hold telephonic meetings with the Conflicts Committee and/or its advisors.

On June 4, 2018, the directors of the GP LLC Board determined that (a) each member of the Conflicts Committee would receive a grant of SEP common units having a value of US$40,000 based on the closing price of SEP common units on the NYSE on May 16, 2018, the day before Enbridge announced the Proposed Transaction, plus US$1,500 for each related meeting of the Conflicts Committee and an additional US$1,500 for any required travel to Houston, Texas for an in-person meeting, and (b) the Chair of the Conflicts Committee would receive an additional grant of SEP common units having a value of US$40,000 based on the closing price of SEP common units on the NYSE on May 16, 2018. In the event that the Merger is consummated, each member of the Conflicts Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the Conflicts Committee.

On June 5, 2018, the Conflicts Committee executed an engagement letter with Jefferies.

On June 6, 2018, members of Enbridge management, along with representatives of BofAML, S&C and Enbridge’s tax advisors, conducted an in-person presentation at Enbridge’s office in Houston, Texas, with the Conflicts Committee and representatives of Jefferies and Sidley Austin, to review Enbridge’s proposed terms for the Proposed Transaction, Enbridge’s rationale for pursuing the buy-in of SEP and a summary of certain financial projections for Enbridge and SEP prepared by Enbridge management. Following this presentation and discussion among the attendees, the members of Enbridge management and the representatives of S&C left the meeting. The Conflicts Committee then continued its meeting, in the presence of representatives of Sidley Austin and Jefferies, and discussed the presentation by Enbridge management.

On June 19, 2018, Enbridge provided the Conflicts Committee and its legal and financial advisors with access to an electronic data room in order to disseminate to the Conflicts Committee and its advisors key due diligence materials related to Enbridge, which electronic data room included financial projections with respect to Enbridge and SEP prepared by Enbridge management. From June 19, 2018 until the execution of the Merger Agreement, the Conflicts Committee and its advisors’ due diligence regarding Enbridge and its affiliates involved their review of materials made available in the electronic data room and conference calls between the Conflicts Committee and its advisors and representatives of Enbridge.

Later on June 19, 2018, representatives of Jefferies and BofAML conducted a due diligence call at which representatives of Jefferies, on behalf of the Conflicts Committee, outlined the key outstanding items not included in the initial contents of the electronic data room.

On June 22, 2018, representatives of Jefferies and Sidley Austin, on behalf of the Conflicts Committee, participated in a diligence call with Enbridge management and advisors to Enbridge to discuss the Proposed Transaction’s potential tax impacts to the Unaffiliated SEP Unitholders.

On June 28, 2018, the Minnesota Public Utilities Commission approved the issuance of a Certificate of Need and pipeline route for construction of Enbridge’s United States Line 3 Replacement Program in Minnesota (the “Line 3 Approval”). The price of Enbridge common shares closed 4.5% higher the day of the Line 3 Approval and 10.8% higher one week after the day of the Line 3 Approval, and the SEP common units closed 4.9% higher the day of the Line 3 Approval and 10.9% higher one week after the day of the Line 3 Approval, in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the Line 3 Approval.

On July 6, 2018, representatives of S&C provided an initial draft of the Merger Agreement to representatives of Sidley Austin. Representatives of Sidley Austin distributed the draft to the Conflicts Committee.

On July 9, 2018, representatives of Jefferies, on behalf of the Conflicts Committee, conducted a follow-up due diligence call with representatives of BofAML and Enbridge management to discuss various macroeconomic and company-specific assumptions utilized in Enbridge’s forecasts.

On the morning of July 17, 2018, the Conflicts Committee held a meeting with representatives of Sidley Austin to review the Conflicts Committee members’ legal duties in connection with, and best practices for, carrying out their evaluation, negotiations and review process in respect of the Proposed Transaction. Representatives of Jefferies then reviewed with the Conflicts Committee Jefferies’ preliminary financial analyses regarding Enbridge’s offer of an exchange ratio of 1.0123 Enbridge common shares for each issued and outstanding publicly held SEP common unit. The Conflicts Committee discussed with its legal and financial advisors its ongoing review of materials relating to the Morris Litigation and subsequently decided to make an initial counteroffer that would reserve any potential additional value that the Conflicts Committee subsequently determined to attribute to the Morris Litigation. The Conflicts Committee then discussed with its advisors the appropriate response to Enbridge’s proposal and, after discussion, the Conflicts Committee directed representatives of Jefferies to return to Enbridge with a counteroffer of an exchange ratio of 1.25 Enbridge common shares for each issued and outstanding publicly held SEP common unit (not accounting for any value that the Conflicts Committee might attribute to the Morris Litigation).

Later on July 17, 2018, representatives of Jefferies, on behalf of the Conflicts Committee, conveyed to representatives of BofAML certain key issues that the Conflicts Committee had identified related to Enbridge’s initial proposal and communicated the Conflicts Committee’s counterproposal of an exchange ratio of 1.25 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

On July 18, 2018, after markets closed, the FERC issued a further order (the “July FERC Announcement”) that (a) dismissed all requests for rehearing of the March FERC Announcement and explained that the March FERC Announcement did not establish a binding rule, but was instead an expression of general policy that the FERC intended to follow in the future; and (b) provided guidance that if an MLP or other tax pass-through pipeline eliminates its income tax allowance from its cost of service pursuant to the March FERC Announcement, then ADIT will similarly be removed from its cost of service and MLP pipelines may also eliminate previously accumulated sums in ADIT instead of flowing ADIT balances back to ratepayers. The price of Enbridge common shares closed 3.0% higher the day after the July FERC Announcement and the SEP common units closed 5.4% higher the day after the July FERC Announcement, in each case, compared to their respective closing prices on the NYSE on the date of the July FERC Announcement.

On July 20, 2018, the Conflicts Committee, with its legal and financial advisors, held a telephonic meeting with representatives of Skadden in the Morris Litigation during which Skadden discussed with the Conflicts Committee and its advisors the current status of the Morris Litigation. The representatives of Skadden also discussed the arguments of the Plaintiff and the defense in the Morris Litigation and discussed what such counsel perceived as the strengths of the defense’s arguments and the weaknesses of the Plaintiff’s arguments.

On July 24, 2018, the Conflicts Committee held a telephonic meeting to discuss (a) recent developments stemming from the July FERC Announcement and (b) the draft Merger Agreement. The Conflicts Committee expressed that it wished to hold a telephonic meeting with Enbridge to learn about Enbridge’s most up-to-date regulatory perspective in light of the July FERC Announcement. Representatives of Sidley Austin then reviewed with the Conflicts Committee the draft Merger Agreement received on July 6, 2018 from S&C and possible revisions to the draft Merger Agreement.

On July 26, 2018, the Conflicts Committee held a telephonic meeting at which the Conflicts Committee received a presentation from a representative of Enbridge management regarding the July FERC Announcement, Enbridge’s perspective on the July FERC Announcement (including as applied to SEP) and considerations with respect to SEP regarding its potential filing of a rate case. Separately, representatives of Jefferies informed the Conflicts Committee that they had recently requested, on behalf of the Conflicts Committee, that Enbridge and BofAML provide updated financial information taking into account the July FERC Announcement. In addition, the Conflicts Committee discussed with its advisors whether there would be a need to revise its counteroffer of an exchange ratio of 1.25 Enbridge common shares for each issued and outstanding publicly held SEP common unit in light of the July FERC Announcement and determined that, as long as there was no material change to the projections for SEP, there would be no need to revise its counteroffer.

On July 26, 2018, the Conflicts Committee’s advisors, on behalf of the Conflicts Committee, held a telephonic meeting with representatives of Plaintiff’s Counsel, during which such representatives discussed the current status of the Morris Litigation. Plaintiff’s Counsel also discussed the arguments of the Plaintiff and the defense in the Morris Litigation and discussed what such counsels perceived as the strengths of the Plaintiff’s arguments and the weaknesses of the defense’s arguments.

Later on July 26, 2018, Enbridge provided the Conflicts Committee with updated management projections, taking into account the July FERC Announcement, for SEP on a standalone basis, and on July 27, 2018, Enbridge provided the Conflicts Committee with updated management projections, taking into account the July FERC Announcement, for Enbridge both on a standalone and a pro forma basis, taking into account various scenarios with respect to the Proposed Transaction and the Other Merger Transactions.

On July 27, 2018, Enbridge management and representatives of BofAML held a call with representatives of Jefferies at which Enbridge management discussed with representatives of Jefferies the updated management projections for both SEP and Enbridge that were provided on July 26, 2018 and earlier that day, respectively, which in Enbridge management’s view did not materially differ from the prior sets of projections. Subsequently, representatives of Jefferies and a member of the Conflicts Committee reviewed the updated projections provided by Enbridge management, during which discussion representatives of Jefferies noted that they concurred with Enbridge management’s view regarding the updated projections.

Later on July 27, 2018, representatives of Jefferies, on behalf of the Conflicts Committee, attended a call with members of Enbridge management and BofAML to reiterate the Conflicts Committee’s prior counterproposal of an exchange ratio of 1.25 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

On July 31, 2018 and August 1, 2018, the Enbridge Board held its regular quarterly meeting, where members of management of Enbridge provided an update to the Enbridge Board on the status and timeline of the negotiations with the Conflicts Committee and negotiations regarding the Other Merger Transactions and the July FERC Announcement.

On August 2, 2018, representatives of Sidley Austin and Jefferies attended a call with members of Enbridge management and Enbridge’s tax advisors at which Enbridge’s tax advisors provided incremental information to the representatives of Sidley Austin and Jefferies regarding potential tax impacts of the Proposed Transaction to Unaffiliated SEP Unitholders.

On August 2, 2018, in connection with its quarterly business update, SEP announced that, although assessing the near- and long-term implications of the July FERC Announcement would be challenging pending greater clarification from FERC, SEP estimated that the effect of the July FERC Announcement, if implemented as announced, and combined with the impact of the U.S. tax reform, on SEP’s revenue and distributable cash flow would be immaterial and the benefit from changes related to the removal of ADIT from cost of service rates was expected to largely offset the income tax disallowance in cost of service rates.

On the morning of August 3, 2018, in connection with its quarterly business update, Enbridge announced that there were uncertainties with respect to implementation of the July FERC Announcement, including the potential for different outcomes as the result of rate case or customer challenges, and that while there would be varying impacts to each of Enbridge’s sponsored vehicles, on a consolidated basis, Enbridge did not expect a material impact to its results of operations or cash flows over the 2018 to 2020 horizon.

Also on the morning of August 3, 2018, the Conflicts Committee held a telephonic meeting at which the Conflicts Committee received a presentation from representatives of Sidley Austin regarding the Morris Litigation, including a summary and analysis of the positions of the respective counsels and additional materials relating to the litigation, including the respective expert reports. The Conflicts Committee then discussed with its advisors the relative merits of the arguments of the defense and the Plaintiff and deliberated as a committee.

Also on the morning of August 3, 2018, Mr. Mark A. Maki, Senior Vice President, Corporate Planning and Sponsored Vehicles, of Enbridge spoke telephonically with Mr. Woodward to deliver Enbridge’s revised proposal of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

Later on August 3, 2018, the Conflicts Committee held a telephonic meeting at which it received a presentation from members of Enbridge management regarding the Line 3 Replacement Program of Enbridge. Additionally, on August 3, 2018, as part of due diligence, representatives of Sidley Austin had a telephonic meeting with S&C and certain in-house lawyers at Enbridge to review due diligence questions with respect to the status of certain litigation and administrative proceedings at Enbridge and SEP, including Enbridge management’s estimates regarding the costs of continuing to litigate the Morris Litigation through its ultimate judicial resolution, assuming that the Proposed Transaction was not consummated and that, as a result, such derivative claim was not extinguished.

On August 4, 2018, the Conflicts Committee’s legal and financial advisors, members of Enbridge management and representatives of BofAML and S&C held a conference call to discuss Enbridge’s latest proposal of an exchange ratio of 1.05 Enbridge common shares for each issued and outstanding SEP common unit. On the call, Enbridge management delivered a presentation explaining Enbridge’s rationale for offering an exchange ratio of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit. The Conflicts Committee’s advisors asked Enbridge management questions regarding the presentation and expressed dissatisfaction with the offer of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

Later on August 4, 2018, the Conflicts Committee held a telephonic meeting with representatives of Jefferies and Sidley Austin at which representatives of Jefferies reviewed with the Conflicts Committee Jefferies’ updated preliminary financial analyses regarding Enbridge’s latest proposal of an exchange ratio of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit. Following discussion, the Conflicts Committee agreed that an exchange ratio of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit was too low and directed Jefferies to inform BofAML of this view and that, in lieu of the Conflicts Committee’s making a counteroffer, the Conflicts Committee requested that Enbridge instead submit an improved offer. The Conflicts Committee then discussed with its advisors the possibility of proposing to add a new condition to closing in the Merger Agreement that SEP obtain a vote of the majority of Unaffiliated SEP Unitholders in favor of the Proposed Transaction (a “majority of the minority vote”). The Conflicts Committee then returned to its discussion with its advisors regarding the Morris Litigation and what value, if any, to assign to such litigation. After further discussion and consultation with its legal and financial advisors, the Conflicts Committee determined that the claims in the Morris Litigation had no value for purposes of valuing SEP in connection with negotiation of the Proposed Transaction other than the benefit that would be received by SEP in avoiding the continuing litigation costs associated therewith due to the extinguishment of the derivative claim upon consummation of the Proposed Transaction (“avoided continuing litigation costs”).

Later on August 4, 2018, Jefferies, on behalf of the Conflicts Committee, communicated the Conflicts Committee’s disappointment with the proposed exchange ratio of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit and indicated that the Conflicts Committee would not be willing to continue engaging with Enbridge unless Enbridge increased its counteroffer.

Between August 4, 2018 and August 14, 2018, Enbridge management and its advisors continued to discuss internally the Conflicts Committee’s refusal to accept an exchange ratio of 1.05 Enbridge common shares for each issued and outstanding publicly held SEP common unit and whether to make an improved offer as the Conflicts Committee had requested.

On August 14, 2018, Mr. Maki called Mr. Woodward to deliver a revised offer of an exchange ratio of 1.065 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

Later on August 14, 2018, the Conflicts Committee held a telephonic meeting with representatives of Jefferies and Sidley Austin at which Jefferies reviewed with the Conflicts Committee Jefferies’ updated preliminary financial analyses regarding Enbridge’s new offer of an exchange ratio of 1.065 Enbridge common shares for each issued and outstanding publicly held SEP common unit. Following discussion with its advisors, the Conflicts Committee determined that, although the offer of an exchange ratio of 1.065 Enbridge common shares for each issued and outstanding publicly held SEP common unit was too low to accept, Enbridge’s offer of 1.065 Enbridge common shares for each issued and outstanding publicly held SEP common unit indicated a willingness on the part of Enbridge to continue to negotiate. Following further discussion with its advisors regarding the best counteroffer that could be made, and taking into consideration statements previously made in the negotiations by Enbridge and BofAML, the Conflicts Committee directed representatives of Jefferies to return to Enbridge and its advisors with a revised offer of an exchange ratio of 1.15 Enbridge common shares for each issued and outstanding publicly held SEP common unit and to suggest adding a majority of the minority vote condition to the Merger Agreement.

Later on August 14, 2018, representatives of Jefferies, on behalf of the Conflicts Committee, delivered to representatives of BofAML a counterproposal of 1.15 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

On August 16, 2018, Mr. Maki called Mr. Woodward to deliver a further revised Enbridge offer of 1.09 Enbridge common shares for each issued and outstanding publicly held SEP common unit. Mr. Maki further clarified that the Enbridge offer assumed that there would be no majority of the minority vote condition. Mr. Maki further noted that Enbridge would ascribe no value to the claims in the Morris Litigation.

Later on August 16, 2018, the Conflicts Committee held a telephonic meeting with representatives of Jefferies and Sidley Austin at which representatives of Jefferies reviewed with the Conflicts Committee Jefferies’ updated preliminary financial analyses regarding Enbridge’s new offer of an exchange ratio of 1.09 Enbridge common shares for each issued and outstanding publicly held SEP common unit. Representatives of Jefferies informed the Conflicts Committee that Enbridge assumed that the proposal would not include a majority of the minority vote condition. Representatives of Sidley Austin then discussed with the Conflicts Committee certain additional comments to be included in a revised draft Merger Agreement. After further discussion with its advisors, the Conflicts Committee determined to make a counteroffer of an exchange ratio of 1.13 Enbridge common shares for each issued and outstanding publicly held SEP common unit, which took into account its determination that the claims in the Morris Litigation had no value to SEP other than the avoided continuing litigation costs. In response to a question raised, representatives of Jefferies noted that such avoided continuing litigation costs were so small in comparison to the total value of SEP that they would not have a meaningful impact on the exchange ratio. The Conflicts Committee then authorized representatives of Jefferies to return to BofAML with a counteroffer of an exchange ratio of 1.13 Enbridge common shares for each issued and outstanding publicly held SEP common unit and to inform them that (a) no majority of the minority vote would be contemplated and, (b) after careful consideration, the Conflicts Committee had determined that the claims in the Morris Litigation had no value to SEP other than the avoided continuing litigation costs. Later on August 16, 2018, representatives of Jefferies, on behalf of the Conflicts Committee, delivered to representatives of BofAML the counterproposal of 1.13 Enbridge common shares for each issued and outstanding publicly held SEP common unit as well as the Conflicts Committee’s position regarding the majority of the minority vote and its determination regarding the value of the Morris Litigation.

On August 17, 2018, Mr. Maki called Mr. Woodward to deliver a further revised Enbridge offer of 1.11 Enbridge common shares for each issued and outstanding publicly held SEP common unit and to convey that this offer was Enbridge’s best and final offer. Representatives of BofAML subsequently called representatives of Jefferies to follow up and reiterate the offer of 1.11 Enbridge common shares for each issued and outstanding publicly held SEP common unit.

On August 17, 2018, the Conflicts Committee held a telephonic meeting with representatives of Jefferies and Sidley Austin at which Jefferies reviewed with the Conflicts Committee Jefferies’ updated preliminary financial analyses regarding Enbridge’s new offer for an exchange ratio of 1.11 Enbridge common shares for each issued and outstanding publicly held SEP common unit. Representatives of Jefferies confirmed that the value associated with the Morris Litigation, which the Conflicts Committee had determined was limited to the avoided continuing litigation costs, was considered in connection with Jefferies’ preliminary financial analyses. In response to a question raised, representatives of Jefferies reiterated that the Morris Litigation would not have a meaningful impact on the exchange ratio because the Conflicts Committee had determined that the avoided continuing litigation costs were so small in comparison to the total value of SEP. After discussion, the Conflicts Committee authorized the representatives of Jefferies to contact BofAML with a counteroffer for an exchange ratio of 1.111 Enbridge common shares for each issued and outstanding publicly held SEP common unit. After further discussion, since the parties were close to reaching agreement on the exchange ratio, the Conflicts Committee instructed representatives of Sidley Austin to send the previously discussed comments to the draft Merger Agreement to S&C for its review. The comments included, among other things, (a) a provision prohibiting Enbridge from eliminating the Conflicts Committee or removing directors serving on the Conflicts Committee prior to the termination or Effective Time, (b) provisions otherwise confirming the ability of the Conflicts Committee to act on behalf of SEP, (c) certain changes to operating covenants and indemnification provisions, and (d) a requirement that Enbridge reimburse SEP for its expenses up to a maximum amount (to be determined) in the event the Merger Agreement was terminated for certain reasons.

Later on August 17, 2018, representatives of Sidley Austin subsequently sent a revised draft of the Merger Agreement to representatives of S&C.

Later on August 17, 2018, representatives of Jefferies, on behalf of the Conflicts Committee, delivered to representatives of BofAML via email a further revised counterproposal of an exchange ratio of 1.111 Enbridge common shares for each issued and outstanding publicly held SEP common unit (other than Excluded Units). Members of Enbridge management and representatives of BofAML subsequently conveyed on August 17, 2018 to representatives of Jefferies that Enbridge accepted the Conflicts Committee’s counterproposal of 1.111 Enbridge common shares for each issued and outstanding publicly held SEP common unit, subject to finalizing definitive documentation and receipt of board approvals with respect to the Proposed Transaction.

On August 21, 2018, representatives of S&C sent a revised draft of the Merger Agreement to Sidley Austin containing revisions S&C had discussed with Enbridge and, shortly thereafter, representatives of S&C sent to Sidley Austin drafts of the disclosure letters to the Merger Agreement. Representatives of Sidley Austin distributed S&C comments to the draft Merger Agreement and draft disclosure letters to the Conflicts Committee.

Later on August 21, 2018, representatives of Sidley Austin held a telephonic meeting, as part of due diligence, with members of Enbridge management to discuss questions involving Line 5 of the Enbridge Lakehead System.

On the morning of August 22, 2018, certain in-house lawyers at Enbridge and representatives of S&C and Sidley Austin held a telephonic meeting to discuss the current status of the draft Merger Agreement and determine which outstanding provisions the parties desired to negotiate further, including open issues related to the operating covenants, certain indemnification terms and the Conflicts Committee’s proposal that Enbridge be required to reimburse SEP for its expenses up to a maximum amount (to be specified) in the event the Merger Agreement was terminated for certain reasons. S&C indicated to Sidley Austin that Enbridge would accept the proposed expense reimbursement provision providing that the cap was a reasonable amount. Representatives of Sidley Austin proposed US$4,000,000 subject to confirmation by the Conflicts Committee. The participants also discussed the additional steps necessary prior to the signing of the Merger Agreement.

In the early evening of August 22, 2018, representatives of Sidley Austin sent a revised draft of the Merger Agreement and comments to the draft disclosure letters to S&C and certain in-house lawyers at Enbridge. The revised draft generally reflected resolution of the open points discussed on the call held that morning. Between the evening of August 22, 2018 and the morning of August 23, 2018, representatives of S&C and Sidley Austin continued to exchange drafts of the Merger Agreement and disclosure letters containing minor revisions and updates.

On August 23, 2018, the Enbridge Board, upon due consideration and discussion, unanimously (of those voting) (a) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (b) approved the issuance of Enbridge common shares in connection therewith.

Also on the morning of August 23, 2018, the Conflicts Committee met with representatives of Sidley Austin and Jefferies to discuss the Proposed Transaction. Representatives of Jefferies noted that the offer of 1.111 Enbridge common shares for each issued and outstanding publicly held SEP common unit improved the originally proposed exchange ratio by 9.8%. Representatives of Jefferies then delivered a presentation to the Conflicts Committee with Jefferies’ financial analyses of the Exchange Ratio. The representatives of Jefferies also confirmed that the value associated with the Morris Litigation, which the Conflicts Committee had determined was limited to the avoided continuing litigation costs, was considered in connection with Jefferies’ financial analyses. Representatives of Sidley Austin then provided a review of legal due diligence completed. Representatives of Sidley Austin then reviewed the Merger Agreement and the comments made on behalf of the Conflicts Committee since the initial draft that had been accepted by S&C and Enbridge, including the requirement that Enbridge reimburse SEP for its expenses up to a maximum amount of US$4,000,000 in the event the Merger Agreement was terminated for certain reasons. The Conflicts Committee then discussed reasons for, negative factors weighing against, and procedural considerations relating to, the Proposed Transaction, a list of which is described under “The Merger—Reasons for the Recommendation of the Conflicts Committee” beginning on page 52.

Following the Conflicts Committee’s further discussion of the foregoing matters, upon the request of the Conflicts Committee, representatives of Jefferies then rendered Jefferies’ opinion to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its written opinion dated August 23, 2018, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to SEP and to the Unaffiliated SEP Unitholders. The Conflicts Committee then unanimously, (a) determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Merger Agreement, which such approval constituted “Special Approval” under the Partnership Agreement, and (c) recommended that the GP LLC Board approve the Merger Agreement and the transactions contemplated thereby.

Later that day, based upon the recommendation of the Conflicts Committee, the GP LLC Board, acting in good faith, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of SEP and the holders of the outstanding SEP common units (other than Enbridge and its affiliates), (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) resolved to recommend that the limited partners of SEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement be submitted to the limited partners for their approval by written consent.

Thereafter, on August 24, 2018, the parties executed the definitive Merger Agreement.

On August 24, 2018, prior to market open, Enbridge and SEP issued a joint press release announcing the Merger.

Recommendation of the Conflicts Committee

On August 23, 2018, the Conflicts Committee, acting in good faith, unanimously determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate, including the advice of its legal and financial advisors, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the SEP Partnership Agreement. The Conflicts Committee recommended that the GP LLC Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Recommendation of the GP LLC Board

Based upon the recommendation of the Conflicts Committee, the GP LLC Board has, acting in good faith, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The GP LLC Board has directed that the Merger Agreement be submitted to the limited partners of SEP for their approval by written consent. The GP LLC Board recommends that the limited partners of SEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Reasons for the Recommendation of the Conflicts Committee

The Conflicts Committee consists of three independent directors: J.D. Woodward, III, Michael G. Morris and Nora Mead Brownell. The GP LLC Board authorized the Conflicts Committee to (i) review, evaluate, consider and negotiate the transaction proposed by Enbridge, (ii) determine whether or not to approve the initial Merger proposal and, if the Conflicts Committee determines it is appropriate, provide Special Approval (as that phrase is defined in the SEP Partnership Agreement) of such transaction, (iii) make such recommendations to the Board as it deems appropriate, including whether or not the Board should approve such transaction, and (iv) do all things that may, in the judgment of its members, be deemed necessary, appropriate or advisable to assist the GP LLC Board in carrying out its responsibilities with respect to such transaction.

The Conflicts Committee retained Sidley Austin LLP as its legal counsel and Jefferies as its financial advisor. The Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors and, with its advisors, conducted an extensive review and evaluation of the transaction proposed by Enbridge, including withholding its approval and maintaining the status quo, and conducted negotiations with Enbridge and its representatives with respect to the Merger Agreement.

The Conflicts Committee considered the benefits of the Merger Agreement and the transactions contemplated thereby as well as the associated risks, and on August 23, 2018, acting in good faith, unanimously (i) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate, including the advice of its legal and financial advisors, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, which approval constituted “Special Approval” under the SEP Partnership Agreement and (iii) recommended that the GP LLC Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Based upon such recommendation, the GP LLC Board, acting in good faith, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of SEP and the Unaffiliated SEP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) resolved to recommend that the limited partners of SEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement be submitted to the limited partners for their approval by written consent.

The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the GP LLC Board. The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals with respect to the Merger, and its related recommendation to the GP LLC Board:

•	the Merger Agreement provides that each Unaffiliated SEP Unitholder will be entitled to receive 1.111 shares (the Exchange Ratio) of Enbridge common shares in exchange for each SEP common unit owned;

•

the Exchange Ratio represents a premium to the Unaffiliated SEP Unitholders of 5.8% based on the closing prices on August 22, 2018, the day prior to the date on which the Conflicts Committee approved the Merger Agreement and made a recommendation to the GP LLC Board that it also approve the Merger Agreement, or a premium of 21.4% based on the closing prices on May 16, 2018 (the last trading day before Enbridge’s announcement of its proposal to acquire all of the outstanding SEP common units that Enbridge and its subsidiaries did not already own); the Exchange Ratio also represents a premium of 6.9%, 7.3%, and 9.0% to the 10-day, 20-day, and 30-day volume-weighted average closing price of SEP common units, respectively;

•

the Exchange Ratio offers a total value proposition to the Unaffiliated SEP Unitholders that is superior to the total value proposition that was available to the Unaffiliated SEP Unitholders, based on the trading value of SEP common units, before the March 15, 2018 announcement by FERC that it would no longer permit master limited partnerships (“MLPs”) to recover an income tax allowance in their cost of service rates (the “revised income tax allowance policy”);

•

the Exchange Ratio represents a 9.8% increase over Enbridge’s initial proposed exchange ratio of 1.0123 Enbridge common shares for each publicly held SEP common unit, which did not represent any premium based on the closing prices on May 16, 2018 (the last trading day before Enbridge’s announcement of its proposal to acquire all of the outstanding SEP common units that it and its subsidiaries did not already own);

•	given Enbridge’s representations about its best and final offer, the belief that the Conflicts Committee had negotiated the highest exchange ratio to which Enbridge would agree;

•

the Exchange Ratio is fixed, and therefore the value of the consideration payable to the Unaffiliated SEP Unitholders based on the ratio will increase in the event that the market price for Enbridge common shares increases relative to any change in the market price of SEP common units prior to the closing of the Merger;

•

following the Merger, Unaffiliated SEP Unitholders will become shareholders in Enbridge, which is one of the largest energy infrastructure companies in North America, providing them with a number of benefits, including:

•	a business that generates diverse, safe and reliable cash flows;

•	a stronger balance sheet and improved credit profile;

•	a reduction in risks and uncertainties due to FERC’s revised income tax allowance policy for MLPs;

•	a more effective cost of capital to finance growth;

•	forecasted 10% annual dividend growth through 2020 with substantially enhanced dividend coverage; and

•	increased opportunity for further meaningful capital appreciation as Enbridge advances its strategic priorities;

•	Enbridge’s status as a corporation and its size following the Merger provide a number of benefits relative to SEP’s MLP structure, including the following:

•

corporations attract a broader group of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations;

•

Enbridge common shares will provide greater liquidity to Unaffiliated SEP Unitholders than SEP common units because Enbridge common shares have a significantly larger average daily trading volume as result of the broader investor base and a significantly larger public float; and

•

Unaffiliated SEP Unitholders will benefit, as Enbridge shareholders, from enhanced voting and other rights as shareholders of a corporation as opposed to unitholders of an MLP controlled by a general partner;

•	Enbridge’s and SEP’s expectation that the Merger will, at least partially, simplify the corporate structure of Enbridge and its subsidiaries, thereby:

•	eliminating potential conflicts of interest between Enbridge and SEP;

•	creating synergies in the form of cost savings and other operating efficiencies, including costs associated with maintaining SEP as a separate public entity;

•

stand-alone projections for Enbridge and SEP and pro forma projections for Enbridge assuming consummation of the Merger, provided by Enbridge, and reviewed and discussed with Jefferies and the Conflicts Committee;

•

the valuation analyses regarding SEP and Enbridge prepared by Jefferies and reviewed and discussed with the Conflicts Committee, including the analyses summarized in the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the Conflicts Committee” beginning on page 58;

•

the financial presentation and opinion of Jefferies, dated August 23, 2018, to the Conflicts Committee to the effect that, as of August 23, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the exchange ratio set forth in the Merger Agreement was fair, from a financial point of view, to SEP and the Unaffiliated SEP Unitholders. For a description of the opinion that the Conflicts Committee received from Jefferies, please read the section titled “The Merger—Opinion of Jefferies, Financial Advisor to the Conflicts Committee” beginning on page 58;

•

the concern that SEP’s growth prospects on a stand-alone basis could be limited due to SEP’s high equity cost of capital and the lack of access to public equity markets for MLPs and Enbridge’s representation that there would be no further dropdown potential at SEP at its current valuations;

•

the concern that, following the announcement by FERC of its revised income tax allowance policy for MLPs, on a stand-alone basis, SEP would face greater uncertainty regarding the outcome for prospective rate cases;

•

the belief that potential alternative transactions involving third parties would not be achievable due to Enbridge’s control of the General Partner and GP LLC and its ownership of approximately 83.1% of the outstanding SEP common units;

•

the expectation that the Merger will result in an increase in the tax basis of the portion of SEP’s assets underlying the SEP common units surrendered in the Merger, which is expected to produce additional tax depreciation deductions that will either reduce the U.S. federal income tax burden of the resulting combined company following the Merger or create losses that can be utilized to offset U.S. taxable income in the future;

•	the terms and conditions of the Merger were determined through arm’s-length negotiations between Enbridge and the Conflicts Committee and their respective representatives and advisors;

•	the terms of the Merger Agreement, principally:

•

Enbridge’s covenant to deliver, within two business days of the registration statement becoming effective, a written consent covering all of the SEP common units it owns approving the Merger, which will be sufficient to ensure the required approval of the Merger by SEP unitholders;

•

Enbridge’s obligation to reimburse certain of SEP’s expenses, up to US$4.0 million, in connection with a termination of the Merger Agreement as a result of (i) a material uncured breach by Enbridge of the Merger Agreement, (ii) the failure to close prior to the “outside date” or (iii) a government order prohibiting consummation of the Merger;

•

the operating covenants of Enbridge providing protection to Unaffiliated SEP Unitholders by restricting the ability of Enbridge, the General Partner and GP LLC to take certain actions prior to the closing of the Merger;

•

limited closing conditions, including the absence of any required regulatory approvals or the concurrent closing of any of the Other Merger Transaction, and limited exceptions to those closing conditions;

•	the limited nature of the operational representations and warranties given by SEP;

•	the lack of any break-up fee payable by SEP for termination of the Merger Agreement in accordance with its terms;

•	the lack of any requirement that the Conflicts Committee or the GP LLC Board not change their respective recommendations in favor of the Merger;

•

the agreement between SEP and Enbridge to coordinate in setting record dates and payment dates for distributions on SEP common units and dividends on Enbridge common shares so that no Unaffiliated SEP Unitholder fails to receive either a distribution or a dividend in respect of any calendar quarter; and

•	the lack of any financing condition to Enbridge’s obligation to consummate the Merger.

In addition to the factors described above, the Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination and approvals with respect to the Merger:

•

the Conflicts Committee’s retention of financial and legal advisors with knowledge and experience with respect to public Merger and acquisition transactions, MLPs, Enbridge’s and SEP’s industry generally, and Enbridge and SEP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger;

•	the Conflicts Committee consisted solely of independent directors that are not officers of Enbridge, SEP, the General Partner or GP LLC;

•

the members of the Conflicts Committee have served on the GP LLC Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of SEP;

•

the members of the Conflicts Committee will be appropriately compensated for their services, and their compensation was in no way contingent on their approving the Merger; and, further, because the compensation they receive for their services on the Conflicts Committee in connection with the Merger will be in the form of a fixed number of SEP common units, their interests are thereby aligned with those of the Unaffiliated SEP Unitholders;

•	the Merger Agreement:

•

provides that Enbridge may not (i) revoke or diminish of the authority of the Conflicts Committee and (ii) remove any member of the Conflicts Committee from the GP LLC Board prior to the closing of the Merger without the consent of the Conflicts Committee;

•	requires that any amendment to, waiver of any provision of or the termination of the Merger Agreement be approved by the Conflicts Committee; and

•	approvals by SEP, the General Partner and the GP LLC Board pursuant to the Merger Agreement are subject to approval by the Conflicts Committee;

•

the members of the Conflicts Committee have not been requested to serve on the Enbridge Board following the Merger and intend to resign from the GP LLC Board concurrently with the closing of the Merger;

•

while the Conflicts Committee was aware that Enbridge, as the party controlling SEP, controlled the delivery and presentation of information the Conflicts Committee received for purposes of evaluating the Merger and the fairness of the Merger Consideration, Enbridge indicated to the Conflicts Committee that it was not aware of any material facts with respect to the Proposed Transaction that were not disclosed to the Conflicts Committee; and

•	the Conflicts Committee had no obligation to recommend any transaction, including the proposal put forth by Enbridge.

The Conflicts Committee considered the followings factors to be generally negative or unfavorable in making its determination and approvals with respect to the Merger and the related recommendation to the GP LLC Board:

•

the Merger should be a taxable transaction to Unaffiliated SEP Unitholders for U.S. federal income tax purposes (See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94;

•

following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels), while the income of SEP is currently only subject to one level of taxation (at the unitholder level);

•

each Enbridge common share is expected to pay a lower dividend over the medium term as compared to the expected distributions on SEP common units; however, this reduction in dividends would be moderated over the longer-term to the extent Enbridge achieves the forecasted increases in its distribution;

•

for Unaffiliated SEP Unitholders that are U.S. persons, the expectation that dividends received from Enbridge will be subject to Canadian withholding taxes (creditable or deductible against a unitholder’s U.S. federal income tax liability, subject to limitations) and U.S. federal income taxes;

•

the Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition SEP; because Enbridge controls SEP, it was considered unrealistic for SEP to expect or pursue an unsolicited third-party acquisition proposal or offer for the assets or control of SEP or for the Conflicts Committee to have conducted an auction for the acquisition of such assets or control of SEP;

•

because the Merger is subject to the approval of a majority of the outstanding SEP common units, and Enbridge owns a majority of the outstanding SEP common units and has agreed to deliver its written consent approving the Merger, the affirmative vote of the Unaffiliated SEP Unitholders is not needed to approve the Merger;

•

the Exchange Ratio is fixed, and therefore the value of the consideration payable to Unaffiliated SEP Unitholders based on the Exchange Ratio will decrease in the event that the market price of Enbridge stock decreases relative to any change in the market price of SEP common units prior to the closing of the Merger;

•	the risk that the potential benefits sought in the Merger might not be fully realized;

•

the Merger may not be completed in a timely manner or at all, which could result in significant costs and disruption to SEP’s normal business (beyond any applicable reimbursement) and may result in a decline in the trading price of SEP common units;

•

certain terms of the Merger Agreement, principally (i) the limited pre-closing restrictions on Enbridge with regard to its business, including the lack of any restriction on Enbridge’s ability to make acquisitions and dispositions and incur indebtedness, (ii) the Enbridge Board is not required to maintain its approval of the Merger and (iv) the obligation by Enbridge to provide its written consent to the Merger, even if the Conflicts Committee or the GP LLC Board no longer support approval of the Merger;

•

the Conflicts Committee did not have ultimate authority to determine whether to proceed with the Merger, which was also subject to the approval of the full GP LLC Board following the Conflicts Committee’s recommendation that the GP LLC Board approve the Merger;

•	Unaffiliated SEP Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law;

•	Unaffiliated SEP Unitholders will be foregoing any benefits that would have been realized by remaining unitholders of SEP on a stand-alone basis;

•	litigation may occur in connection with the Merger and such litigation may increase the costs associated with the Merger and result in a diversion of management focus; and

•

the executive officers and directors of GP LLC who are employees of Enbridge may have interests in the Merger that are different from, or in addition to, the interest of SEP unitholders generally, including Unaffiliated SEP Unitholders.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The explanation of the reasoning of the Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 25 and 28, respectively.

Opinion of Jefferies, Financial Advisor to the Conflicts Committee

In June 2018, the Conflicts Committee retained Jefferies to act as its financial advisor in connection with a possible sale, disposition or other business transaction or series of transactions involving all or substantially all of the equity in, or assets of, SEP. In connection with this engagement, the Conflicts Committee requested that Jefferies evaluate the fairness to SEP and to the Unaffiliated SEP Unitholders, from a financial point of view, of the Exchange Ratio set forth in the Merger Agreement. At the meeting of the Conflicts Committee on August 23, 2018, Jefferies rendered its opinion to the Conflicts Committee to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to SEP and to the Unaffiliated SEP Unitholders.

The full text of the written opinion of Jefferies, dated as of August 23, 2018, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Conflicts Committee and addresses only the fairness, from a financial point of view, of the Exchange Ratio set forth in the Merger Agreement as of the date of the opinion to SEP and to the Unaffiliated SEP Unitholders. It does not address any other aspects of the Merger and does not constitute a recommendation as to how or whether any SEP unitholder should consent, vote or act with respect to the Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated August 22, 2018 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about SEP and Enbridge;

•

reviewed certain information furnished to Jefferies by Enbridge’s management, including financial forecasts and analyses, relating to the business, operations and prospects of each of SEP and Enbridge;

•	held discussions with members of senior management of Enbridge concerning the matters described in the second and third bullet points above;

•

reviewed the trading price history and valuation multiples for the SEP common units and the Enbridge common shares and compared them with those of certain publicly traded companies and partnerships that Jefferies deemed relevant;

•	considered the potential pro forma impact of the Merger;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Enbridge or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Enbridge that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent valuation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, SEP or Enbridge, nor was Jefferies furnished with any such valuations or appraisals, nor did Jefferies assume any responsibility to obtain any such valuations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Enbridge informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enbridge as to the future financial performance of each of SEP and Enbridge. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting SEP or Enbridge or any of their respective affiliates, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, regulatory, accounting and tax advice given to SEP, the General Partner, the GP LLC Board and the Conflicts Committee, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to SEP and the holders of SEP common units. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Merger to Enbridge, or SEP or any holders of SEP common units. Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement and without waiver, modification or amendment in any respect material to Jefferies’ analysis or opinion of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining any necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on SEP, Enbridge, any of their respective affiliates or the contemplated benefits of the Merger.

Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of SEP or any other alternative transaction.

Jefferies’ opinion was for the use and benefit of the Conflicts Committee (in its capacity as such) in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to SEP, nor did it address the underlying business decision by SEP to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how or whether any holder of SEP common units should consent, vote or act with respect to the Merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of SEP, other than the Unaffiliated SEP Unitholders. Jefferies expressed no opinion as to what the value of Enbridge common shares would be when issued pursuant to the Merger Agreement or the price at which Enbridge common shares or SEP common units will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees, or any class of such persons, of SEP or any other party to the Merger Agreement in connection with the Merger relative to the Exchange Ratio or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of SEP’s or Enbridge’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the parties’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit or per share value of the SEP common units or the Enbridge common shares, respectively, do not purport to be appraisals or to reflect the prices at which the SEP common units or the Enbridge common shares, as applicable, may actually be sold or acquired. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Exchange Ratio to SEP and to the Unaffiliated SEP Unitholders, and were provided to the Conflicts Committee in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that were presented to the Conflicts Committee at the meeting on August 23, 2018. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The following summary does not purport to be a complete description of the financial analyses performed by Jefferies and factors considered in connection with Jefferies’ opinion.

Following Jefferies’s presentation to the Conflicts Committee on August 23, 2018 (the “August 23 Presentation”), Jefferies determined that the estimates of dividends per Enbridge common share used in the selected public companies analysis and the discounted cash flow analysis for Enbridge did not reflect the unaudited financial projections regarding Enbridge as set forth in the section titled “Unaudited Financial Projections of Enbridge and SEP” beginning on page 65. Jefferies subsequently performed such analyses, as of August 23, 2018, using the estimates of dividends per Enbridge common share as set forth in such unaudited financial projections regarding Enbridge (the “Corrected Estimated Enbridge Dividends”). Such subsequent analyses performed by Jefferies did not address any circumstances, developments or events occurring after August 23, 2018, which is the date of the written opinion of Jefferies, and Jefferies’ opinion set forth in its written opinion was provided only as of such date. Based upon and subject to the foregoing, Jefferies confirmed to the Conflicts Committee that, had Jefferies performed its financial analyses set forth in the August 23 Presentation using the Corrected Estimated Enbridge Dividends, there would have been no change to the conclusion set forth in the written opinion of Jefferies.

Unaudited Financial Projections Provided to Jefferies

Jefferies was provided by Enbridge management with unaudited financial projections regarding Enbridge, SEP and their respective businesses, including unaudited financial projections regarding Enbridge and SEP on a stand-alone basis without giving effect to any of the Other Merger Transactions. Jefferies used such unaudited financial projections in performing certain valuation analyses, as applicable, to imply valuations for each of Enbridge and SEP on a stand-alone basis without giving effect to any of the Other Merger Transactions. For further information regarding such unaudited financial projections regarding Enbridge and SEP on a stand-alone basis, including the terms Enbridge Adjusted EBITDA, SEP Adjusted EBITDA, Enbridge Adjusted Distributable Cash Flow and SEP Distributable Cash Flow referred to in the bullet points below, see the section titled “Unaudited Financial Projections of Enbridge and SEP” beginning on page 65.

For purposes of the financial analyses described in this section:

•	“EBITDA” means earnings before interest, taxes, depreciation and amortization;

•

“Adjusted EBITDA” means EBITDA, less stock-based compensation and other non-recurring items. In the case of Enbridge, “Adjusted EBITDA” means Enbridge Adjusted EBITDA; and, in the case of SEP, “Adjusted EBITDA” means SEP Ongoing EBITDA;

•	For Enbridge, “Distributable Cash Flows” means “Enbridge Adjusted Distributable Cash Flow”;

•	For SEP, “Distributable Cash Flows” means “SEP Distributable Cash Flow”;

•	“Distributed Cash Flows” means Distributable Cash Flows divided by the dividend or distribution coverage ratio, as applicable;

•	“Yield” means current or estimated distributions per unit or dividends per share divided by the current unit or share price, as applicable;

•

Enterprise values were calculated as fully-diluted equity values based on closing share or unit prices on August 22, 2018, the last full trading day prior to the date that Jefferies delivered its opinion to Conflicts Committee, plus total debt, preferred shares and non-controlling interests (as applicable) and less cash and cash equivalents; and

•	Canadian dollar amounts for Enbridge were converted into U.S. dollars using a foreign exchange rate of C$1.30 per U.S. dollar (or US$0.77 per Canadian dollar) as of August 22, 2018.

In calculating implied exchange ratio ranges as reflected in certain of the analyses described below, Jefferies:

•

divided the low-end of the approximate implied per unit equity value ranges derived for SEP from such analyses by the high-end of the approximate implied per share equity value ranges derived for Enbridge from such analyses in order to calculate the low-end of the implied exchange ratio ranges; and

•

divided the high-end of the approximate implied per unit equity value ranges derived for SEP from such analyses by the low-end of the approximate implied per share equity value ranges derived for Enbridge from such analyses in order to calculate the high-end of the implied exchange ratio ranges.

Selected Public Companies Analysis

Jefferies performed selected public companies analyses of each of Enbridge and SEP in which Jefferies reviewed publicly available financial, stock market and operating information of Enbridge, SEP and the selected publicly traded companies and partnerships listed below.

In performing a selected public companies analysis of Enbridge, Jefferies reviewed publicly available financial, stock market information and operating information of the following five energy companies (the “Enbridge Selected Companies”) that Jefferies in its professional judgment considered generally relevant to Enbridge for purposes of its financial analyses:

•	Enterprise Products Partners L.P.,

•	Kinder Morgan, Inc.,

•	ONEOK, Inc.,

•	TransCanada Corporation, and

•	The Williams Companies, Inc.

In performing a selected public companies analysis of SEP, Jefferies reviewed publicly available financial, stock market information and operating information of the following two partnerships (the “SEP Selected Partnerships,” and together with the Enbridge Selected Companies, the “Selected Companies”) , that Jefferies in its professional judgment considered generally relevant to SEP for purposes of its financial analyses:

•	Tallgrass Energy, LP, and

•	TC Pipelines, LP

For each of the Selected Companies, Jefferies reviewed, among other information, current yields as of August 22, 2018 and estimated yields for calendar year 2019, and estimated enterprise values as a multiple, to the extent publicly available, of estimated Adjusted EBITDA for calendar years 2018 and 2019. Jefferies also reviewed equity values based on closing share prices on August 22, 2018. Estimated financial data of the Selected Companies were based on publicly available research analysts’ estimates and other publicly available information. Estimated financial data of each of Enbridge and SEP were based on Enbridge’s unaudited forecasted financial information and publicly available research analysts’ estimates.

In its analysis, Jefferies derived and compared yields and multiples for Enbridge, SEP and the Selected Companies, as follows:

•	current yields as of August 22, 2018 (referred to below as “Current Yield”),

•	estimated yields for calendar year 2019 (referred to below as “2019E Yield”),

•	the total enterprise value divided by estimated Adjusted EBITDA for calendar year 2018 (referred to below as “TEV/2018E Adjusted EBITDA”), and

•	the total enterprise value divided by estimated Adjusted EBITDA for calendar year 2019 (referred to below as “TEV/2019E Adjusted EBITDA”).

This analysis indicated the following:

Selected Companies Multiples

	Low		High		Mean		Median
Enbridge Selected Companies
Current Yield	4.4%		5.9%		4.9%		4.8%
2019E Yield	5.0%		6.1%		5.4%		5.3%
TEV/2018E Adjusted EBITDA	10.6	x	15.2	x	12.9	x	12.7	x
TEV/2019E Adjusted EBITDA	10.4	x	14.2	x	12.0	x	11.5	x

SEP Selected Partnerships
Current Yield	7.7%		7.7%		7.7%		7.7%
2019E Yield	7.8%		8.7%		8.2%		8.2%
TEV/2018E Adjusted EBITDA	9.6	x	12.4	x	11.0	x	11.0	x
TEV/2019E Adjusted EBITDA	10.8	x	11.0	x	10.9	x	10.9	x

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgement, Jefferies determined implied per share and per unit equity value ranges for Enbridge and SEP, respectively, as follows:

Enbridge Benchmark	Range	Enbridge Implied Per Share Equity Value Range (in U.S. dollars)
Current Yield	5.0% – 6.0%	$34.73 – $41.68
2019E Yield	5.5% – 6.5%	$34.85 – $41.18(1)
TEV/2018E Adjusted EBITDA	12.5x – 13.5x	$32.59 – $38.19
TEV/2019E Adjusted EBITDA	12.0x – 13.0x	$31.63 – $37.39

(1)

Calculated using the Corrected Estimated Enbridge Dividends. As set forth in the August 23 Presentation, this analysis indicated an implied per share equity value range (in U.S. dollars) of $35.12 – $41.50.

SEP Benchmark	Range	SEP Implied Per Unit Equity Value Range (in U.S. dollars)
Current Yield	7.5% – 8.5%	$35.35 – $40.07
2019E Yield	8.0% – 9.0%	$35.05 – $39.43
TEV/2018E Adjusted EBITDA	11.5x – 12.5x	$34.76 – $39.29
TEV/2019E Adjusted EBITDA	11.0x – 12.0x	$37.45 – $42.43

Utilizing the implied per share and per unit equity value ranges derived for Enbridge using the Corrected Estimated Enbridge Dividends and for SEP, respectively, described above, Jefferies calculated the following implied exchange ratio ranges, as compared to the Exchange Ratio set forth in the Merger Agreement of 1.111:

Implied Exchange Ratio Ranges

Benchmark	Implied Exchange Ratio Range
Current Yield	0.848x – 1.154x
2019E Yield	0.851x – 1.132x(1)
TEV/2018E Adjusted EBITDA	0.910x – 1.206x
TEV/2019E Adjusted EBITDA	1.002x – 1.341x

(1)	Calculated using the Corrected Estimated Enbridge Dividends. As set forth in the August 23 Presentation, this analysis indicated an implied exchange ratio range of 0.845x – 1.123x.

No company or partnership utilized in the selected public company analysis is identical to SEP or Enbridge. In evaluating the Selected Companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SEP’s, Enbridge’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Jefferies performed separate discounted cash flow analyses of Enbridge and SEP by calculating the estimated present value of the Distributable Cash Flows that each of Enbridge and SEP was forecasted to generate during the second half of 2018 through the calendar year ending December 31, 2022. Terminal values of Enbridge and SEP were calculated by applying to Enbridge’s and SEP’s respective estimated Distributed Cash Flows for the calendar year ending December 31, 2022, a selected terminal yield range of 5.5% to 6.5%, in the case of Enbridge, and 8.0% to 9.0%, in the case of SEP. The present values of the Distributable Cash Flows and terminal values were then calculated using a discount date range of 8.6% to 9.6%, in the case of Enbridge, and

10.4% to 11.4%, in the case of SEP. As set forth in the August 23 Presentation, this analysis indicated an approximate implied per share equity value range for Enbridge of US$42.53 to US$49.42, and using the Corrected Estimated Enbridge Dividends, this analysis indicated an approximate implied per share equity value range for Enbridge of US$42.32 to US$49.15. In addition, this analysis indicated an approximate implied per unit equity value range for SEP of US$34.78 to US$38.76.

Utilizing the implied per share and per unit value ranges derived for Enbridge using the Corrected Estimated Enbridge Dividends and for SEP, respectively, described above, Jefferies calculated the following implied exchange ratio ranges, as compared to the Exchange Ratio set forth in the Merger Agreement of 1.111:

Implied Exchange Ratio Range

0.708x – 0.916x(1)

(1)	Calculated using the Corrected Estimated Enbridge Dividends. As set forth in the August 23 Presentation, this analysis indicated an implied exchange ratio range of 0.704x – 0.911x.

Selected Affiliate Mergers

For informational purposes only, using publicly available information, Jefferies analyzed the premiums offered in 24 selected mergers involving affiliate master limited partnerships announced since June 2009. For each of the selected transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing unit price one trading day, seven trading days and 30 trading days prior to the transaction’s announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	17.5%	11.4%	9.5%	6.0%
7 Trading Days Average	17.9%	12.1%	11.6%	5.4%
30 Trading Days Average	18.2%	12.7%	10.4%	7.0%

Using a range of the 25th percentile and the 75th percentile for each of the time periods described above, Jefferies performed a premiums paid analysis using the closing prices of the SEP common units one trading day, seven trading days and 30 trading days prior to August 22, 2018. This analysis indicated a range of implied share prices for SEP of US$39.35 to US$44.63. Based on Enbridge’s closing share price on August 22, 2018 of US$36.18, this analysis further indicated a range of implied exchange ratios of 1.088x to 1.234x, compared to the Exchange Ratio set forth in the Merger Agreement of 1.111.

Historical Exchange Ratio

For informational purposes only, Jefferies observed the historical implied exchange ratios for the one month, three months, six months and last 12 months prior to August 22, 2018, of the SEP common units to the Enbridge common shares, which indicated an average implied exchange ratio during that period of 1.0794x, and a range of implied exchange ratios of 0.9701x (on May 31, 2018) to 1.2433x (on March 1, 2018), compared to the Exchange Ratio set forth in the Merger Agreement of 1.111.

General

Jefferies’ opinion was one of many factors taken into consideration by the Conflicts Committee in making its determination to approve the proposed Merger and should not be considered determinative of the views of the Conflicts Committee with respect to the proposed Merger or the Exchange Ratio.

Jefferies was selected by the Conflicts Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

SEP has agreed to pay Jefferies a fee of US$3.0 million, US$1.0 million of which was payable upon the execution of Jefferies’ engagement letter and US$2.0 million of which was payable upon delivery of Jefferies’ opinion. SEP has also agreed to reimburse Jefferies for certain expenses incurred. SEP has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. In the past two years, prior to the date of its opinion, Jefferies (i) provided financial advisory services to the Conflicts Committee and received fees in an amount of US$3.5 million for the rendering of such services and (ii) did not provide financial advisory or financing services to, or receive fees from, Enbridge or any of its affiliates (other than the Conflicts Committee). Jefferies maintains a market in the securities of Enbridge, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of SEP or Enbridge and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and/or financing services to the Conflicts Committee, SEP, the General Partner, Enbridge or entities that are affiliated with SEP, the General Partner or Enbridge, for which Jefferies would expect to receive compensation. Except as otherwise expressly provided in its engagement letter with the Conflicts Committee, Jefferies’ opinion may not be used or referred to by SEP or Enbridge, or quoted or disclosed to any person in any manner, without Jefferies’ prior written consent.

Unaudited Financial Projections of Enbridge and SEP

In connection with the proposed Merger, management of Enbridge provided financial projections relating to Enbridge and SEP. The financial projections were prepared for Enbridge and SEP on a standalone basis (without giving effect to any of the Other Merger Transactions), and reflected during the periods presented the anticipated impacts of (i) the Midcoast Transaction, (ii) the March FERC Announcement and the July FERC Announcement (together, the “FERC Announcements”), (iii) the sale by Enbridge of certain renewable assets completed on August 1, 2018 (as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018) (the “Renewable Asset Sale”), and (iv) the expected completion of the transactions contemplated by the agreements entered into by Enbridge with Brookfield Infrastructure Partners L.P. and its institutional partners to sell Enbridge’s Canadian natural gas gathering and processing businesses for a cash purchase price of approximately C$4.31 billion (as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018) (the “Canadian G&P Sale”). These nonpublic financial projections were provided (a) to the Conflicts Committee for Jefferies’ use and consideration in its financial analysis and in preparation of its opinion to the Conflicts Committee, and (b) for use and consideration in financial analysis prepared for the Enbridge Board. A summary of these projections is included below to give holders of Unaffiliated SEP Unitholders and holders of Enbridge common shares access to certain nonpublic unaudited prospective financial information that was made available to the Conflicts Committee, Jefferies, the GP LLC Board, and the Enbridge Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of Enbridge or SEP or any of their affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any SEP unitholder or Enbridge shareholder, or any other person regarding the ultimate performance of SEP or Enbridge compared to the summarized information set forth below or that any such results will be achieved.

The summary financial projections set forth below summarize the financial projections made available to the legal and financial advisors to each of the parties to the Merger Agreement. The inclusion of the following summary financial projections in this consent solicitation/prospectus should not be regarded as an indication that

SEP, Enbridge, or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary financial projections set forth below should not be relied upon as such.

The Enbridge and SEP financial projections were prepared in connection with the evaluation of the proposed Merger and for internal planning purposes only and not with a view toward public disclosure or guidance or toward compliance with generally accepted accounting principles in the U.S. (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Enbridge’s management, was prepared on a reasonable basis, reflected the best available estimates and judgments at such time, and presented, to the best of the Enbridge management’s knowledge and belief, the expected course of action and expected future financial performance of Enbridge and SEP. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. The Enbridge prospective financial information was prepared by and is the responsibility of Enbridge’s management. None of PricewaterhouseCoopers LLP (“PwC”), PricewaterhouseCoopers LLP, Canada or any other independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to such financial projections, including any prospective financial information contained therein. Accordingly, neither PwC nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto. The reports of PwC and Deloitte & Touche LLP incorporated by reference into this consent solicitation/prospectus with respect to Enbridge and SEP relate to historical financial information of Enbridge and SEP. Such reports do not extend to the financial projections included below and should not be read to do so. None of the GP LLC Board, the Conflicts Committee, the General Partner, SEP, Enbridge, or the Enbridge Board gives any assurance regarding, such financial projections. The Enbridge and SEP financial projections summarized below were prepared and provided to the Conflicts Committee prior to the execution on August 24, 2018 of the Merger Agreement, do not reflect the effect of the Other Merger Transactions or the exchange ratios contained in the applicable transaction agreements and do not take into account any circumstances or events occurring after the date they were prepared. Enbridge can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this consent solicitation/prospectus, similar estimates and assumptions would be used. ENBRIDGE DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE UNAUDITED PROSPECTIVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL PROJECTIONS ARE NOT REALIZED, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The internal financial projections of Enbridge and SEP are, in general, prepared by Enbridge primarily for internal use. Such internal financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such financial projections may not be achieved. Such internal financial projections also reflect numerous assumptions made by management of Enbridge, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Enbridge. Enbridge management, consistent with past presentations to the GP LLC Board and public guidance representations, develops its financial projections according to several criteria. Additionally, anticipated impacts from prospective capital expenditures were included within the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial projections upon which the financial projections provided to the Conflicts Committee was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of SEP and Enbridge. Although Enbridge’s management believes that there was a reasonable basis for its financial projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projections are forward-looking statements and are subject to risks and uncertainties. Please read the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 25 and 28, respectively.

In developing the financial projections provided to the Conflicts Committee, Enbridge’s management made numerous material assumptions with respect to Enbridge and SEP for the period from 2018 to 2022, including:

•	capital expenditures and operating cash flows, including the related amounts and timing thereof;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale;

•	management’s ability to mitigate the impact of the FERC Announcements, on a pre-merger basis, including planned rate case filings

•	the prices and production of, and demand for crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins

•

the in-service dates of the significant competing liquids pipeline systems in Canada and the United States which reflected a January 1, 2021 in-service date for TransCanada Corporation’s Keystone XL pipeline and an October 1, 2020 in-service date for the TransMountain Pipeline Expansion Project; and

•	other general business, market, and financial assumptions.

The summarized projected financial information for Enbridge and SEP set forth below was based on Enbridge’s and SEP’s standalone projected results for 2018 through 2022, adjusted for the material assumptions set out above, including the anticipated impacts of the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale, as applicable.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of Canadian dollars)
Enbridge Adjusted EBITDA(1)	$12,509	$12,852	$14,772	$14,962	$16,572
Enbridge Adjusted Distributable Cash Flow(2)	$7,305	$7,710	$8,469	$8,392	$9,203
Enbridge Dividend per Enbridge Common Share	$2.68	$2.95	$3.24	$3.41	$3.58

The above measures are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Enbridge’s computations of these measures may differ from similarly titled measures used by others.

(1)	Enbridge Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis.
(2)

Enbridge Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of US dollars, other than per unit amounts)
SEP Ongoing EBITDA(1)	$2,270	$2,347	$2,360	$2,350	$2,350
SEP Distributable Cash Flow(2)	$1,601	$1,731	$1,770	$1,734	$1,736
SEP Distributions per SEP common unit	$3.03	$3.16	$3.16	$3.16	$3.16

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. SEP’s computations of these measures may differ from similarly titled measures used by others.

(1)	SEP Ongoing EBITDA represents EBITDA, excluding special items.
(2)

SEP Distributable Cash Flow is defined as EBITDA plus distributions from equity investments and other non-cash items affecting net income, less earnings from equity investments, interest expense, equity allowance for funds used during construction, net cash paid for income taxes, distributions to noncontrolling interests and maintenance capital expenditures.

Reasons of the Enbridge Board for the Merger

The Merger is expected to generate several benefits for Enbridge and its shareholders, including Unaffiliated SEP Unitholders that will become Enbridge shareholders if the Merger is successfully completed:

•	Ownership in Core Businesses: The Merger will increase Enbridge’s ownership in its core businesses and further enhance its low-risk profile;

•

Simplified Corporate Structure: The Merger will significantly advance Enbridge’s strategy to simplify and streamline its corporate structure which further increases the transparency of its strong cash generating assets;

•	Cash Retention: The Merger will result in Enbridge having higher retention of cash generated from the SEP assets, which will support continued strong dividend coverage and self-funded growth;

•

Enhanced Credit Profile: The Merger will improve Enbridge’s credit profile due to the elimination of SEP public distributions, as well as opportunities to minimize structural subordination of Enbridge debt;

•	Tax Benefits: The Merger will provide significant benefits to Enbridge’s post-2020 outlook primarily due to tax optimization synergies;

•

Regulatory Uncertainty Benefits: The Merger will reduce risks related to uncertainty and potential unfavorable changes associated with regulatory tax policies applied to MLPs and incremental Enbridge support required by SEP in difficult capital markets; and

•

Maintain Financial Profile: The Merger will result in no change to Enbridge’s consolidated EBITDA following the completion of the Merger since the assets held by SEP are already managed and operated by Enbridge’s U.S. subsidiaries and consolidated for accounting purposes by Enbridge.

Regulatory Approvals

In connection with the Merger, Enbridge intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and the TSX. Enbridge and SEP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the HSR Act, and therefore no filings with respect to the Merger are required with the FTC or the DOJ.

Litigation Matters

Paul Morris v. Spectra Energy Partners (DE) GP, LP, Spectra Energy Corp, Defendants, and Spectra Energy Partners, LP, Nominal Defendant

A putative class action lawsuit asserting direct and derivative claims was filed in the Delaware Court of Chancery in March of 2016 by Paul Morris (the “Plaintiff”), a SEP unitholder. The claims in the Morris Litigation relate to a transaction in October 2015 whereby 33% ownership interests in the Sand Hills and Southern Hills pipelines were sold by SEP to Spectra Energy and, subsequent to that transaction, Spectra Energy contributed those ownership interests to DCP Midstream, LLC, a joint venture in which Spectra Energy owns a 50% ownership interest. The Morris Litigation alleges that the consideration paid to SEP by Spectra Energy in exchange for those ownership interests was approximately US$525 million less than the purported value of such ownership interests. The lawsuit asserted direct and derivative claims of breach of contract and breach of the implied duty of good faith and fair dealing against the General Partner and direct and derivative claims of tortious interference with the SEP Partnership Agreement against Spectra Energy. SEP is also named as a “nominal” defendant in the lawsuit for the derivative claims.

On January 13, 2017, the Plaintiff in the Morris Litigation withdrew all of his direct claims in the lawsuit. On June 27, 2017, the Delaware Court of Chancery issued a Memorandum Opinion dismissing the derivative claims of tortious interference against Spectra Energy and the breach of the implied duty of good faith and fair dealing against the General Partner, leaving only the derivative claim for breach of the SEP Partnership Agreement against the General Partner pending. The relief sought in the complaint includes rescission of the transaction, damages, interest and attorneys’ fees.

As of September 18, 2018, all proceedings in the Morris Litigation have been stayed at the Plaintiff’s request pending either the closing of the Merger or the termination of the Merger Agreement, and the trial originally scheduled to begin December 11, 2018, has been removed from the Delaware Court of Chancery’s calendar. If the Merger closes and Enbridge acquires all of the outstanding SEP common units (other than the Excluded Units), Plaintiff will lose standing to continue his derivative claims on behalf of SEP and Enbridge will become the owner of such derivative claims.

Interests of Directors and Executive Officers of GP LLC in the Merger

In considering the recommendation of the GP LLC Board with respect to the Merger proposal, SEP unitholders should be aware that certain of the directors and executive officers of Enbridge and GP LLC have interests in the transaction that may differ from, or are in addition to, the interests of SEP unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent they may be substantial, are described below.

Common Directors and Executive Officers

SEP does not have any employees and relies on GP LLC to manage the conduct of SEP’s business. Certain executive officers of Enbridge are also directors and executive officers of GP LLC. Enbridge compensates these officers for the performance of their duties to Enbridge, including in respect of the management of GP LLC. Persons who are directors or officers of both Enbridge and GP LLC owe duties to the equityholders of Enbridge and GP LLC, and may have interests in the Merger that are different from the interests of SEP unitholders generally.

The following chart sets forth, as of the date of this consent solicitation/prospectus, the executive officers of Enbridge who hold positions at GP LLC.

Director	GP LLC	Enbridge
John K. Whelen	Director	Executive Vice President & Chief Financial Officer
William T. Yardley	President and Chairman of the Board of Directors	Executive Vice President & President, Gas Transmission & Midstream
Vern D. Yu	Director and Chief Development Officer	Executive Vice President & Chief Development Officer

In addition, four of the seven directors of GP LLC hold positions at Enbridge or its subsidiaries (other than GP LLC) and each executive officer of GP LLC is currently serving, and is expected to continue to serve, as an executive or other officer of Enbridge or its subsidiaries (other than GP LLC) following the Merger.

Equity Interests of GP LLC’s Directors and Executive Officers in SEP and Enbridge

Five directors of GP LLC beneficially own SEP common units and will receive the Merger Consideration upon completion of the Merger in accordance with the Merger Agreement. Please read the section titled “Security Ownership of Certain Beneficial Owners of SEP—Security Ownership of the Management and Directors of GP LLC” beginning on page 125 for further detail.

All of the executive officers and six directors, including three non-management directors, of GP LLC beneficially own Enbridge common shares. Those individuals who own Enbridge common shares, and all of these individuals in the aggregate, hold Enbridge common shares representing less than 1.0% of Enbridge common shares outstanding as of November 5, 2018.

Conflicts Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Conflicts Committee in evaluating the proposed Merger, including negotiating the terms and conditions of the Merger Agreement, the GP LLC Board determined that each member of the Conflicts Committee would receive (1) a grant of SEP common units equal to US$40,000 in value (based on the closing price of SEP common units on the NYSE on May 16, 2018) as a retainer, plus (2) a fee of US$1,500 in cash for each meeting of the Conflicts Committee, in addition to reimbursement of out-of-pocket expenses relating to such meeting, plus (3) in with respect to any in-person meetings of the Conflicts Committee, reimbursement of travel costs in connection with such meetings and, solely with respect to any members who attend such meetings from outside of the Houston metro area, an additional US$1,500 travel fee. In the event that the Merger is consummated, each member of the Conflicts Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the Conflicts Committee. The Chairman of the Conflicts Committee would receive an additional grant of SEP common units equal to US$40,000 in value (based on the closing price of SEP common units on the NYSE on May 16, 2018). The compensation for the Chairman and members of the Conflicts Committee was approved by the GP LLC Board and was not, and is not, contingent upon the approval of the Merger Agreement and the completion of the Merger or any other transaction. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with their service on the Conflicts Committee) will be paid to the members of the Conflicts Committee in connection with their service on the Conflicts Committee.

Executive Compensation

SEP does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who has served as a director or executive officer at GP LLC or Enbridge since the beginning of 2017 have any agreements or understandings with Enbridge, GP LLC, SEP or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in the SEP written consent in connection with this consent solicitation/prospectus.

Indemnification

All of the directors and executive officers of GP LLC have the right to indemnification under the SEP Partnership Agreement, the limited partnership agreement of the General Partner, the limited liability agreement of GP LLC and the Merger Agreement. In addition, all of the directors of Enbridge and all of the officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

Indemnification and Insurance

The parties to the Merger Agreement have agreed that, from and after the Effective Time, to the fullest extent permitted under applicable law, Enbridge and SEP, as the surviving entity, will jointly and severally indemnify, defend and hold harmless (subject to certain conditions regarding the advancement of expenses), each present and former director and officer of any of GP LLC, SEP, the General Partner or any of their respective subsidiaries, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement and any actions to enforce the indemnification provisions in the Merger Agreement or any other indemnification or the advancement right of any Indemnified Party.

In addition, the Merger Agreement contains certain obligations related to the maintenance of directors’ and officers’ liability insurance for the directors and officers covered under GP LLC’s existing policies and fiduciary liability insurance for persons covered under SEP’s existing policies with respect to matters existing or occurring at or prior to the Effective Time of the Merger.

Listing of Enbridge Common Shares

The completion of the Merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of SEP Common Units

Enbridge expects that, as promptly as practicable after the Effective Time, the SEP common units currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Dissenters’ or Appraisal Rights

Holders of SEP common units do not have appraisal rights under applicable law or contractual appraisal rights under the SEP Partnership Agreement or the Merger Agreement.

Requisite SEP Unitholder Approval

The approval of the Merger Agreement and the Merger by SEP requires the affirmative consent of holders of at least a majority of the outstanding SEP common units. Pursuant to the terms of the Merger Agreement, Enbridge and Enbridge (U.S.) Inc., which as of November 5, 2018 together beneficially owned 402,989,862 SEP common units representing approximately 83.1% of the outstanding SEP common units, have irrevocably agreed to deliver, or cause to be delivered, the Enbridge Written Consent within two business days after the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part. The delivery of the Enbridge Written Consent by Enbridge and Enbridge (U.S.) Inc. with respect to the SEP common units that Enbridge and its subsidiaries own will be sufficient to approve the Merger Agreement and the Merger without the receipt of written consent from any other holder of SEP common units.

No Enbridge Shareholder Approval Required

The approval of the Merger Agreement and the Merger by Enbridge does not require the affirmative vote or consent of Enbridge shareholders.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. Because Enbridge controlled SEP both before and after the completion of the Merger, the changes in Enbridge’s ownership interest in SEP will be accounted for as an equity transaction and no gain or loss will be recognized in the condensed consolidated statements of earnings resulting from the Merger. In addition, consistent with ASC 740, Income Taxes, the tax effects of the Merger is presented in additional paid-in capital.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on August 24, 2018. The description of the Merger Agreement in this section and elsewhere in this consent solicitation/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this consent solicitation/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Enbridge, SEP, or any of their respective subsidiaries or affiliates contained in this consent solicitation/prospectus or in Enbridge’s or SEP’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Enbridge or SEP, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Enbridge, Enbridge (U.S.) Inc., SEP, the General Partner and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Enbridge, Enbridge (U.S.) Inc., SEP, the General Partner and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or unitholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the disclosure letters that SEP and Enbridge delivered to each other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation/prospectus, may have changed since the date of the Merger Agreement. You should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Enbridge, SEP or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time of the Merger, Merger Sub will be merged with and into SEP, with SEP being the sole surviving entity of the Merger as an indirect, wholly owned subsidiary of Enbridge (the “Surviving Entity”).

Closing and Effective Time of the Merger

The closing of the Merger (the “Closing”) will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to the completion of the Merger, described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 87 (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied, or that may be waived at Closing, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived in accordance with the Merger Agreement or at such other date, time or place (or by means of remote communication) as SEP and Enbridge may mutually agree in writing.

Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the Closing to occur in the fourth quarter of 2018. The Merger will become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the Certificate of Merger.

Organizational Documents of the Surviving Entity

At the Effective Time, (a) the certificate of limited partnership of SEP as in effect immediately prior to the Effective Time will continue as the certificate of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable law, and (b) the Partnership Agreement will remain unchanged and will continue as the agreement of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable law, and in each case any further amendments or restatements must be consistent with the obligations set forth in the Merger Agreement.

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of any SEP partnership interests, each SEP common unit issued and outstanding, other than Excluded Units (each such SEP common unit, an “Eligible Unit”) will be converted into the right to receive 1.111 Enbridge common shares.

Each Eligible Unit, upon being converted into the right to receive the Merger Consideration, and each certificate and each book-entry unit formerly representing any Eligible Units, will thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Units, and the right, if any, to receive cash in lieu of fractional shares and any dividends or other distributions declared by Enbridge in respect of Enbridge common shares, the record date for which is at or after the Effective Time.

No fractional Enbridge common shares will be issued upon the conversion of SEP common units. All fractional Enbridge common shares that a holder of Eligible Units would otherwise be entitled to receive will be aggregated and rounded to three decimal places. Such holder of Eligible Units will be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in an Enbridge common share to which such holder would otherwise be entitled and (b) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and SEP) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date.

At the Effective Time, by virtue of the Merger and without further action on the part of the parties or any holder of any SEP common units, each Excluded Unit will remain outstanding as a common unit in the Surviving Entity, unaffected by the Merger, and all other partnership interests, including the non-economic general partner interest in SEP owned by the General Partner, Enbridge or any of its subsidiaries will remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger, and no consideration will be delivered in respect thereof.

At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the parties, all membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time will cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

Pre-Merger Subscriptions

On the Closing Date and immediately prior to the Effective Time, the following subscriptions for shares or membership interests will take place in the following order: (a) Enbridge will subscribe for shares of Enbridge

US Holdings Inc. in exchange for the right of Enbridge US Holdings Inc. to receive from Enbridge the Aggregate Merger Consideration, (b) Enbridge US Holdings Inc. will subscribe for shares of Enbridge (U.S.) Inc. in exchange for the right of Enbridge (U.S.) Inc. to receive from Enbridge US Holdings Inc. the Aggregate Merger Consideration, (c) Enbridge (U.S.) Inc. will subscribe for shares in Spectra Energy in exchange for the right of Spectra Energy to receive from Enbridge (U.S.) Inc. the Aggregate Merger Consideration (the “Spectra Subscription”), (d) Spectra Energy will subscribe for additional membership interests of Spectra Energy Capital, LLC in exchange for the right of Spectra Energy Capital, LLC to receive from Spectra Energy the Aggregate Merger Consideration (the “SECLLC Subscription”), (e) Spectra Energy Capital, LLC will subscribe for additional membership interests in Spectra Energy Transmission, LLC (“SETLLC”) in exchange for the right of SETLLC to receive from Spectra Energy Capital, LLC the Aggregate Merger Consideration (the “SETLLC Subscription”) and (f) SETLLC will subscribe for additional membership interests of Merger Sub in exchange for the right of Merger Sub to receive from SETLLC the Aggregate Merger Consideration (the “Merger Sub Subscription”). Immediately prior to the Effective Time and following the Merger Sub Subscription, Merger Sub will direct Enbridge to deposit or cause to be deposited the Aggregate Merger Consideration with the Exchange Agent (as defined below) for the benefit (subject to closing) of the holders of Eligible Units.

United States Federal Income Tax Treatment of the Merger

For United States federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the United States federal income tax treatment), the parties have agreed to treat the Merger, (a) with respect to the holders of Eligible Units, as a taxable sale of the Eligible Units to Spectra Energy and, (b) with respect to Spectra Energy, as an acquisition of the Aggregate Merger Consideration from Enbridge (U.S.) Inc. in accordance with the Spectra Subscription (as defined in the Merger Agreement) and then as a purchase by Spectra Energy of the Eligible Units from the holders of the Eligible Units in exchange for the Aggregate Merger Consideration (including any cash paid in lieu of fractional Enbridge common shares). The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (each, a “Proceeding”), with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental entity.

Exchange Procedures

Immediately prior to the Effective Time, Enbridge will deposit, or cause to be deposited, with a nationally recognized financial institution or trust company selected by Enbridge with SEP’s prior approval (which will not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Units upon Closing, an aggregate number of Enbridge common shares to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Units and an aggregate amount of cash comprising approximately the amounts required to be delivered in lieu of any fractional shares. In addition, Enbridge will deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Units may be entitled, with both a record date and payment date after the Effective Time and prior to the surrender of such Eligible Units as further described in the section titled “The Merger Agreement—Distributions with Respect to Unsurrendered Certificates” beginning on page 77. Such Enbridge common shares, cash in lieu of fractional shares and the amount of any dividends or other distributions deposited with the Exchange Agent collectively constitute the “Exchange Fund”.

With respect to certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of each certificate (a) notice advising such holders of the effectiveness of the Merger, (b) a letter of transmittal in customary form, which will specify that delivery will be effected, and risk of loss and title to a certificate will pass, only upon delivery of the certificate (or an affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) to the Exchange Agent and (c) instructions for surrendering a certificate (or the making of an affidavit of loss in lieu of a certificate and the posting of a bond as indemnity) to the Exchange Agent.

Upon surrender to the Exchange Agent of a certificate (or an affidavit of loss in lieu of a certificate with the posting of a bond as indemnity) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity will cause the Exchange Agent to mail to each holder of record of any certificate in exchange therefor, as promptly as reasonably practicable thereafter, (a) a statement reflecting the number of whole Enbridge common shares, if any, that such holder is entitled to receive in the name of such record holder and (b) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any certificate that has been so surrendered will be cancelled by the Exchange Agent.

With respect to book-entry units not held through The Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of a non-DTC book-entry unit, (a) notice advising such holders of the effectiveness of the Merger, (b) a statement reflecting the number of whole Enbridge common shares, if any, that such holder is entitled to receive pursuant to the Merger Agreement and in the name of such record holder and (c) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any holder of an Eligible Unit that is duplicatively evidenced by both a certificate and book-entry account will not receive the notice, statement and check contemplated by the preceding paragraph with respect to such Eligible Units, but will surrender the applicable certificate in accordance with the procedures set forth above regarding the surrender of certificates to receive the Merger Consideration and any other amounts due under the Merger Agreement with respect to such Eligible Unit, and no additional Merger Consideration or other amounts under the Merger Agreement will accrue or be payable to the duplicative book-entry account for such Eligible Unit.

With respect to book-entry units held through DTC, Enbridge and SEP will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or distributions, in each case, that such holder has the right to receive pursuant to the terms of the Merger Agreement.

No interest will be paid or accrued on any amount payable for Eligible Units.

In the event of a transfer of ownership of any certificate that is not registered in the transfer books of SEP as of the Effective Time, the proper number of Enbridge common shares, together with a check for any cash, (after giving effect to any required tax withholdings) to be paid upon due surrender of the certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered, each certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions. With respect to book-entry units, payment of the applicable Merger Consideration and any cash in lieu of fractional shares and any unpaid dividends or other distributions will only be made to the person in whose name such book-entry units are registered in the stock transfer books of SEP as of the Effective Time.

Distributions with Respect to Unsurrendered Certificates

All Enbridge common shares to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Enbridge in respect of the Enbridge common shares, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all Enbridge common shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of Enbridge common shares will be paid to any holder with respect to any unsurrendered certificate until the certificate (or affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) is surrendered for exchange. Subject to applicable law, following such surrender, dividends or distributions with respect to Enbridge common shares issued in exchange for Eligible Units will be paid to the holders of record of such Eligible Units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions payable with respect to Enbridge common shares with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to Enbridge common shares with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

Termination of the Exchange Fund

Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Enbridge common shares) that remains unclaimed as of the date that is 12 months following the Effective Time will be delivered to Enbridge. Any holder of Eligible Units will thereafter be entitled to look only to Enbridge for delivery of the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive without interest. None of the Surviving Entity, Enbridge, the Exchange Agent or any other person will be liable to any former holder of SEP common units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any governmental entity, will, to the extent permitted by applicable law, become the property of Enbridge, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Certificates

In the event that any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions, in each case, payable or issuable had such lost, stolen or destroyed certificate been surrendered.

Withholding Rights

Each of Enbridge, SETLLC, Merger Sub, SEP, the Exchange Agent and the Surviving Entity will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement, without duplication, such amounts, which may include Enbridge common shares, as Enbridge, SETLLC, Merger Sub, SEP, the Exchange Agent and the Surviving Entity reasonably deem to be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by, Enbridge, SETLLC, Merger Sub, SEP, the Exchange Agent or the Surviving Entity, as applicable, such withheld amounts (a) will be timely remitted by Enbridge, SETLLC, Merger Sub, SEP, the Exchange Agent or the Surviving Entity, as applicable, to the applicable governmental entity, and (b) to the extent such withheld amounts are remitted to the appropriate governmental entity, will be treated for all purposes of the Merger Agreement as having been paid to the holder of SEP common units in respect of which such deduction and withholding was made by Enbridge, SETLLC, Merger Sub, SEP, the Exchange Agent or the Surviving Entity, as applicable. If withholding is taken in Enbridge common shares, Enbridge, SETLLC, Merger Sub, SEP, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate governmental entity.

Adjustments to Prevent Dilution

If, from the date of the Merger Agreement to the earlier of the Effective Time and termination of the Merger Agreement, the issued and outstanding SEP common units or securities convertible or exchangeable into or exercisable for SEP common units or the issued and outstanding Enbridge common shares or securities convertible or exchangeable into or exercisable for Enbridge common shares, will have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period will have been declared, then the Merger Consideration (and the Exchange Ratio) will be equitably adjusted to provide the holders of SEP common units and Enbridge the same economic effect as contemplated by the Merger Agreement prior to such event, and such items so adjusted will, from and after the date of such event, be the Merger Consideration (and the Exchange Ratio).

No Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement.

Termination of SEP Equity Plan

Prior to the Effective Time, SEP and the General Partner will take all actions necessary to terminate the SEP Long-Term Incentive Plan, such termination to be effective at the Effective Time. From and after the Effective Time, the SEP Long-Term Incentive Plan will be terminated and no equity awards or other rights with respect to SEP common units or other partnership interests will be granted or be outstanding thereunder. As soon as practicable following the Effective Time, SEP will file a post-effective amendment to the Form S-8 registration statement filed by SEP on July 3, 2007, deregistering all common units thereunder.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by SEP and the General Partner that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by SEP to the SEC (including the exhibits and schedules thereto) prior to the date of the Merger Agreement or in the disclosure letter delivered by SEP and the General Partner to Enbridge and Enbridge (U.S.) Inc. in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of the General Partner, SEP and any of its subsidiaries;

•	the capital structure of SEP, including regarding:

•	the number of SEP common units outstanding;

•	the non-economic general partner interest outstanding;

•	the due authorization and validity of the SEP common units;

•

the due authorization and validity of the general partner interest and the absence of any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest or security interest of any kind on that interest;

•

the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of SEP common units on any matter; and

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights;

•

the corporate power, authority and approval relating to the execution, delivery and performance of SEP’s and the General Partner’s obligations under the Merger Agreement, subject to the approval of the Merger Agreement by the majority of the outstanding SEP common units entitled to vote on the matter;

•	the Conflicts Committee’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders;

•	the GP LLC Board’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to, and in the best interests of, SEP and the Unaffiliated SEP Unitholders;

•

government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•

the execution, delivery and performance of the Merger Agreement by SEP and the General Partner not contravening, violating, resulting in a breach of or otherwise conflicting with the organizational documents of SEP or its subsidiaries or the material contracts of SEP or resulting in the creation of any lien on any of the assets or businesses of any of SEP or its subsidiaries under any such material contract;

•	filings with the SEC since December 31, 2016, the financial statements included therein and the maintenance of a system of internal controls;

•	the absence of a Material Adverse Effect with respect to SEP and its subsidiaries, taken as a whole, since December 31, 2017;

•	the absence of any Proceedings, pending or, to the knowledge of SEP and the General Partner, threatened in writing against SEP or its subsidiaries;

•	the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2017;

•	the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against SEP or its subsidiaries;

•	compliance with applicable laws and the possession of and compliance with licenses and permits necessary to the conduct of business, none of which will cease to be effective as a result of the Merger;

•	environmental matters;

•	tax matters;

•	real property;

•	certain material contracts;

•	opinion of financial advisor;

•	the absence of undisclosed broker or finders fees; and

•	insurance.

The Merger Agreement also contains customary representations and warranties by Enbridge, Enbridge (U.S.) Inc. and Merger Sub that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by Enbridge to the SEC (including the exhibits and schedules thereto) or filed on the System for Electronic Document Analysis and Retrieval maintained by Canadian securities regulators prior to the date of the Merger Agreement or in the disclosure letter delivered by Enbridge and Enbridge (U.S.) Inc. to SEP and the General Partner in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of Enbridge and Enbridge (U.S.) Inc.;

•	the capital structure of Enbridge, Enbridge (U.S.) Inc. and Merger Sub, including regarding:

•	the number of Enbridge common shares and preference shares issued and outstanding;

•	the authorized capital stock of Enbridge (U.S.) Inc.;

•	the due authorization and validity of all outstanding Enbridge common shares and shares of Enbridge (U.S.) Inc. common stock;

•

the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Enbridge shareholders on any matter;

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights; and

•	the ownership of Merger Sub by SETLLC and Merger Sub’s lack of assets, liabilities or obligations of any nature other than those incident to its formation in connection with the Merger;

•	the corporate power, authority and approval relating to the execution, delivery and performance of Enbridge’s, Enbridge (U.S.) Inc.’s and Merger Sub’s obligations under the Merger Agreement;

•

government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•

the execution, delivery and performance of the Merger Agreement by Enbridge and Enbridge (U.S.) Inc. not contravening, violating, resulting in a breach of or otherwise conflicting with the organizational documents of Enbridge or its subsidiaries (other than SEP and its subsidiaries) or the material contracts of Enbridge or resulting in the creation of any lien on any of the assets or businesses of any of Enbridge or its subsidiaries (other than SEP and its subsidiaries) under any such material contract;

•	filings with the SEC since December 31, 2016, the financial statements included therein and the maintenance of a system of internal controls;

•	the absence of a Material Adverse Effect with respect to Enbridge and its subsidiaries (other than SEP and its subsidiaries), taken as a whole, since December 31, 2017;

•	the absence of any Proceedings, pending or, to the knowledge of Enbridge, threatened in writing against Enbridge or its subsidiaries (other than SEP and its subsidiaries);

•	the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2017;

•

the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against Enbridge or its subsidiaries (other than SEP and its subsidiaries);

•	compliance with applicable laws and the possession of and compliance with licenses and permits necessary to the conduct of business, none of which will cease to be effective as a result of the Merger;

•	environmental matters;

•	tax matters;

•	real property;

•	certain material contracts;

•	the absence of undisclosed broker or finders fees; and

•	insurance.

Many of the representations and warranties contained in the Merger Agreement are qualified by a “Material Adverse Effect” standard (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Enbridge or SEP) and/or by a general materiality standard.

A “Material Adverse Effect” means with respect to SEP or Enbridge, as applicable, any effect, event, development, change or occurrence, individually or in the aggregate with any other events, developments, changes, or occurrences, is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations, taken as a whole, of Enbridge and its subsidiaries (other than SEP and its subsidiaries) or SEP and its subsidiaries, taken as a whole, as applicable, except that none of the following, alone or in combination, will be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•

any effect, event, development, change or occurrence affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

•	any changes in prices (benchmark, realized or otherwise) of energy products or other commodities or from changes in interest rates or currency exchange rates;

•

any factors affecting the energy products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such party and its subsidiaries conduct their respective businesses, industry margins or any regulatory changes or changes in applicable law, and including those effects resulting from the actions of competitors or other changes in the industry in which such party conducts its business;

•

the entry into, announcement or performance of the transactions contemplated by the Merger Agreement, including the Merger, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any transaction litigation or actions taken or requirements imposed by any governmental entity in connection with the transactions contemplated by the Merger Agreement, including the Merger;

•	changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of the Merger Agreement;

•

any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any law, decision or protocol or any other legislative or political conditions or policy or practices of any governmental entity;

•

any failure by such party to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial or operational performance measures for any period (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any person;

•

the performance by any party of its obligations under the Merger Agreement, including any action taken or omitted to be taken at the request or with the consent of Enbridge, with respect to SEP, or at the request or with the consent of SEP with respect to Enbridge, as applicable;

•

any change in the credit rating or other rating of financial strength of such party or any of its subsidiaries or any of their respective securities or any announcement of a prospective change therein (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such effect or announcement of an effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

a decline in the market price, or change in trading volume, of the SEP common units on the NYSE, the Enbridge common shares on the TSX or the NYSE or any derivative securities related thereto, as applicable (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such person (on their own behalf or on behalf of such person) arising out of or related to the Merger Agreement or the transactions contemplated thereby; or

•

any effect caused by the entry into, announcement, consummation or performance of, or failure to enter into or consummate the Other Parent Mergers, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any litigation related to certain other transactions involving Enbridge or actions taken or requirements imposed by any governmental entity in connection with certain other transactions involving Enbridge.

However, with respect to the first, second, third, fifth, sixth and eighth bullets listed above, such effect, event, development, change or occurrence will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that it disproportionately adversely affects such party and its subsidiaries compared to other companies operating in the industries in which such party and its subsidiaries operate.

Interim Operations

Under the terms of the Merger Agreement, SEP and Enbridge have agreed that, after the date of the Merger Agreement and prior to the Effective Time, except as contemplated by the Merger Agreement, required by law or contract in effect as of the date of the Merger Agreement or agreed upon by the parties in writing (which approval will not be unreasonably withheld, conditioned or delayed), the business of each of Enbridge and SEP and their respective subsidiaries will be conducted in the ordinary course and each of Enbridge and SEP and their respective subsidiaries will use their commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, distributors, creditors, lessors, employees and business associates. SEP and Enbridge have also agreed that, after the date of the Merger Agreement and prior to the Effective Time, except as, among other things (a) contemplated by the Merger Agreement or in any contract entered into by Enbridge with respect to the Other Merger Transactions, (b) required by law or terms of any material contract of either Enbridge or SEP, or (c) as approved in writing by the other party (which approval shall not be unreasonably withheld, conditioned or delayed), SEP and Enbridge will not, and will not permit their respective subsidiaries to:

•	make any material change to the nature of its business and operations;

•

make any change to its organizational documents as in effect on the date of the Merger Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of the party to satisfy any of the conditions to, or consummation of, the Merger or the Other Parent Mergers;

•

merge or consolidate itself or any of its subsidiaries with any other person or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except such transactions solely between or among, or solely involving, the party and one or more of its wholly owned subsidiaries, or a subsidiary of such party and one or more wholly owned subsidiaries of such subsidiary, as would not reasonably be expected to result in a Material Adverse Effect with respect to SEP or Enbridge, as applicable, or as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such party to satisfy any of the conditions to, or consummation of, the Merger or the Other Parent Mergers;

•

issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance, or enter into any contract (including in respect to voting of), any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (other than by a wholly owned subsidiary to the party or one or more of the party’s wholly owned subsidiaries or by a wholly owned subsidiary of the party’s subsidiary to such subsidiary or one or more other wholly owned subsidiaries of such subsidiary) or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any such interests or such convertible or exchangeable securities;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable for such interests, as applicable;

•

waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on SEP or Enbridge, as applicable;

•

other than in the ordinary course, make, change or revoke any material tax election (other than a tax election with respect to GP LLC), adopt or change any material tax accounting method, file any material amended tax return, settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on the party’s most recent consolidated balance sheet included in the public filings of SEP or Enbridge, as applicable, or surrender any right to claim a refund of a material amount of taxes;

•	make any material change to its accounting policies, except as may be required as a result of a change in GAAP (or any interpretation thereof);

•	make or declare any dividends or distributions to the holders of SEP common units or Enbridge common shares, in each case, other than in the ordinary course; or

•	agree, authorize or commit to do any of the foregoing.

Consent Solicitation/Prospectus Filing; Information Supplied

SEP and Enbridge have agreed to cooperate in the preparation of this registration statement of which this consent solicitation/prospectus forms a part and to use their respective reasonable best efforts to have this registration statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and to maintain the effectiveness of the registration statement for as long as necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement or until the Merger Agreement is terminated. SEP will promptly thereafter use its reasonable best efforts to mail the consent solicitation/prospectus, which will include a form of consent that may be executed by the limited partners in connection with the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by written consent without a meeting in accordance with Section 14.3(a) of the SEP Partnership Agreement, to the limited partners. The General Partner will specify the time period in which executed forms of consent must be returned to SEP, which will not be less than 20 days, and such time period will be set forth in the consent solicitation/prospectus.

Each of Enbridge and SEP will promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the registration statement or the consent solicitation/prospectus or for additional information and will promptly provide to the other copies of all correspondence between it or any of its directors, officers, principals, partners, managers, members (if such person is a member-managed limited liability company or similar entity), employees, consultants, investment bankers, financial advisors, legal counsels, attorneys-in-fact, accountants or other advisors, agents or other representatives of such person, in each case acting in their capacity as such (the “Representatives”) and the SEC with respect to the registration statement or consent solicitation/prospectus. Additionally, each of Enbridge and SEP will provide the other party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the consent solicitation/prospectus, the registration statement and other documents related to the approval of the Merger Agreement and the Merger by SEP unitholders or the issuance of the Enbridge common shares in respect of the Merger, prior to filing such documents with the applicable governmental entity and mailing such documents to the limited partners. All comments reasonably and promptly proposed by the other party or its legal counsel will be included and all information relating to Enbridge and its subsidiaries (not including SEP and its subsidiaries) or SEP and its subsidiaries included in the consent solicitation/prospectus and the registration statement will be in form and content satisfactory to Enbridge or SEP, respectively, acting reasonably.

Cooperation; Efforts to Consummate

On the terms and subject to the conditions of the Merger Agreement, SEP and Enbridge have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including (a) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, (b) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement and (c) defending any Proceedings challenging the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and any other transactions contemplated by the Merger Agreement. However, no parties will be required to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by the Merger Agreement.

Stock Exchange Listing and Delisting

Enbridge will use its reasonable best efforts to cause the Enbridge common shares to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, SEP will cooperate with Enbridge and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the SEP common units from the NYSE and the deregistration of the SEP common units under the Exchange Act as promptly as practicable after the Effective Time.

Expenses

Whether or not the Merger is consummated, subject to expense reimbursement described below in “—Payment of SEP Expenses”, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, including all fees and expenses of its Representatives, will be paid by the party incurring such expenses, except that Enbridge will pay for any filing fees with respect to this registration statement of which this consent solicitation/prospectus forms a part, and the costs and expenses of printing and mailing of this consent solicitation/prospectus.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, to the fullest extent permitted under applicable law, each of Enbridge and the Surviving Entity will jointly and severally indemnify, defend and hold harmless each present and former (determined as of the Effective Time) director and officer of GP LLC, SEP and the General Partner, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement, including the Merger, and actions to enforce indemnification or advancements rights of any Indemnified Party. Enbridge and the Surviving Entity will also advance expenses as incurred in each case described above to the fullest extent permitted under applicable law. However, any person to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such person is not entitled to indemnification.

In addition, Enbridge will maintain in effect, or cause to be maintained in effect, (a) the insurance liability coverage of the existing directors’ and officers’ insurance policies for directors and officers of GP LLC and (b) SEP’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date of the Merger Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of the Merger Agreement. However, in no event during the Tail Period will Enbridge be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to SEP by Enbridge for such insurance, except that if the cost of such insurance coverage exceeds such amount, the Surviving Entity will have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Enbridge in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity, Enbridge may, but will be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger).

During the Tail Period, Enbridge will honor, and will cause GP LLC, the General Partner and the Surviving Entity to honor, all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect as of the date of the Merger Agreement in favor of any Indemnified Party as provided in the organizational documents of GP LLC, the General Partner, SEP and their respective subsidiaries or any indemnification agreement between such Indemnified Party and GP LLC, the General Partner, SEP or any of their respective subsidiaries, in each case, as in effect on the date of the Merger Agreement, and all of such rights will survive the Merger and any other transactions contemplated by the Merger Agreement unchanged and will not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

If Enbridge, GP LLC, the General Partner or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving person of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and assigns of Enbridge, GP LLC, the General Partner or the Surviving Entity, as applicable, will assume all of the indemnification and D&O Insurance obligations.

The rights of the Indemnified Parties will be in addition to any rights such Indemnified Parties may have under the organizational documents of GP LLC, the General Partner, SEP or any of their respective subsidiaries or under any applicable laws or contracts. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each Indemnified Person.

Distributions

SEP and Enbridge will coordinate with each other with respect to the declaration and setting of record dates and payment dates of distributions on SEP common units and Enbridge common shares, subject to applicable law, so that holders of SEP common units do not receive dividends and distributions, as applicable, on both SEP common units and Enbridge common shares received in the Merger or fail to receive a dividend or distribution, as applicable, on either SEP common units or Enbridge common shares received in the Merger in respect of any calendar quarter.

Transaction Litigation

In the event that any shareholder litigation related to the Merger Agreement or any transactions contemplated thereby, including the Merger, is brought, or, to SEP’s knowledge, threatened, against SEP or any members of the GP LLC Board from and following the date of the Merger Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), SEP will as promptly as reasonably practicable notify Enbridge of such Transaction Litigation and will keep Enbridge reasonably informed with respect to the status thereof. SEP will give Enbridge the opportunity to participate in the defense or settlement and will consider in good faith Enbridge’s advice with respect to such Transaction Litigation. SEP, however, will in any event control such defense or settlement, and the disclosure of information to Enbridge in connection therewith will be subject to the provisions set forth in the Merger Agreement. SEP has agreed not to settle any Transaction Litigation without the prior written consent of Enbridge (which consent will not be unreasonably withheld, conditioned or delayed).

Voting

Until the earlier of the Effective Time or the termination of the Merger Agreement, Enbridge and Enbridge (U.S.) Inc. have irrevocably and unconditionally agreed that they will, within two business days after the registration statement becomes effective under the Securities Act, deliver, or cause to be delivered, a written consent pursuant to Section 14.3(a) of the SEP Partnership Agreement covering all of the SEP common units then owned beneficially or of record by them or any of their subsidiaries in favor of the approval of the Merger Agreement and the Merger and the approval of any actions required in furtherance thereof.

Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Enbridge will not, and will not permit any of its subsidiaries to, take any action intended to cause GP LLC to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any director of GP LLC that is a member of the Conflicts Committee either as a director or as a member of such committee. However, this will not apply to the filling, in accordance with the limited liability company agreement of GP LLC, of any vacancies caused by the resignation, death or incapacity of any such director.

Performance by General Partner

Enbridge has agreed to cause GP LLC and the General Partner to cause SEP and its subsidiaries to comply with the provisions of the Merger Agreement. However, any actions or inactions by SEP, the General Partner and their respective subsidiaries will not be deemed to be breaches or violations or failures to perform by SEP, the General Partner and their respective subsidiaries of any of the provisions of the Merger Agreement if such action or inaction was or was not taken, as applicable, at the direction of Enbridge, any of its subsidiaries (other than SEP and its subsidiaries) or any of their respective officers.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•

Unitholder Approval. The Merger Agreement must have been duly approved in accordance with applicable law by written consent without a meeting in accordance with Section 14.3 of the SEP Partnership Agreement by the limited partners of SEP holding SEP common units constituting the affirmative vote or consent of holders of a majority of the outstanding SEP common units entitled to vote on such matter (the “Written Consent”).

•

Listing. The Enbridge common shares issuable to the holders of SEP common units pursuant to the Merger Agreement must have been authorized for listing on the NYSE and TSX, subject to official notice of issuance.

•

No Orders. There must not have been enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•

Registration Statement. The registration statement must have become effective in accordance with the provisions of the Securities Act and must not be the subject of any stop order suspending its effectiveness issued by the SEC and any Proceedings for that purpose must not have been commenced or been threatened by the SEC unless subsequently withdrawn.

The obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Enbridge at or prior to the Effective Time of the following conditions:

•	Representations and Warranties.

•

Each of the representations and warranties of SEP and the General Partner relating to authority, approval and fairness and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

•

The representations and warranties of SEP and the General Partner relating to the capital structure of SEP set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and

•

Each other representation and warranty of SEP and the General Partner must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SEP.

•	Performance of Obligations. SEP will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•

Closing Certificate. Enbridge, Enbridge (U.S.) Inc. and Merger Sub must have received a certificate signed on behalf of SEP by an executive officer of SEP certifying that the conditions set forth above have been satisfied.

The obligation of SEP and the General Partner to effect the Merger is also subject to the satisfaction or waiver by SEP at or prior to the Closing of the following conditions:

•	Representations and Warranties.

•

Each of the representations and warranties of Enbridge, Enbridge (U.S.) Inc. and Merger Sub relating to authority, approval and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

•

The representations and warranties of Enbridge, Enbridge (U.S.) Inc. and Merger Sub relating to the capital structure of Enbridge and Merger Sub set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and

•

Each other representation and warranty of Enbridge, Enbridge (U.S.) Inc. and Merger Sub must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Enbridge.

•

Performance of Obligations. Each of Enbridge, Enbridge (U.S.) Inc. and Merger Sub will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•

Closing Certificate. SEP must have received a certificate signed on behalf of Enbridge, Enbridge (U.S.) Inc. and Merger Sub by an executive officer of Enbridge certifying that the conditions set forth above have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of SEP, duly authorized by the Conflicts Committee, and Enbridge, duly authorized by the Enbridge Board.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Enbridge or GP LLC (on behalf of SEP) if:

•	the Merger has not been consummated by the Outside Date; or

•	any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable;

provided that the right to terminate the Merger Agreement as described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

In addition, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

•

action of the Enbridge Board if there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of SEP has become untrue, in either case, such that certain conditions to obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after written notice thereof is given by Enbridge to SEP or the Outside Date; or

•

action of the GP LLC Board (on behalf of SEP) if, at any time prior to the Effective Time, there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Enbridge, Enbridge (U.S.) Inc. or Merger Sub will have become untrue, in either case, such that certain conditions to obligations of SEP and the General Partner would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, is not cured within the earlier of 60 days after written notice thereof is given by SEP to Enbridge or the Outside Date.

However, the right of Enbridge or SEP to terminate the Merger Agreement as described above will not be available to Enbridge or SEP if such party has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Under the Merger Agreement, any determination by SEP, the General Partner or the GP LLC Board to terminate the Merger Agreement must be duly authorized by the Conflicts Committee.

In the event of the termination of the Merger Agreement and the abandonment of the Merger, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its Representatives or affiliates). However, no such termination will relieve any party to the Merger Agreement of any liability or damages to the other party to the Merger Agreement resulting from any intentional and willful material breach of, or intentional and willful material failure to perform under, the Merger Agreement. The provisions or agreements of the parties related to definitions, interpretation and construction, survival of certain provisions, payment/allocation of expenses, the effect of termination and abandonment and payment of SEP expenses in the event of termination will survive the termination of the Merger Agreement.

Payment of SEP Expenses

If the Merger Agreement is terminated by SEP due to the Merger not having been consummated by the Outside Date, any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or a breach by Enbridge, Enbridge (U.S.) Inc. or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement such that SEP’s closing condition is not satisfied, Enbridge will pay to SEP by wire transfer of immediately available funds to an account designated by SEP an amount equal to SEP’s expenses up to a maximum amount of US$4.0 million, and such payment will be made within five business days after such termination.

Modification or Amendment

Subject to the provisions of applicable law and provisions of the Merger Agreement related to indemnification and directors’ and officers’ insurance, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or waived, if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendments, modifications or waivers by SEP must be approved by the Conflicts Committee.

Waiver of Conditions

The conditions to each of the parties’ obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are for the sole benefit of such party and may be waived by such party, in whole or in part to the extent permitted by applicable law. Any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. However, SEP may not make or authorize any such waiver without the prior approval of the Conflicts Committee.

Partnership Board Consent

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval or consent of SEP, the General Partner or the GP LLC Board is required pursuant to the Merger Agreement, such determination, decision, approval or consent must be authorized by the GP LLC Board. However, the GP LLC Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In General

This summary is based on the description of the Merger set out in this consent solicitation/prospectus, the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (which is referred to as the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which are referred to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Merger. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of the Merger in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

This summary does not discuss any non-Canadian income or other tax consequences of the Merger. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the Merger may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Application

The following summary describes the principal Canadian federal income tax considerations in respect of the Merger generally applicable under the Canadian Tax Act to a beneficial owner of SEP common units who disposes, or is deemed to have disposed, of SEP common units pursuant to the Merger and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) deals at arm’s length with and is not affiliated with Enbridge, Merger Sub or SEP; and (ii) holds all SEP common units, and will hold all Enbridge common shares acquired pursuant to the Merger (which is referred to, collectively, in this portion of the summary as the “Securities”) as capital property (each of which is referred to in this portion of the summary as a “Holder”). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

Canadian Currency

For the purposes of the Canadian Tax Act, where an amount that is relevant in computing a taxpayer’s “Canadian tax results” is expressed in a currency other than Canadian dollars, the amount must be converted to Canadian dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day on which the amount arose, or such other rate of exchange as is acceptable to the CRA.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, SEP common units and will not use or hold, or be deemed to use or hold, Enbridge common shares in a business carried on in Canada (which is referred to in this portion of the summary as a “Non-Canadian Resident Holder”). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act).

The following portion of the summary assumes that the Securities will not constitute “taxable Canadian property” to any particular Non-Canadian Resident Holder at any time. Generally, SEP common units will not constitute taxable Canadian property for a Non-Canadian Resident Holder at a particular time; provided that at no time during the 60-month period that ends at the particular time less than 50% of the fair market value of the SEP common units is derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. Generally, Enbridge common shares will not constitute taxable Canadian property to a Non-Canadian Resident Holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the equity securities of Enbridge and (ii) more than 50% of the fair market value of Enbridge common shares was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian Tax Act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property”.

Disposition Pursuant to the Merger

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of SEP common units, unless the units are “taxable Canadian property” and are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of disposition.

Non-Canadian Resident Holders whose SEP common units are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their SEP common units constitute treaty-protected property.

Dividends on Enbridge Common Shares (Post-Merger)

Dividends paid or credited, or deemed to be paid or credited, on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for the purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder.

Disposition of Enbridge Common Shares (Post-Merger)

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the shares are “taxable Canadian property” and the shares are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of disposition.

Non-Canadian Resident Holders whose Enbridge common shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Enbridge common shares constitute treaty-protected property.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of Enbridge common shares received in the Merger. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders of SEP common units that hold their SEP common units, and will hold their Enbridge common shares received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	holders of SEP common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	holders of options, or holders of restricted units or bonus units, granted under any Enbridge benefit plan;

•	persons whose functional currency is not the U.S. dollar;

•

holders of SEP common units that hold such SEP common units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction;

•	persons who own or will acquire (directly, indirectly or by attribution) 10% or more of the total combined voting power or value of the outstanding Enbridge common shares;

•	persons that acquired the Enbridge common shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•	certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SEP common units or Enbridge common shares after the Merger, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or any state thereof or the District of Columbia;

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United States federal income tax regardless of its source.

If a partnership, (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SEP common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding SEP common units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of owning and disposing of Enbridge common shares received in the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP AND DISPOSITION OF ENBRIDGE COMMON SHARES RECEIVED IN THE MERGER. EACH HOLDER OF SEP COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF ENBRIDGE COMMON SHARES RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SEP Common Units

Tax Characterization of the Merger

The receipt of Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for SEP common units pursuant to the Merger should be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger should be treated as a taxable sale of a U.S. holder’s SEP common units in exchange for Enbridge common shares and cash received in lieu of fractional shares, if any, received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. holder who receives Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for SEP common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any Enbridge common shares received, and (C) such U.S. holder’s share of SEP’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder’s adjusted tax basis in the SEP common units exchanged therefor (which includes such U.S. holder’s share of SEP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its SEP common units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the SEP common units plus the U.S. holder’s share of SEP’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of SEP’s income and by any increases in the U.S. holder’s share of SEP’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from SEP, by the U.S. holder’s share of SEP’s losses, by any decreases in the U.S. holder’s share of SEP’s nonrecourse liabilities and by the U.S. holder’s share of SEP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of SEP common units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SEP and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of an SEP common unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s SEP common units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of SEP common units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its SEP common units is more than 12 months as of the Effective Time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than US$3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the Enbridge common shares and the amount of cash received in lieu of fractional shares, if any, by each U.S. holder in the Merger, the adjusted tax basis of the SEP common units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of SEP’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in SEP pursuant to the Merger.

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

SEP Items of Income, Gain, Loss, and Deduction for the Taxable Period Ending on the Date of the Merger.

U.S. holders of SEP common units will be allocated their share of SEP’s items of income, gain, loss, and deduction for the taxable period of SEP ending on the date of the Merger. These allocations will be made in accordance with the terms of the SEP partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from SEP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the SEP common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the SEP common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in Enbridge Common Shares Received in the Merger.

A U.S. holder’s tax basis in the Enbridge common shares received in the Merger will equal the fair market value of such Enbridge common shares. A U.S. holder’s holding period in Enbridge common shares received in the Merger will begin on the day after the date of the Merger.

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Enbridge Common Shares Received in the Merger

Dividends

Under the U.S. federal income tax laws, and subject to the passive foreign investment company, which is referred to as “PFIC”, rules discussed below, a U.S. holder generally will be required to treat distributions received with respect to its Enbridge common shares (including any Canadian taxes withheld from such distribution) as dividend income to the extent of Enbridge’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the Enbridge shareholder’s basis in the Enbridge common shares and thereafter as capital gain. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends. If the Enbridge shareholder is a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains, provided that such Enbridge shareholder holds the Enbridge common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends Enbridge pays with respect to Enbridge common shares generally will be qualified dividend income.

Each Enbridge shareholder must include any Canadian tax withheld from the dividend payment in this gross amount even though such shareholder does not in fact receive the dividend. The dividend is taxable to each Enbridge shareholder when such shareholder receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that each Enbridge shareholder must include in their income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in such shareholder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the Enbridge shareholder includes the dividend payment in income to the date such shareholder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such foreign exchange gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations, Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable or deductible against the Enbridge shareholder’s U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against an Enbridge shareholder’s U.S. federal income tax liability.

Dividends will be income from sources outside the United States and will, depending on each Enbridge shareholder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to such shareholder. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Capital Gains

Subject to the PFIC rules discussed below, if an Enbridge shareholder is a U.S. holder and such shareholder sells or otherwise disposes of their Enbridge common shares in a taxable disposition, such Enbridge shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S.

dollar value of the amount realized and such shareholder’s tax basis (determined in U.S. dollars) in their Enbridge common shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

Enbridge believes that Enbridge common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes and Enbridge does not anticipate becoming a PFIC in the foreseeable future, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Enbridge were to be treated as a PFIC for any taxable year during which a U.S. holder owns Enbridge common shares, the U.S. holder generally would be subject to adverse rules, regardless of whether Enbridge continued to be classified as a PFIC. Gain realized on the sale or other disposition of the Enbridge common shares would in general not be treated as capital gain. Instead, unless an Enbridge shareholder elects to be taxed annually on a mark-to-market basis with respect to its Enbridge common shares, such Enbridge shareholder would be treated as if it had realized such gain and certain “excess distributions” ratably over the Enbridge shareholder’s holding period for the Enbridge common shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Dividends that an Enbridge shareholder receives from Enbridge will not be eligible for the tax rates applicable to qualified dividend income if Enbridge is treated as a PFIC with respect to an Enbridge shareholder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (1) stocks and securities issued by non-U.S. persons, (2) financial instruments and contracts that have non-U.S. issuers or counterparties, and (3) interests in foreign entities. U.S. holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the Enbridge common shares.

Backup Withholding and Information Reporting

If an Enbridge shareholder is a noncorporate U.S. holder, information reporting requirements generally will apply to dividend payments or other taxable distributions made to such Enbridge shareholder within the United States, and the payment of proceeds to such Enbridge shareholder from the sale of Enbridge common shares effected in the United States or through a United States office of a broker.

In addition, backup withholding may apply to such payments if an Enbridge shareholder fails to comply with applicable certification requirements or is notified by the IRS that such shareholder has failed to report all interest and dividends required to be shown on its federal income tax returns.

Payment of the proceeds from the sale of Enbridge common shares effected through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected through a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (1) the broker has certain connections to the United States, (2) the proceeds or confirmation are sent to the United States or (3) the sale has certain other specified connections with the United States.

Enbridge shareholders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such shareholder’s income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. Each SEP unitholder should consult its own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of Enbridge common shares in light of such unitholder’s particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

COMPARISON OF RIGHTS OF ENBRIDGE SHAREHOLDERS AND SEP UNITHOLDERS

This section describes the material differences between the rights of Enbridge shareholders and the rights of SEP unitholders. Enbridge is formed under the federal laws of Canada and, accordingly, the rights of Enbridge shareholders are principally governed by the Canada Business Corporations Act, which we refer to as the “Canada Corporations Act”. SEP is formed under the laws of the State of Delaware and the rights of SEP unitholders are governed by the SEP Partnership Agreement and the DRULPA.

The differences between the rights of Enbridge shareholders and SEP unitholders result from differences between the organizational documents, governing law and type of organizational structure of Enbridge and SEP. Enbridge is a Canadian corporation and SEP is a Delaware limited partnership. Ownership interests in a Delaware limited partnership are fundamentally different from ownership interests in a Canadian corporation. The rights of Enbridge shareholders are governed by the Enbridge Articles of Continuance and Certificates and Articles of Amendment, which are referred to as “Enbridge’s articles”, Enbridge General By-Law No. 1, as amended, and Enbridge By-Law No. 2, which is referred to collectively as “Enbridge’s by-laws”, and the Canada Corporations Act. The rights of SEP unitholders are governed by the SEP Partnership Agreement and the DRULPA.

As a result of the Merger, SEP unitholders that receive Merger Consideration in respect of their units will become Enbridge shareholders. Accordingly, once the Merger is completed, the rights of SEP unitholders as Enbridge shareholders will be governed by Enbridge’s articles, Enbridge’s by-laws and the Canada Corporations Act. There are many differences between the rights of SEP unitholders and the rights of Enbridge shareholders. Some of these, such as distribution/dividend and voting rights, are significant.

The following description summarizes the material differences that may affect the rights of Enbridge shareholders and SEP unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. SEP unitholders should read carefully the relevant provisions of the Canada Corporations Act and the DRULPA, Enbridge’s articles, Enbridge’s by-laws, the SEP Partnership Agreement and each other document referred to in this consent solicitation/prospectus for a more complete understanding of the differences between the rights of an Enbridge shareholder and the rights of an SEP unitholder. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the applicable governing document. This summary is qualified in its entirety by reference to the full text of each of Enbridge’s articles, Enbridge’s by-laws and the SEP Partnership Agreement. For information on how to obtain a copy of these documents, see the section titled “Where You Can Find More Information” beginning on page 131.

Enbridge Shareholders	SEP Unitholders
PURPOSE AND TERM OF EXISTENCE

Neither Enbridge’s articles nor Enbridge’s by-laws provide a stated purpose.	SEP’s stated purpose is to engage directly or indirectly in any business activity that is approved by the General Partner and that may lawfully be conducted or engaged in by a Delaware limited partnership; provided that the General Partner may not cause SEP to engage in any business activity that the General Partner determines would cause SEP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Enbridge is to have perpetual existence.	SEP’s partnership term will continue until SEP is dissolved pursuant to the terms of the SEP Partnership Agreement. SEP’s existence as a separate legal entity will continue until cancellation of its certificate of limited partnership pursuant to the DRULPA.

Enbridge Shareholders						SEP Unitholders
AUTHORIZED, ISSUED AND OUTSTANDING CAPITAL

The authorized share capital of Enbridge consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series.						As of November 5, 2018, the Record Date, SEP had 484,896,871 common units issued and outstanding, 402,989,862 of which were owned by Enbridge and its affiliates.

As of November 5, 2018, the Record Date, Enbridge had 1,724,416,558 common shares issued and outstanding and the following preference shares issued and outstanding:						SEP may issue an unlimited number of additional limited partner interests and other equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior to those of its common units or other existing classes of units, as the General Partner may determine, all without the approval of any limited partners.

Preference Shares Series	Number	Per Share Base Redemption Value		Redemption and Conversion Option Date(1)	Right to Convert into
Series A	5,000,000	C$	25	—
Series B	18,269,812	C$	25	June 1, 2022	Series C
Series C	1,730,188	C$	25	June 1, 2022	Series B
Series D	18,000,000	C$	25	March 1, 2023	Series E
Series F	20,000,000	C$	25	June 1, 2023	Series G
Series H	14,000,000	C$	25	September 1, 2023	Series I
Series J	8,000,000	US$	25	June 1, 2022	Series K
Series L	16,000,000	US$	25	September 1, 2022	Series M
Series N	18,000,000	C$	25	December 1, 2018	Series O
Series P	16,000,000	C$	25	March 1, 2019	Series Q
Series R	16,000,000	C$	25	June 1, 2019	Series S
Series 1	16,000,000	US$	25	June 1, 2023	Series 2
Series 3	24,000,000	C$	25	September 1, 2019	Series 4
Series 5	8,000,000	US$	25	March 1, 2019	Series 6
Series 7	10,000,000	C$	25	March 1, 2019	Series 8
Series 9	11,000,000	C$	25	December 1, 2019	Series 10
Series 11	20,000,000	C$	25	March 1, 2020	Series 12
Series 13	14,000,000	C$	25	June 1, 2020	Series 14
Series 15	11,000,000	C$	25	September 1, 2020	Series 16
Series 17	30,000,000	C$	25	March 1, 2022	Series 18
Series 19	20,000,000	C$	25	March 1, 2023	Series 20

(1)   Preference Shares, Series A may be redeemed any time at Enbridge’s option. For all other series of preference shares, Enbridge may, at its option, redeem all or a portion of the outstanding preference shares for the per share base redemption value (as set forth in the table above) plus all accrued and unpaid dividends on the applicable redemption and conversion option date (as set forth in the table above) and on every fifth anniversary thereafter.

Holders of Enbridge common shares and preference shares are entitled to all of the applicable rights and obligations provided under the Canada Corporations Act and Enbridge’s articles and Enbridge’s by-laws, as applicable, with certain additional rights attaching to any series of preference shares. However, none of the existing preference shares carry the right to be convertible into or exchangeable for Enbridge common shares, directly or indirectly.

Enbridge Shareholders	SEP Unitholders

Under the Canada Corporations Act, the Enbridge Board, without shareholder approval, may approve the issuance of authorized but unissued Enbridge common shares or preference shares, including one or more new series of preference shares.

The number of authorized Enbridge common shares or preference shares of Enbridge may be reduced (but not below the number of issued Enbridge common shares or preference shares of Enbridge, as applicable) through an amendment of Enbridge’s articles authorized by a special resolution of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the Canada Corporations Act.

Repurchases/Redemptions

Under the Canada Corporations Act, Enbridge may repurchase its own shares, provided that there are no reasonable grounds for believing that (i) Enbridge is, or after the payment for the purchase of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of Enbridge’s assets would after the payment for the purchase of such shares be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Under the Canada Corporations Act, Enbridge may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in the articles; provided that Enbridge may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (i) Enbridge is, or after the payment for the purchase or redemption of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of Enbridge’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of Enbridge’s liabilities and the amount that would be required to pay the holders of Enbridge’s shares that have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

DIVIDENDS AND OTHER DISTRIBUTIONS

Under the Canada Corporations Act, the Enbridge Board may declare and pay dividends to the holders of Enbridge common shares or Enbridge preference shares provided there are no reasonable grounds for believing that: (i) Enbridge is, or would after the payment be, unable to	The SEP Partnership Agreement requires that SEP distribute 100% of “available cash,” as defined in the SEP Partnership Agreement, to its partners within 60 days following the end of each calendar quarter, subject to the DRULPA. Available cash generally

Enbridge Shareholders			SEP Unitholders

pay its liabilities as they become due; and (ii) the realizable value of Enbridge’s assets would as a result of the payment be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Pursuant to Enbridge’s articles and the Canada Corporations Act, Enbridge shareholders are entitled to receive dividends if, as and when declared by the directors of Enbridge, subject to prior satisfaction of preferential dividends applicable to any preference shares. The preference shares of each series rank on a parity with the preference shares of every other series with respect to dividends and are entitled to a preference over the Enbridge common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends.

The outstanding series of preference shares of Enbridge have the following annual dividend entitlements, for the initial fixed period, as applicable:

means, with respect to any quarter, all cash and cash equivalents of SEP and its subsidiaries on hand, less the amount of cash reserves established by the General Partner to (i) provide for the proper conduct of SEP’s business, including future capital expenditures, anticipated future credit needs and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings; (ii) comply with applicable law, any of SEP’s debt instruments or other agreements; or (iii) provide funds for distributions in respect of any one or more of the next four quarters.

Available cash will be distributed to the limited partners in accordance with their percentage interest in SEP as of the record date selected by the General Partner.

Preference Shares Series	Dividend Yield	Dividend Amount
Series A	5.5%	C$1.375
Series B	3.42%	C$0.85360
Series C	3-month treasury bill + 2.40%	—
Series D	4.46%	C$1.115
Series F	4.69%	C$1.17225
Series H	4.38%	C$1.0940
Series J	4.89%	US$1.22160
Series L	4.96%	US$1.23972
Series N	4.0%	C$1.00
Series P	4.0%	C$1.00
Series R	4.0%	C$1.00
Series 1	5.95%	US$1.48728
Series 3	4.0%	C$1.00
Series 5	4.4%	US$1.10
Series 7	4.4%	C$1.10
Series 9	4.4%	C$1.10
Series 11	4.4%	C$1.10
Series 13	4.4%	C$1.10
Series 15	4.4%	C$1.10
Series 17	5.15%	C$1.28750
Series 19	4.90%	C$1.22500

BUSINESS COMBINATIONS
Under the Canada Corporations Act, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of Enbridge other than in the ordinary course of business of Enbridge, including pursuant to an amalgamation (other	Merger or consolidation of SEP requires the prior consent of the General Partner. The General Partner must also approve the merger agreement or the plan of conversion, which must include certain information as set forth in the SEP Partnership

Enbridge Shareholders	SEP Unitholders

than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the Canada Corporations Act) and an arrangement, as defined in the Canada Corporations Act, or a dissolution of Enbridge, is generally required to be approved by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders.

Additionally, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, which is referred to as “MI 61-101”, of the Canadian Securities Administrators contains detailed requirements in connection with “related party transactions” and “business combinations”. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, acquiring or combining the related party, issuing securities or assuming liabilities. “Related party”, as defined in MI 61-101, includes:

•  directors and senior officers of the issuer;

•  holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities; and

•  holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent that involves a related party who is either a party to the transaction or will receive a benefit as a result of the transaction that is not available to other shareholders.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required

Agreement. Subject to certain exceptions set forth in the SEP Partnership Agreement and described below, once approved by the General Partner, the merger agreement or plan of conversion must be submitted to a vote of the limited partners, and the merger agreement or plan of conversion will be approved upon receipt of the affirmative vote or consent of a majority of the outstanding SEP common units.

As an exception to the foregoing, in the case of a merger where SEP would be the surviving entity, the existing SEP units would remain outstanding after the merger, the additional SEP units issued in the merger would not exceed 20% of SEP’s outstanding partnership securities immediately prior to such merger, the General Partner may consummate the merger without the prior approval of unitholders if the General Partner has received an opinion of counsel that the merger would not result in the loss of limited liability of any limited partner or cause SEP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, the transaction would not result in an amendment to the SEP Partnership Agreement that could not otherwise be adopted solely by the General Partner, and each SEP unit outstanding immediately prior to the transaction would be identical following the merger.

The SEP Partnership Agreement contains provisions that may discourage a person or group from attempting to remove the General Partner or otherwise change management. For example, in addition to other provisions described in this section, the SEP Partnership Agreement provides that if at any time any person or group, other than the General Partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units outstanding (other than a person or group who acquired 20% or more of the outstanding partnership units (i) directly from the General Partner or its affiliates, (ii) subject to a notice from the General Partner as described in the SEP Partnership Agreement from such person or group described above in clause (i), or (iii) made such acquisition with the prior approval of the GP LLC Board), that person or group cannot vote those units on any matter and those units will not be considered outstanding for the purposes of providing notice of meetings (unless otherwise required by law), calculating required votes, determining if a quorum is present or other similar purposes.

Enbridge Shareholders	SEP Unitholders

shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

The Canada Corporations Act provides that if an offer is made to shareholders of a distributing corporation, as defined in the Canada Corporations Act, such as Enbridge, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares, which is referred to as a “takeover bid”, and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the Canada Corporations Act.

Enbridge has a shareholder rights plan, which is referred to as the “shareholder rights plan”, that is designed to encourage the fair treatment of shareholders in connection with any takeover bid for Enbridge. Rights issued under the shareholder rights plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the outstanding Enbridge common shares without complying with certain provisions set out in the shareholder rights plan or without approval of the Enbridge Board. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase Enbridge common shares at a 50% discount to the market price at that time.

The SEP Partnership Agreement provides specific means for the General Partner to seek approval of a conflict of interest transaction such that the determination to enter into the transaction will be permitted and deemed approved by all partners to not constitute a breach of the SEP Partnership Agreement. See below under “—Conflicts of Interest; Fiduciary Duties”.

APPRAISAL RIGHTS

The Canada Corporations Act provides that Enbridge shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the Canada Corporations Act, if Enbridge:

•  is subject to an order in respect of an “arrangement” (as such term is defined in the Canada Corporations Act) in accordance with the provisions of the Canada Corporations Act;

Holders of SEP common units are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law or the SEP Partnership Agreement.

Enbridge Shareholders	SEP Unitholders

•  resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•  resolves to amend its articles to add, change or remove any restriction on the business or businesses that Enbridge may carry on;

•  resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the Canada Corporations Act;

•  resolves to be continued under the laws of another jurisdiction;

•  resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

•  resolves to carry out a “going-private transaction” or a “squeeze-out transaction” (as such terms are defined in the Canada Corporations Act).

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization (as defined in the Canada Corporations Act) or by a court order made in connection with an action for an oppression remedy.

MANAGEMENT BY BOARD OF DIRECTORS/GENERAL PARTNER

In accordance with the Canada Corporations Act, Enbridge’s business and affairs are managed by the Enbridge Board.

Enbridge’s articles provide that the number of directors will be determined by the Enbridge Board from time to time, but will in no case be less than one or more than 15. Enbridge’s by-laws provide that until the termination of the 2019 annual general meeting of the Enbridge shareholders, the Enbridge Board will be comprised of 13 directors, of which:

•  five must be individuals who were directors of Spectra Energy immediately prior to February 27, 2017 (the “2017 Effective Time”) and their permitted replacement directors who take office after the 2017 Effective Time who are nominated in accordance with the by-laws, as amended, who are referred to as the “continuing Spectra directors”; and

As a Delaware limited partnership, SEP is not managed by a board of directors but by the General Partner. The General Partner conducts, directs and manages all of SEP’s activities. Except as expressly provided in the SEP Partnership Agreement, all management powers over SEP’s business and affairs are exclusively vested in the General Partner, and no limited partner or assignee has any management power over SEP’s business and affairs. The General Partner is managed by GP LLC, which is a wholly owned subsidiary of Spectra Energy, which is a wholly owned subsidiary of Enbridge.

Enbridge Shareholders	SEP Unitholders

•  eight must be individuals who were directors of Enbridge immediately prior to the 2017 Effective Time and their permitted replacement directors who take office after the 2017 Effective Time who are nominated in accordance with the by-laws, as amended, who are referred to as the “continuing Enbridge directors”.

The Canada Corporations Act requires that at least 25% of the directors of Enbridge (or if Enbridge ever has less than four directors, at least one director) must be resident Canadians.

The Enbridge Board may delegate certain of its duties to various committees, with the number of directors on each committee determined by the Enbridge Board. Until the termination of the 2019 annual general meeting of the Enbridge shareholders, each committee must contain a pro rata share of, or minimum of one of, the continuing Spectra directors in proportion to the number of continuing Spectra directors and continuing Enbridge directors on the Enbridge Board, unless otherwise approved by the affirmative vote of at least 75% of the entire Enbridge Board.

NOMINATION AND ELECTION OF DIRECTORS/GENERAL PARTNER

Pursuant to Enbridge’s by-laws, directors of Enbridge are elected at the annual meeting of shareholders or at a special meeting of shareholders called for such purpose and hold office until the close of the next annual meeting of shareholders or until their successors are elected.

Nominations of directors can generally be made by the Enbridge Board, by or at the direction or request of one or more shareholders or by a nominating shareholder, as defined in Enbridge’s by-laws. However, for any meeting called for the election of directors prior to the 2019 annual general meeting of the shareholders, the continuing Spectra directors and continuing Enbridge directors will have exclusive authority to nominate, on behalf of the Enbridge Board, nominees to fill the seats of any continuing Spectra directors or continuing Enbridge directors, respectively, unless otherwise determined by the affirmative vote of at least 75% of the entire board.

The election of directors of Enbridge currently occurs pursuant to a plurality voting standard, which provides that shares may only be voted “for” or “withheld” from voting. As a result, in situations where there are not more nominees than directors to be elected, only a

SEP unitholders have no right to elect the General Partner unless the General Partner has been removed or withdrawn, as described below under “—Removal of Directors; Withdrawal or Removal of General Partner” and “—Filling Vacancies on the Board; Replacing the General Partner”, and have no right to elect the directors of the General Partner.

Enbridge Shareholders	SEP Unitholders

single vote in favor of a director is required to elect such director. In situations where there are more nominees than directors to be elected, the nominees receiving the highest number of “for” votes are elected.

In light of the current plurality voting standard and as a requirement of the rules of the TSX, the Enbridge Board has adopted a “majority voting” policy which provides that any nominee for director in an uncontested election who receives more withheld votes than for votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote) will immediately tender their resignation and will not participate in any meeting of the Enbridge Board or any committee thereof at which the resignation is considered. The Enbridge Board, on the recommendation of the Enbridge Governance Committee, will determine whether or not to accept the resignation within 90 days after the date of the meeting, and will accept the resignation absent exceptional circumstances. Enbridge will promptly issue a news release with the decision of the Enbridge Board, and if the Enbridge Board determines not to accept a resignation, the news release will state the reasons for that decision. The director’s resignation will be effective when accepted by the Enbridge Board. If the Enbridge Board accepts the director’s resignation, it can appoint a new director to fill the vacancy.

Recent amendments to the Canada Corporations Act that have not yet to come into force and effect as of the date of this consent solicitation/prospectus provide for a majority voting standard, replacing the current plurality voting standard, which provides that director nominees can only be elected in uncontested elections if the number of votes cast in favor of such nominee director represents a majority (i.e., the nominee is required to be elected by at least a majority of 50% + 1 vote) of the votes cast for or against them. Incumbent directors who do not meet this majority voting requirement will be able to remain in office until the earlier of 90 days after the date of their election or the day when their successor is appointed or elected.

Under the Canada Corporations Act, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Enbridge’s articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS; WITHDRAWAL OR REMOVAL OF GENERAL PARTNER

The Canada Corporations Act and Enbridge’s by-laws provide that Enbridge shareholders may, by a resolution passed at a special meeting of Enbridge shareholders,	The General Partner may withdraw as General Partner without first obtaining approval of any SEP unitholder by giving 90 days’ written notice, and that

Enbridge Shareholders	SEP Unitholders

remove any director or directors from office with or without cause. Notwithstanding the foregoing, pursuant to Enbridge’s bylaws, prior to the 2019 annual general meeting of shareholders, Enbridge shall not call a special meeting in which the removal of any continuing Spectra director would be proposed (other than as required pursuant to a valid shareholder requisition under the Canada Corporations Act).

In accordance with the rules of the TSX, Enbridge has adopted a “majority voting” policy providing that a director receiving more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Enbridge Board promptly following the applicable shareholder meeting. The Enbridge Board will then consider whether to accept or reject the resignation. See the information set forth in “—Nomination and Election of Directors/General Partner” above for further details regarding Enbridge’s majority voting policy and recent related amendments to the Canada Corporations Act.

withdrawal will not constitute a violation of the SEP Partnership Agreement. The General Partner may also withdraw without SEP unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the General Partner and its affiliates. The SEP Partnership Agreement provides for other events of withdrawal, including specified bankruptcy events or upon voluntary transfer of the General Partner’s rights, as described in “—Transfer of General Partner Interests” below, or upon removal of the General Partner.

The General Partner may be removed if such removal is approved by the vote of the SEP unitholders holding at least 66 2/3% of the outstanding (as such term is defined in the SEP Partnership Agreement) SEP units (including units held by the General Partner and its affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor general partner by the SEP unitholders holding a majority of the outstanding common units of SEP voting as a class (including units held by the General Partner and its affiliates).

In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the SEP Partnership Agreement, a successor general partner elected in accordance with the terms of the SEP Partnership Agreement will have the option to purchase the general partner interest and general partner interest, if any, in SEP’s subsidiaries, which is referred to as the “combined interest”, of the departing general partner for a cash payment equal to the fair market value of that combined interest, as determined under the SEP Partnership Agreement.

In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate the SEP Partnership Agreement or removal of the General Partner by the holders of the outstanding SEP units under circumstances where cause does not exist, if the successor general partner is elected in accordance with the terms of the SEP Partnership Agreement, the departing General Partner will have the option to require the successor general partner to purchase the combined interest for fair market value. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding

Enbridge Shareholders	SEP Unitholders
the General Partner liable for actual fraud or willful misconduct in its capacity as General Partner. In all other withdrawals or removals, the departing general partner will have the option to require the successor general partner to purchase the combined interest for the same cash amount. If the option described above is not exercised by either the departing or the successor general partner, as applicable, the departing general partner’s combined interest will automatically convert into common units pursuant to a valuation made by an investment banking firm or other independent expert.

FILLING VACANCIES ON THE BOARD; REPLACING THE GENERAL PARTNER

The Canada Corporations Act generally allows a vacancy on the board of directors to be filled by a quorum of directors, except for a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Pursuant to Enbridge’s by-laws, vacancies in the Enbridge Board may, except as described below, be filled for the remainder of the term of office from among persons qualified for election by the remaining directors if constituting a quorum. Otherwise, such vacancies will be filled at the next annual meeting of shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose. If at any time the directors in office do not constitute a quorum, the remaining director(s) will call a special meeting of shareholders to fill the vacancies.

However, until the termination of the 2019 annual general meeting of the Enbridge shareholders, any vacancies on the Enbridge Board created by the cessation of service of a continuing Spectra director or continuing Enbridge director will be filled by a nominee selected by the continuing Spectra directors and continuing Enbridge directors, respectively, unless otherwise approved by the affirmative vote of at least 75% of the entire board. Subject to provisions regarding the non-executive Chairman term, the continuing Spectra directors and continuing Enbridge directors will have all the power and may exercise all the authority of the Enbridge Board to fill all vacancies on the Enbridge Board created by the cessation of service of a continuing Spectra director or continuing Enbridge director, respectively, prior to the 2019 annual general meeting of

Upon a voluntary withdrawal by the General Partner, the holders of at least a majority of the outstanding (as such term is defined in the SEP Partnership Agreement) SEP common units, including SEP common units owned by the General Partner and its affiliates, may select a successor to the withdrawing general partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected or SEP does not receive an opinion of counsel stating that such transfer would not result in loss of limited liability of any limited partner under the DRULPA or cause SEP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), SEP will be dissolved, unless within a specified period after that withdrawal, the holders of a majority of the outstanding SEP common units agree to continue SEP’s business and to appoint a successor general partner.

Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders at least a majority of the outstanding (as such term is defined in the SEP Partnership Agreement) SEP common units voting as a class, including units held by the General Partner and its affiliates, as well as SEP’s receipt of an opinion of counsel regarding limited liability and tax matters.

Enbridge Shareholders	SEP Unitholders
the Enbridge shareholders, provided that in the case of a vacancy created by the cessation of service of a continuing Spectra director, any nominee that was not a director of Spectra immediately prior to the Effective Time will be subject to the approval of the continuing Enbridge directors, not to be unreasonably withheld, delayed or conditioned.

TRANSFER OF GENERAL PARTNER INTERESTS

Not applicable.	The General Partner may transfer all, but not less than all, of its general partner interest without SEP unitholder approval if (i) the transferee agrees to assume the rights and duties of the General Partner and be bound by the SEP Partnership Agreement, (ii) SEP receives an opinion of counsel with respect to specified tax and limited liability matters and (iii) the transferee agrees to purchase all of the partnership or membership interests of the General Partner as the General Partner or managing member, if any, of SEP or any of its subsidiaries.

LIMITED CALL RIGHTS

See “Redemptions/Repurchases” under the “Authorized, Issued and Outstanding Capital” section above for a description of certain redemption and repurchase rights attaching to Enbridge’s preference shares.

If at any time the General Partner and its affiliates own more than 90% of the total limited partner interests of any class then outstanding, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to SEP, to purchase all, but not less than all, of the SEP common units held by persons other than the General Partner and its affiliates as of a purchase date to be selected by the General Partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase shall be the greater of the current market price (as defined below) as of the date three days prior to the date notice is mailed, or the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class that they purchased within the 90 days preceding the date notice is mailed.

Current market price means, in respect of any class of limited partner interests, as of the date of determination, the average of the daily Closing Price (as defined in the SEP Partnership Agreement) per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date.

Enbridge Shareholders	SEP Unitholders
PREEMPTIVE RIGHTS

Enbridge shareholders have no preemptive rights to acquire newly issued Enbridge common shares or other securities.

The General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase from SEP common units or other partnership securities whenever, and on the same terms that, SEP issues those units or other securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates that existed immediately prior to each issuance.

The holders of SEP common units have no preemptive rights to acquire additional SEP common units or other partnership interests.

AMENDMENT OF GOVERNING DOCUMENTS

Under the Canada Corporations Act, certain amendments to Enbridge’s articles require approval by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the Canada Corporations Act.

The Enbridge Board may by resolution, make, amend or repeal any by-law that regulates the business or affairs of Enbridge. Where the directors make, amend or repeal a by-law, they are required under the Canada Corporations Act to submit the by-law, or the amendment or repeal of a by-law, to the Enbridge shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Until the termination of the 2019 annual general meeting of the Enbridge shareholders, any amendments, modifications or repeals of certain clauses related to the composition of the board, nomination and election of the continuing Spectra directors and the continuing Enbridge directors, and amendments to those clauses, or the adoption, amendment or modification of any by-law

Amendments to the SEP Partnership Agreement may be proposed only by the General Partner. Proposed amendments, other than those described below, must be approved by holders of at least a majority of the outstanding SEP common units, unless a greater or different percentage is required under the SEP Partnership Agreement or Delaware law. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding SEP units in relation to any other class of outstanding SEP units, the approval of a majority of the outstanding SEP units of the class affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

The General Partner may generally make amendments to the SEP Partnership Agreement without the approval of any limited partner or assignee to reflect:

•  a change in SEP’s name, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners in accordance with the SEP Partnership Agreement;

•  a change that the General Partner determines is necessary or appropriate to qualify or continue SEP’s qualification as a limited partnership or a

Enbridge Shareholders	SEP Unitholders

provisions to be inconsistent with such clauses, must be approved by an affirmative vote of at least 75% of the entire Enbridge Board and the applicable vote required under the Canada Corporations Act.

Until the termination of the 2020 annual general meeting of the Enbridge shareholders, any amendments, modifications or repeals of certain clauses related to the Chair of the Enbridge Board, and amendments to those clauses, or the adoption, amendment or modification of any by-law provisions to be inconsistent with such clauses, must be approved by an affirmative vote of at least 75% of the entire board, which shall in no case be less than 10 directors, and the applicable vote required under the Canada Corporations Act.

partnership in which its limited partners have limited liability under the laws of any state or to ensure that SEP or any of its subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change in the fiscal year or taxable year of SEP and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of SEP including, if the General Partner shall so determine, a change in the definition of “quarter” and the dates on which distributions are to be made by SEP;

•  an amendment that is necessary, in the opinion of SEP’s counsel, to prevent SEP or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•  an amendment that the General Partner determines is necessary or appropriate in connection with the authorization for issuance of any class or series of securities;

•  any amendment expressly permitted in the SEP Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the SEP Partnership Agreement;

•  any amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by SEP of, or SEP’s investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the SEP Partnership Agreement;

•  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by

Enbridge Shareholders	SEP Unitholders

way of the conversion, merger or conveyance; or

•  any other amendments substantially similar to any of the matters described above.

The General Partner may also amend the SEP Partnership Agreement without the approval of any limited partner or assignee to reflect a change that the General Partner determines does not adversely affect in any material respect the limited partners considered as a whole or any particular class of securities as compared to other classes of securities or to be necessary or appropriate to:

•  satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or

•  facilitate the trading of equity interests in SEP (including the division of any class or classes of outstanding equity interests in SEP into different classes to facilitate uniformity of tax consequences within such class of units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the units are or will be listed or admitted to trading, to be necessary or appropriate in connection with certain actions taken by the General Partner with respect to splits or combinations or is required to effect the intent expressed in the registration statement on Form S-1 (File No. 333-141687) filed by SEP with the SEC to register the offer and sale of the SEP common units or the intent of the provisions of, or is otherwise contemplated by, the SEP Partnership Agreement.

The SEP Partnership Agreement contains restrictions on other amendments, including amendments that would enlarge the obligations of a limited partner without its consent, restrict in any way any action by or rights of the General Partner as set forth in the SEP Partnership Agreement, or reduce amounts distributable, reimbursable or payable by SEP to the General Partner.

No amendments, other than those that may be made by the General Partner without the approval of the limited partners or that are effected in a merger, will become effective without the approval of at least

Enbridge Shareholders	SEP Unitholders
90% of the outstanding units voting as a single class unless SEP obtains an opinion of counsel with respect to specified tax and limited liability matters.

MEETINGS OF SHAREHOLDERS OR LIMITED PARTNERS

Pursuant to the Canada Corporations Act and Enbridge’s by-laws, meetings of Enbridge shareholders will be held at a place in Canada determined by the directors.

Under the Canada Corporations Act, the Enbridge Board must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of Enbridge’s preceding financial year.

At an annual meeting, shareholders will receive the financial statements of Enbridge and the auditor’s report, elect directors of Enbridge and appoint Enbridge’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

The Enbridge Board may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of Enbridge that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the Canada Corporations Act. The requisition must state the business to be transacted at the meeting. The Enbridge Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Enbridge Board is not required to call a meeting upon receiving a requisition by a shareholder if:

•  the business stated in the requisition is of a proscribed nature;

•  a record date has already been fixed and notice provided in respect of a meeting; or

•  the Enbridge Board has already called a meeting and given notice of such meeting.

Meetings of the limited partners will be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

The limited partners may vote either in person or by proxy at meetings. However, limited partners cannot vote on any matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership.

Enbridge Shareholders	SEP Unitholders
RIGHT TO CALL A SPECIAL MEETING

The Enbridge Board may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of Enbridge that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the Canada Corporations Act. The requisition must state the business to be transacted at the meeting. The Enbridge Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Enbridge Board is not required to call a meeting upon receiving a requisition by a shareholder if:

•  the business stated in the requisition is of a proscribed nature;

•  a record date has already been fixed and notice provided in respect of a meeting; or

•  the Enbridge Board has already called a meeting and given notice of such meeting.

Special meetings of the limited partners may be called by the General Partner or by limited partners owning at least 20% of the outstanding (as such term is defined in the SEP Partnership Agreement) SEP common units of the class or classes for which a meeting is proposed.

RECORD DATES

Under the Canada Corporations Act, the Enbridge Board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the Enbridge Board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

Under the Canada Corporations Act, the Enbridge Board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Enbridge Board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given.

The General Partner, pursuant to the SEP Partnership Agreement, sets the record date for determining:

•  the identity of the record holders of SEP units entitled to notice of, or to vote at, any meeting of limited partners or entitled to vote by ballot or give approval of action in writing without a meeting or entitled to exercise rights in respect of any lawful action of limited partners;

•  the identity of record holders entitled to receive any report or distribution or to participate in any offer.

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of the limited partners, or to give written approvals without a meeting, the General Partner may set a record date, which shall not be less than 10 nor more than 60 days before either the date of the meeting, unless otherwise required by law, or in the event that approvals are sought without a meeting, the date by which the limited partners are requested in writing by the General Partner to give such approvals.

Enbridge Shareholders	SEP Unitholders

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where Enbridge has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of Enbridge are listed for trading.

If the General Partner does not set a record date, then the record date for determining the limited partners entitled to notice of or to vote at a meeting of the limited partners will be the close of business on the next day preceding the day on which notice is given and the record date for determining the limited partners entitled to give written approvals will be the date the first written approval is deposited with SEP in the care of the General Partner.

NOTICE OF MEETINGS

Under the Canada Corporations Act, notice of the time and place of a meeting of Enbridge shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Notice of a meeting of the limited partners must be given to the SEP unitholders of the class or classes of units for which a meeting is proposed in writing by mail or other means of written communication at least 10 days before the meeting. Such notice is deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

ADJOURNMENT OF SHAREHOLDER MEETINGS

The chair of any meeting of Enbridge shareholders may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of the Enbridge shareholders is adjourned for less than 30 days, it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Enbridge shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the Canada Corporations Act.

In the absence of a quorum, any meeting of limited partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the outstanding units represented either in person or by proxy.

If a meeting of the limited partners is adjourned to another time or place for no more than 45 days, it will not be necessary to fix a new record date or give notice of the adjourned meeting, other than by announcement at the meeting which is adjourned. If a meeting of the limited partners is adjourned for more than 45 days or if a new record date is fixed for an adjourned meeting, notice of the adjourned meeting will be given as for an original meeting.

QUORUM

Enbridge’s by-laws provide that a quorum for the transaction of business at a meeting of shareholders will be three persons present and holding, or representing by proxy, at least 25% of the issued and outstanding shares having the right to vote at the meeting.	A majority of the outstanding SEP units (subject to certain exclusions as described under “—Business Combinations” above), including outstanding units held by the General Partner, of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action requires approval by the holders of a greater percentage of such units, in which case a quorum will be such greater percentage.

Enbridge Shareholders	SEP Unitholders
VOTING RIGHTS

Each Enbridge common share entitles the holder on a record date to one vote at all meetings of Enbridge shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote.

Except as required by law, including the Canada Corporations Act, holders of the preference shares of Enbridge will not be entitled to receive notice of, to attend or to vote at any meeting of the Enbridge shareholders, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

SEP’s unitholders are entitled to vote on the following matters, among others:

•  merger or consolidation of SEP proposed by the General Partner;

•  sale, exchange or other disposition of all or substantially all of SEP’s assets or those of its subsidiaries;

•  election of a successor general partner upon the withdrawal of the current General Partner;

•  the removal of the General Partner;

•  the election by the General Partner to dissolve SEP;

•  SEP’s continuation after specified events of dissolution;

•  in specified circumstances, the General Partner’s transfer of its general partner interest; and

•  certain amendments of the SEP Partnership Agreement.

Except as described under “—Business Combinations”, unitholders who are record holders of SEP units on the record date set pursuant to the SEP Partnership Agreement will be entitled to notice of, and to vote at, meetings of SEP’s limited partners and to act upon matters for which unitholders have the right to vote or act. Each record holder has a vote according to such holder’s percentage interest in SEP. SEP units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, such units will not be voted, except that, in the case of SEP units held by the General Partner on behalf of non-citizen assignees, the General Partner will distribute the votes on those SEP units in the same ratios as the votes of limited partners on other units are cast.

ACTION BY WRITTEN CONSENT

The Canada Corporations Act allows any matters required to be voted on at a meeting to be approved by Enbridge shareholders pursuant to a written resolution signed by all of the shareholders entitled to vote on the matter.	If authorized by the General Partner, any action that may be taken by the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by the limited partners owning not less than the minimum percentage of outstanding (as such term is defined in

Enbridge Shareholders	SEP Unitholders

the SEP Partnership Agreement) units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

If approval of an action is solicited by a person other than or on behalf of the General Partner, then the written approval will have no force or effect unless and until:

•  the written approval is deposited with SEP in the care of the General Partner;

•  an approval sufficient to take the action proposed is dated not more than 90 days prior to the date when sufficient approvals are deposited with SEP; and

•  an opinion of counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of SEP so as to jeopardize the limited partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of SEP, the General Partner and the limited partners of SEP.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under Enbridge’s by-laws, an eligible Enbridge shareholder wishing to nominate a director for election to the Enbridge Board is required to provide notice to Enbridge, in proper form, within the following time periods:

•  in the case of an annual meeting (including a meeting that is both an annual and special meeting) of Enbridge shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made, notice of the nomination will be made not later than the close of business on the 10th day following the first public announcement of the date of the meeting; and

•  in the case of a special meeting (which is not also an annual meeting) of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the

Not applicable.

Enbridge Shareholders	SEP Unitholders
day on which the first public announcement of the date of the meeting was made. A nomination must include certain specified information in order to be in proper form.

INDEMNIFICATION AND LIMITATION ON LIABILITY

Under the Canada Corporations Act, Enbridge may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which is referred to as an “indemnifiable person”, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with Enbridge or other entity, provided that:

•  the indemnifiable person acted honestly and in good faith with a view to the best interests of Enbridge, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Enbridge’s request; and

•  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that the indemnifiable person’s conduct was lawful.

Enbridge may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above; provided, however, that the indemnifiable person will repay the funds if the individual does not fulfill the abovementioned conditions.

An indemnifiable person is also entitled to indemnity from Enbridge in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject because of the indemnifiable person’s association with Enbridge or other entity, if the indemnifiable person:

•  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done; and

•  fulfills the conditions first set out above.

Under the SEP Partnership Agreement, in most circumstances, SEP will, to the fullest extent permitted by law, indemnify the General Partner, any departing general partner, any person who is or was an affiliate of the General Partner or any departing general partner, any person who is or was a member, partner, director, officer, fiduciary or trustee of SEP and its subsidiaries (other than any person who is or was a limited partner), the General Partner, any departing general partner or any affiliate of the General Partner or any departing general partner, any person who is or was serving as officer, director, member, partner, fiduciary or trustee of another person at the request of the General Partner or any departing general partner, and any person designated by the General Partner, from and against any and all losses, claims, damages, joint or several liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee.

Any indemnification under these provisions will only be out of SEP’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to SEP to enable SEP to effectuate such indemnification. SEP may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and other persons as determined by the General Partner, against liabilities asserted against and expenses incurred by persons for SEP’s activities, regardless of whether SEP would have the power to indemnify the person against liabilities under the SEP Partnership Agreement.

In addition to the other more specific provisions limiting the obligations of the General Partner and other indemnitees, the SEP Partnership Agreement provides that the indemnitees will not be liable for monetary damages to SEP, the limited partners or assignees for losses unless there has been a final and

Enbridge Shareholders	SEP Unitholders

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

Under Enbridge’s by-laws, Enbridge will indemnify a director or officer of Enbridge, a former director or officer of Enbridge, or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted and in accordance with the Canada Corporations Act.

In addition, Enbridge may, under the Canada Corporations Act and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the Enbridge Board may from time to time determine and are permitted by the Canada Corporations Act.

non-appealable judgment by a court of competent jurisdiction that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

CONFLICTS OF INTEREST; FIDUCIARY DUTIES

Under the Canada Corporations Act, the directors of Enbridge owe a statutory fiduciary duty to Enbridge. The directors have a duty to manage, or supervise the management of, the business and affairs of Enbridge. In exercising their powers and discharging their duties, the directors must act honestly and in good faith with a view to the best interests of Enbridge and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of conflicting interests, Canadian courts will not generally question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith and on reasonable and rational grounds, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the board of directors’ determination.

Each of the directors of Enbridge must disclose to Enbridge, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with Enbridge, if the director:

•  is a party to the contract or transaction;

The SEP Partnership Agreement contains provisions that limit the General Partner’s fiduciary duties to SEP and the SEP unitholders. The SEP Partnership Agreement also restricts the remedies available to SEP unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. To the fullest extent permitted by law, the General Partner has no duty or obligation to consent to any merger, consolidation or conversion of SEP and may decline to do so free of any fiduciary duty or obligation to SEP, any limited partner or any assignee. Additionally, to the fullest extent permitted by law, the General Partner has no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by SEP of any business free of any fiduciary duty or obligation to SEP, any limited partner or any assignee.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and SEP, its subsidiaries, any partner or any assignee, on the other, any resolution or course of action with respect to such conflict shall be permitted and deemed approved by all partners, and shall not constitute a breach of the SEP Partnership Agreement, of any agreement contemplated thereby or of any duties stated or implied by law or equity, if the resolution or course of action with respect to the conflict is:

•  approved by a majority of the members of the Conflicts Committee, although the General Partner is not obligated to seek that approval and the General Partner may adopt a resolution or

Enbridge Shareholders	SEP Unitholders

•  is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

•  has a material interest in a party to the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of Enbridge or an affiliate, is for indemnity or insurance of directors of Enbridge, or is with an affiliate of Enbridge.

Where Enbridge enters into a material contract or transaction with a director of Enbridge, or with another person or entity of which a director of Enbridge is a director or officer or in which a director of Enbridge has a material interest, the director or officer is not accountable to Enbridge or its shareholders if:

•  disclosure of the interest was made as described above;

•  the directors of Enbridge approved the contract or transaction; and

•  the contract or transaction was reasonable and fair to Enbridge when it was approved.

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to Enbridge or to its shareholders in respect of a transaction or contract in which the director has an interest, provided that:

•  the contract or transaction is approved or confirmed by special resolution at a meeting of the Enbridge shareholders;

•  disclosure of the interest was made to the Enbridge shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

•  the contract or transaction was reasonable and fair to Enbridge when it was approved or confirmed.

In addition, directors of Enbridge are required to certify compliance with Enbridge’s Statement on Business Conduct on an annual basis.

Enbridge shareholders are not required to disclose their interests in shares of Enbridge, except in limited circumstances, including when nominating a candidate course of action that has not received that approval;

•  approved by the vote of a majority of the outstanding SEP common units, excluding any SEP common units owned by the General Partner or any of its affiliates;

•  on terms no less favorable to SEP than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to SEP, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to SEP.

The General Partner may, but is not required to, seek the approval of such resolution from the Conflicts Committee of the board of directors of the General Partner.

If the approval of the majority of the members of the Conflicts Committee is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if such approval is not sought and the GP LLC Board determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it shall be presumed that, in making its decision, the GP LLC Board acted in good faith, and in either case, in any proceeding brought by any limited partner (or assignee or by or on behalf of such limited partner) challenging such approval, the person bringing such proceeding shall have the burden of overcoming such presumption.

The SEP Partnership Agreement contains provisions that waive or consent to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the SEP Partnership Agreement permits the General Partner to make a number of decisions in its individual capacity, as opposed to its capacity as General Partner. This entitles the General Partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, SEP, SEP’s affiliates or any limited partner.

Enbridge Shareholders	SEP Unitholders

for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the Canada Corporations Act and Enbridge’s by-laws.

In addition, pursuant to applicable Canadian securities laws, an Enbridge shareholder is required to disclose their interest in Enbridge’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

Except for the General Partner itself, indemnitees are permitted to compete with SEP and its subsidiaries and are not restricted from engaging in any business, and no such activity shall breach any duty to SEP, its subsidiaries, any partners or any assignees. Neither SEP, its subsidiaries, any limited partner nor any other person shall have any rights by virtue of the SEP Partnership Agreement or the partnership relationship established thereby in any business ventures of such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to SEP, its subsidiaries, any limited partner or any other person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF SEP

To SEP’s knowledge, the following tables set forth certain information regarding the beneficial ownership of SEP common units as of the close of business on November 5, 2018 (except as noted in the footnotes below) and with respect to: each person known by SEP, based on public filings, to beneficially own 5% or more of the outstanding shares of SEP common units; each member of the GP LLC Board; each named executive officer of GP LLC; and the members of the GP LLC Board and GP LLC’s current executive officers as a group.

SEP has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, SEP believes, based on the information furnished to SEP, that the persons and entities named in the table below have sole voting and investment power with respect to all of the SEP common units that he, she or it beneficially owns.

The percentage of SEP common units beneficially owned is based on 484,896,871 SEP common units outstanding as of November 5, 2018. Furthermore, unless otherwise noted, the mailing address of each person or entity named in each table is 5400 Westheimer Court, Houston, Texas 77056.

Owners of More than Five Percent of the Outstanding SEP Common Units

Name of Beneficial Owner	Number of SEP Common Units Beneficially Owned	Percent of Class
Enbridge Inc.(1)	402,989,862	83.1%
Spectra Energy Transmission, LLC	402,989,862	83.1%
Spectra Energy Partners (DE) GP, LP	222,717,779	45.9%

(1)

Enbridge’s address is 200, 425-1st Street S.W., Calgary, Alberta T2P 3L8, Canada. Enbridge is the ultimate parent company of each of Spectra Energy Transmission, LLC, Spectra Energy Southeast Supply Header, LLC and the General Partner and may, therefore, be deemed to beneficially own the SEP common units held by each of these entities.

Security Ownership of the Management and Directors of GP LLC

The table below shows the common units (rounded to the nearest whole number) beneficially owned as of November 5, 2018 by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each named executive officer and (iii) all current directors and executive officers as a group, in each case of GP LLC. In addition, the table also presents the ownership of Enbridge common shares owned of record or beneficially as of November 5, 2018, by each of the individuals referred to in clauses (i), (ii) and (iii).

	SEP			Enbridge
Name of Beneficial Owner	Number of SEP Common Units Beneficially Owned	Percent of Class		Number of Enbridge Common Shares Beneficially Owned	Percent of Class
William T. Yardley	684		*	162,019		*
Nora Mead Brownell	30,467		*	—		*
Patrick J. Hester	—		*	9,074		*
Michael G. Morris	18,022		*	6,358		*
Stephen J. Neyland	—		*	213,360		*
Laura J. Buss Sayavedra	4,411		*	18,814		*
John K. Whelen	—		*	762,961		*
J.D. Woodward, III	51,399		*	17,220		*
Vern D. Yu	—		*	592,074		*
All directors and executive officers as a group (eleven persons)	104,983		*	2,379,788		*

*	Represents less than 1.0%.

DESCRIPTION OF ENBRIDGE COMMON SHARES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of Enbridge common shares. The following description is subject to, and qualified by reference to, the terms and provisions of Enbridge’s articles and by-laws. Enbridge is authorized to issue an unlimited number of Enbridge common shares.

Enbridge Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is AST Trust Company (Canada) (formerly CST Trust Company) at its principal transfer offices in Vancouver, British Columbia, Calgary, Alberta, Toronto, Ontario and Montréal, Québec. The co-registrar and co-transfer agent for the common shares in the United States is American Stock Transfer & Trust Company LLC at its principal office in Brooklyn, New York.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Director, Investor Relations, Enbridge, 200, 425-1st Street S.W., Calgary, Alberta T2P 3L8, Canada; telephone: 1-800-481-2804; fax: 1-403-231-5780; email: investor.relations@enbridge.com.

NO DISSENTERS’ RIGHTS

Holders of the SEP common units are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law or the SEP Partnership Agreement in connection with the Merger.

LEGAL MATTERS

The validity of the Enbridge common shares to be issued in connection with the Merger and being offered hereby will be passed upon for Enbridge by McCarthy Tétrault LLP.

EXPERTS

Enbridge

The consolidated financial statements of Enbridge, and the related financial statement schedules, as of December 31, 2017 and 2016 and for the three years ended December 31, 2017 incorporated by reference in this consent solicitation/prospectus from the Enbridge annual report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Enbridge’s internal control over financial reporting, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SEP

The consolidated financial statements of SEP as of December 31, 2017 and for the year ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2017 incorporated in this consent solicitation/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of SEP and its subsidiaries as of December 31, 2016 and for the two years ended December 31, 2016 incorporated by reference in this consent solicitation/prospectus from the SEP annual report on Form 10-K for the year ended December 31, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

Enbridge is a Canadian corporation. While Enbridge has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this consent statement/prospectus, it may not be possible for investors to enforce outside the United States judgments against Enbridge obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of Enbridge are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Both Enbridge and SEP file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Enbridge or SEP files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, Enbridge and SEP file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from Enbridge’s website at https://www.enbridge.com/ under the “Investment Center” link and then under the heading “Reports and SEC Filings” or from SEP by accessing SEP’s website at https://www.spectraenergypartners.com/ under the “Investors” link, and then under the heading “Publications & SEC Filings”. The information contained on either of Enbridge’s or SEP’s respective websites is not incorporated into this consent solicitation/prospectus and is not a part of this consent solicitation/prospectus.

Enbridge has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Enbridge and SEP to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Enbridge:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 16, 2018;

•

The portions of the Enbridge Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2018 that are incorporated by reference into Part III of the Enbridge Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 2, 2018;

•

Current Reports on Form 8-K filed with the SEC on January 22, 2018, January 30, 2018, February 28, 2018, March 1, 2018, April 12, 2018 (both Current Reports on Form 8-K filed on such date), May 10, 2018 (relating to the 2018 Annual Meeting of Shareholders), May 17, 2018, July 27, 2018, August 1, 2018, August 24, 2018, September 18, 2018, September 19, 2018, November 2, 2018 and November 8, 2018;

•

The description of Enbridge share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description; and

•

Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the fiscal year ended December 31, 2017, filed with the SEC on June 29, 2018 (both Annual Reports of Employee Stock Purchase, Savings and Similar Plans on Form 11-K filed on such date), as amended on August 30, 2018 (both amendments to the Annual Reports of Employee Stock Purchase, Savings and Similar Plans on Form 11-K filed on such date).

This document also incorporates by reference the following documents that have previously been filed with the SEC by SEP:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 16, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 2, 2018;

•	Current Reports on Form 8-K filed with the SEC on January 10, 2018, January 22, 2018 (to the extent that such information is filed), February 21, 2018, May 1, 2018 and August 24, 2018; and

•

The description of SEP common units contained in the registration statement of SEP on Form 8-A, as filed with the SEC on June 22, 2007, and any subsequent amendment or report filed for the purpose of updating such description.

In addition, Enbridge and SEP are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this consent solicitation/prospectus and prior to the date on which the Merger is consummated; provided, however, that Enbridge and SEP are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this consent solicitation/prospectus and any of the documents incorporated by reference herein or certain other information concerning Enbridge or SEP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Spectra Energy Partners, LP	Enbridge Inc.
5400 Westheimer Court Houston, Texas 77056 Attention: Corporate Secretary Telephone: (713) 627-5400	200, 425-1st Street S.W. Calgary, Alberta T2P 3L8, Canada Attention: Investor Relations Telephone: 1-800-481-2804

In addition, you may also obtain additional copies of this consent solicitation/prospectus or the documents incorporated by reference into this consent solicitation/prospectus by contacting SEP’s consent solicitor at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (888) 777-0320

Email: Enbridge@dfking.com

To obtain timely delivery of these documents prior to the conclusion of the consent process, holders of SEP common units must request the information no later than December 5, 2018. If you request any documents, Enbridge or SEP will mail them to you by first-class mail or another equally prompt means within one business day after receipt of your request.

We are responsible for the information contained in, and incorporated by reference into, this consent solicitation/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should bear in mind that although the information contained in, or incorporated by reference in, this consent solicitation/prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this consent solicitation/prospectus. Enbridge’s and SEP’s business, financial condition, results of operations and prospects may have changed since those dates.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 24, 2018, Enbridge entered into the Merger Agreement, under which Enbridge has agreed to acquire all of the publicly held common units of SEP not already owned by Enbridge or its subsidiaries in a share-for-unit transaction. At the Effective Time, each SEP common unit, other than those held by Enbridge or its subsidiaries, will be converted into the right to receive 1.111 Enbridge common shares. The value of Enbridge common shares to be provided to the Unaffiliated SEP Unitholders, based on the publicly held units outstanding and the closing price of the Enbridge common shares traded on the TSX as at November 1, 2018, would total approximately C$3.8 billion.

The accompanying unaudited pro forma condensed consolidated statements of financial position as at September 30, 2018, and the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018, and the year ended December 31, 2017 (collectively, the “Unaudited Pro Forma Statements”), have been prepared in accordance with generally accepted accounting principles in the United States of America and Regulation S-X. Accounting policies used in the preparation of the Unaudited Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Enbridge and SEP as at and for the year ended December 31, 2017, and the unaudited consolidated financial statements of Enbridge and SEP as at and for the nine months ended September 30, 2018. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed consolidated financial statements.

In addition to the Merger, the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018, and the year ended December 31, 2017 give effect to the Midcoast Transaction and the Other Merger Transactions (each, as defined and described below), and the unaudited pro forma condensed consolidated statements of financial position as of September 30, 2018 give effect to the Merger and the Other Merger Transactions (but not the Midcoast Transaction, which was completed prior to September 30, 2018):(1)

•

As disclosed in Enbridge’s Current Report on Form 8-K filed on August 1, 2018, Enbridge’s indirect subsidiary, Enbridge (U.S.) Inc. closed the sale of its indirect subsidiary Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”, and such transaction, the “Midcoast Transaction”) to AL Midcoast Holdings, LLC for cash proceeds of approximately US$1.1 billion less deposits and other customary closing items.

•

On September 17, 2018, Enbridge entered into separate definitive agreements to acquire all of the outstanding public units or shares, as the case may be, of Enbridge Energy Partners, L.P. (“EEP”), Enbridge Energy Management, L.L.C. (“EEQ”) and Enbridge Income Fund Holdings Inc. (“ENF”) (collectively, and not including the Merger, the “Other Merger Transactions”). The outstanding Class A common units of EEP, listed shares of EEQ and common shares of ENF, in each case not owned by Enbridge or its subsidiaries, are referred to herein as the “outstanding public securities” of such entities.

The Unaudited Pro Forma Statements included herein have been derived from available preliminary information, certain assumptions that Enbridge believes are reasonable under the circumstances and the audited consolidated financial statements of Enbridge as of and for the year ended December 31, 2017, and the unaudited consolidated interim financial statements of Enbridge as of and for the nine months ended September 30, 2018.

(1)

The Unaudited Pro Forma Statements do not give effect to the sale of the provincially regulated portion of Enbridge’s Canadian natural gas gathering and processing businesses to Brookfield Infrastructure Partners L.P. and its institutional partners on October 1, 2018, as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, incorporated by reference herein.

The pro forma adjustments have been prepared as if the Merger and the Other Merger Transactions occurred on September 30, 2018, in the case of the unaudited pro forma condensed consolidated statements of financial position, and on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018 and the year ended December 31, 2017. In addition, the pro forma adjustments, in the case of the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018 and the year ended December 31, 2017 have been prepared as if the Midcoast Transactions occurred on January 1, 2017. The Unaudited Pro Forma Statements should be read in conjunction with the related notes, which are included herein, and the financial statements and notes included in Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017, Enbridge’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018, SEP’s Annual Report on Form 10-K for the year ended December 31, 2017, and SEP’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018, each incorporated by reference herein.

Because Enbridge controls SEP, EEP, EEQ and Enbridge Income Fund (“EIF”) (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF) before and after the Merger and Other Merger Transactions, if consummated, the changes in Enbridge’s ownership interest in SEP, EEP, EEQ and ENF will be accounted for as equity transactions and no gains or losses will be recognized in Enbridge’s condensed consolidated statements of earnings resulting from such transactions. In addition, the tax effects of such transactions are presented in additional paid-in capital. Since the Enbridge historical financial information includes the accounts of SEP, EEP and EEQ, the historical financial information of those entities has not been shown separately. The pro forma adjustments related to the historical balances of ENF (an equity investment of Enbridge), after inter-company eliminations, are included in the “Other Merger Transactions Adjustments” column in the Unaudited Pro Forma Statements.

The Unaudited Pro Forma Statements do not necessarily reflect what Enbridge’s financial position and results of operations would have been if it had wholly owned SEP during the periods presented or had consummated the Midcoast Transaction and/or Other Merger Transactions as at the date to which such transactions are given effect. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events that are (i) directly attributable to Enbridge’s transactions with SEP, the Midcoast Transaction and the Other Merger Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of earnings, expected to have a continuing impact on Enbridge. The actual adjustments may differ from the pro forma adjustments.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

As at September 30, 2018	Enbridge Historical	Merger Adjustments	Notes		Pro Forma Subtotal	Other Merger Transactions Adjustments	Notes	Pro Forma Results
(millions of C$)
Assets
Current assets	7,831	—			7,831	(72)	(g),(k)	7,759
Property, plant and equipment, net	90,679	—			90,679	—		90,679
Long-term investments	15,983	—			15,983	(28)	(h)	15,955
Goodwill	33,477	—			33,477	—		33,477
Other long-term assets	15,253	—			15,253	—		15,253

Total assets	163,223	—			163,223	(100)		163,123

Liabilities and equity
Current liabilities	13,167	—			13,167	(148)	(g)	13,019
Long-term debt	58,707	—			58,707	—		58,707
Other long-term liabilities	9,090	—			9,090	—		9,090
Deferred income taxes	10,040	63	(a)		10,103	(977)	(i),(j)	9,126

Total liabilities	91,004	63			91,067	(1,125)		89,942

Redeemable noncontrolling interests	4,321				4,321	(4,321)	(m)	—
Equity
Share Capital
Preference shares	7,747	—			7,747	—		7,747
Common shares	51,944	3,779	(b	)	55,723	8,513	(k)	64,236
Additional paid-in capital	4,346	198	(c	)	4,544	(3,221)	(l)	1,323
Deficit	(3,718)	—			(3,718)	—		(3,718)
Accumulated other comprehensive income	570	—			570	—		570
Reciprocal shareholding	(102)	—			(102)	—		(102)

Total Enbridge Inc. shareholders’ equity	60,787	3,977			64,764	5,292		70,056
Noncontrolling interests	7,111	(4,040)	(d	)	3,071	54	(m)	3,125

	67,898	(63)			67,835	5,346		73,181

Total liabilities and equity	163,223	—			163,223	(100)		163,123

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

Nine months ended September 30, 2018	Enbridge Historical	Midcoast Transaction Adjustments	Notes	Pro Forma Subtotal	Merger Adjustments	Notes	Pro Forma Subtotal	Other Merger Transactions Adjustments	Notes	Pro Forma Results
(millions of C$, except per share amounts)
Operating revenues
Commodity sales	20,638	(1,627)	(p)	19,011	—		19,011	—		19,011
Gas distribution sales	3,260	—		3,260	—		3,260	—		3,260
Transportation and other services	10,918	(69)	(p)	10,849	—		10,849	—		10,849

Total operating revenues	34,816	(1,696)		33,120	—		33,120	—		33,120

Operating expenses
Commodity costs	20,180	(1,480)	(p)	18,700	—		18,700	—		18,700
Gas distribution costs	1,857	—		1,857	—		1,857	—		1,857
Operating and administrative	4,929	(187)	(q),(u)	4,742	(1)	(f)	4,741	(4)	(o)	4,737
Depreciation and amortization	2,452	(6)	(q)	2,446	—		2,446	—		2,446
Impairment of long-lived assets	1,076	(914)	(q)	162	—		162	—		162
Impairment of goodwill	1,019	—		1,019	—		1,019	—		1,019

Total operating expenses	31,513	(2,587)		28,926	(1)		28,925	(4)		28,921

Operating income	3,303	891		4,194	1		4,195	4		4,199
Income from equity investments	1,076	(57)	(r)	1,019	—		1,019	—		1,019
Other expense	(110)	(1)	(r)	(111)	—		(111)	—		(111)
Interest expense	(2,042)	—	(r)	(2,042)	—		(2,042)	—		(2,042)

Earnings before income taxes	2,227	833		3,060	1		3,061	4		3,065
Income tax expense	(177)	(192)	(s)	(369)	(64)	(a)	(433)	6	(i)	(427)

Earnings	2,050	641		2,691	(63)		2,628	10		2,638
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(352)	—		(352)	262	(e)	(90)	111	(n)	21

Earnings attributable to controlling interests	1,698	641		2,339	199		2,538	121		2,659
Preference share dividends	(272)	—		(272)	—		(272)	—		(272)

Earnings attributable to common shareholders	1,426	641		2,067	199		2,266	121		2,387

Earnings per common share attributable to common shareholders	0.84			1.22			1.27			1.20

Diluted earnings per common share attributable to common shareholders	0.84			1.22			1.27			1.20

Weighted average common shares outstanding	1,695			1,695			1,786			1,991

Diluted weighted average common shares outstanding	1,699			1,699			1,790			1,995

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

Year ended December 31, 2017	Enbridge Historical	Midcoast Transaction Adjustments	Notes	Pro Forma Subtotal	Merger Adjustments	Notes	Pro Forma Subtotal	Other Merger Transactions Adjustments	Notes	Pro Forma Results
(millions of C$, except per share amounts)
Operating revenues
Commodity sales	26,286	(3,002)	(p)	23,284	—		23,284	—		23,284
Gas distribution sales	4,215	—		4,215	—		4,215	—		4,215
Transportation and other services	13,877	(167)	(p)	13,710	—		13,710	—		13,710

Total operating revenues	44,378	(3,169)		41,209	—		41,209	—		41,209

Operating expenses
Commodity costs	26,065	(2,830)	(p)	23,235	—		23,235	—		23,235
Gas distribution costs	2,572	—		2,572	—		2,572	—		2,572
Operating and administrative	6,442	(345)	(q),(u)	6,097	—		6,097	(1)	(o)	6,096
Depreciation and amortization	3,163	(213)	(q)	2,950	—		2,950	—		2,950
Impairment of long-lived assets	4,463	(4,392)	(q)	71	—		71	—		71
Impairment of goodwill	102	(102)	(q)	—	—		—	—		—

Total operating expenses	42,807	(7,882)		34,925	—		34,925	(1)		34,924

Operating income	1,571	4,713		6,284	—		6,284	1		6,285
Income from equity investments	1,102	(48)	(r)	1,054	—		1,054	—		1,054
Other income	452	1	(r)	453	—		453	—		453
Interest expense	(2,556)	(1)	(r)	(2,557)			(2,557)	—		(2,557)

Earnings before income taxes	569	4,665		5,234	—		5,234	1		5,235
Income tax recovery	2,697	(1,075)	(s)	1,622	(8)	(a)	1,614	(41)	(i)	1,573

Earnings	3,266	3,590		6,856	(8)		6,848	(40)		6,808
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(407)	29	(t)	(378)	33	(e)	(345)	306	(n)	(39)

Earnings attributable to controlling interests	2,859	3,619		6,478	25		6,503	266		6,769
Preference share dividends	(330)	—		(330)	—		(330)	—		(330)

Earnings attributable to common shareholders	2,529	3,619		6,148	25		6,173	266		6,439

Earnings per common share attributable to common shareholders	1.66			4.03			3.82			3.54

Diluted earnings per common share attributable to common shareholders	1.65			4.01			3.80			3.52

Weighted average common shares outstanding	1,525			1,525			1,616			1,821

Diluted weighted average common shares outstanding	1,532			1,532			1,623			1,827

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BASIS OF PRESENTATION

The pro forma adjustments are based on the best information available and assumptions that we believe are factually supportable and directly attributable to the related transactions; however, such adjustments are subject to change. In addition, with respect to the unaudited pro forma condensed consolidated statements of earnings, pro forma adjustments have been made only for items that are expected to have a continuing impact on the consolidated results.

The Unaudited Pro Forma Statements are for illustrative and informational purposes only and are not intended to reflect what Enbridge’s consolidated statements of earnings would have been had the Merger, the Midcoast Transaction and the Other Merger Transactions occurred on the dates indicated and are not necessarily indicative of Enbridge’s future consolidated statements of earnings.

The pro forma adjustments to the condensed consolidated statements of earnings, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the year-to-date average rate for the period presented, except for impairments, which have been translated at the monthly average rate for the month incurred. The pro forma adjustments to the condensed consolidated statement of financial position, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the spot rate as at September 30, 2018.

The impact of the Midcoast Transaction is included in the “Midcoast Transaction Adjustments” column in the unaudited pro forma condensed consolidated statements of earnings for the nine months ended September 30, 2018, and the year ended December 31, 2017, and the impact of the Other Merger Transactions is included in the “Other Merger Transactions Adjustments” column in the Unaudited Pro Forma Statements. These adjustments have been prepared on the same basis as the Merger.

For the purpose of calculating the pro forma Basic and Diluted earnings per common share attributable to common shareholders, the historical weighted average number of Enbridge common shares outstanding during the period have been adjusted to give pro forma effect to the number of Enbridge common shares required to acquire the public securities of SEP, EEP, EEQ and ENF as at November 1, 2018.

The following is the estimated consideration for the Merger and Other Merger Transactions (in millions of Canadian dollars, except per unit/share amounts).

Consideration
SEP
SEP public units exchanged(3)	82
SEP exchange ratio(1)	1.111
Enbridge common shares assumed to be issued	91
EEP
EEP public units exchanged(3)	216
EEP exchange ratio(2)	0.335
Enbridge common shares assumed to be issued	72
EEQ
EEQ public shares exchanged(3)	87
EEQ exchange ratio(2)	0.335
Enbridge common shares assumed to be issued	29
ENF
ENF public shares exchanged(3)	142
ENF exchange ratio(2)	0.735
Enbridge common shares assumed to be issued	104

Consideration
Cash paid per ENF common share(2)	$0.45
Total cash paid for ENF common shares	$64
Consideration
Total Enbridge common shares assumed to be issued	296
Enbridge common shares closing price as of November 1, 2018	$41.53

Consideration—Enbridge common shares	$12,292
Consideration—cash paid for ENF common shares	$64

Total consideration(4)	$12,356

1.	Per the Merger Agreement, the exchange ratio is 1.111 Enbridge common shares per SEP common unit.
2.	Refer to note (v) below for further details on the exchange ratios.
3.	Reflects publicly held SEP, EEP, EEQ and ENF shares or units, as applicable, as of November 1, 2018.
4.

A C$1 increase in the price of an Enbridge common share would increase the total consideration by approximately C$296, and decrease the additional paid-in capital by approximately C$258 for purposes of these Unaudited Pro Forma Statements.

PRO FORMA ADJUSTMENTS

The Unaudited Pro Forma Statements reflect the following adjustments:

The Merger Adjustments

(a)

Reflects the estimated income tax and deferred income tax effects of the Merger pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(b)

Reflects the issuance of Enbridge common shares in exchange for the outstanding public securities of SEP. SEP unitholders will receive 1.111 Enbridge common shares per each SEP common unit. The adjustment has been calculated using the outstanding number of public securities of SEP and the closing share price of Enbridge common shares traded on TSX as at November 1, 2018.

(c)

Reflects the impact on Additional paid-in capital associated with the acquisition of the public securities of SEP. It represents the difference between the fair value of Enbridge common shares issued and the respective Noncontrolling interests that are eliminated upon the acquisition of the related public securities, as well as any tax effects of the transactions.

(d)	Reflects the elimination of Noncontrolling interests included in Enbridge’s historical Consolidated Statements of Financial Position relating to SEP.

(e)	Reflects the elimination of earnings attributable to noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to SEP.

(f)

Reflects the elimination of incremental transaction costs associated with the acquisition of the public securities of the Merger, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical Consolidated Statements of Earnings.

Other Merger Transactions Adjustments

(g)	Reflects the assets and liabilities relating to the consolidation of ENF upon the completion of the ENF merger, which is historically accounted for as an equity method investment.

(h)	Reflects the removal of Enbridge’s equity investment in ENF.

(i)

Reflects the estimated income tax and deferred income tax effects of the Other Merger Transactions pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(j)

Reflects the reversal of the full valuation allowance of approximately C$270 million on EEQ’s deferred tax asset. Upon the close of the EEQ transaction, EEQ’s valuation allowance is expected to be fully reversed with the deferred tax asset carried up to Enbridge.

(k)

Reflects the issuance of Enbridge common shares in exchange for the outstanding public securities of EEP, EEQ and ENF, and cash payment in exchange for ENF common shares. As part of the Other Merger Transactions, holders of the outstanding public securities of EEP, EEQ and ENF will receive 0.335, 0.335 and 0.735, respectively, of an Enbridge common share per each of their outstanding public securities. In addition, unaffiliated ENF shareholders will receive a cash payment of C$0.45 per ENF common share held by such shareholders, as well as the entitlement to receive the dividends on Enbridge common shares, as further described in the Enbridge’s Current Report on Form 8-K filed on November 8, 2018. For the purposes of determining the cash paid per ENF common share, it has been assumed that the ENF transaction will close prior to Enbridge declaring a dividend on the Enbridge common shares and ENF declaring a dividend on the ENF common shares. The value of Enbridge common shares to be provided has been calculated using the outstanding number of public securities of EEP, EEQ and ENF, as applicable, and the closing share price of Enbridge common shares traded on TSX as at November 1, 2018.

(l)

Reflects the impact on Additional paid-in capital associated with the acquisition of the outstanding public securities of EEP, EEQ and ENF. It represents the difference between the fair value of Enbridge common shares issued and the respective Noncontrolling interests and Redeemable noncontrolling interests that are eliminated upon the acquisition of the related outstanding public securities, as well as any tax effects of the transactions.

(m)

Reflects the elimination of Noncontrolling interests and Redeemable noncontrolling interests included in Enbridge’s historical Consolidated Statements of Financial Position relating to EEP, EEQ and EIF (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF).

(n)

Reflects the elimination of Earnings attributable to noncontrolling interests and redeemable noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to EEP, EEQ and EIF (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF).

(o)

Reflects the elimination of incremental transaction costs associated with the acquisition of the outstanding public securities of EEP, EEQ and ENF in the Other Merger Transactions, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical Consolidated Statements of Earnings.

Midcoast Transaction Adjustments

(p)	Reflects the elimination of Operating revenues and Commodity costs of Midcoast.

(q)

Reflects the elimination of Operating and administrative expenses, Depreciation and amortization, Impairment of long-lived assets and Impairment of goodwill attributable to Midcoast. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated as a result of the disposition.

(r)	Reflects the elimination of non-operating income and expenses relating to Midcoast.

(s)

Represents the estimated income tax and deferred income tax effects of the Midcoast Transaction pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(t)	Reflects the elimination of Noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to Midcoast.

(u)

Reflects the elimination of US$11 million of incremental transaction costs associated with completing the Midcoast Transaction, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical financial statements for the year ended December 31, 2017.

The following summarizes the pro forma adjustment to components of Total Enbridge Shareholders’ Equity, Noncontrolling interests and Redeemable noncontrolling interests.

	Enbridge Common Shares	Additional Paid-in Capital	Total Enbridge Shareholders’ Equity	Noncontrolling interests	Redeemable noncontrolling interests
SEP
Common Shares issued	3,779	(3,779)	—	—	—
Eliminates noncontrolling interest related to SEP	—	4,040	4,040	(4,040)	—
Deferred tax adjustments	—	(63)	(63)	—	—
EEP
Common Shares issued	2,990	(2,990)	—	—	—
Eliminates noncontrolling interest related to EEP	—	(89)	(89)	89	—
Deferred tax adjustments	—	712	712	—	—
EEQ
Common Shares issued	1,204	(1,204)	—	—	—
Eliminates noncontrolling interest related to EEQ	—	35	35	(35)	—
Deferred tax adjustments	—	265	265	—	—
ENF
Common Shares issued	4,319	(4,319)	—	—	—
Eliminates redeemable noncontrolling interest related to ENF	—	4,321	4,321	—	(4,321)
Deferred tax adjustments	—	—	—	—	—
Cash paid for ENF common shares		(64)	(64)		—
Other pro forma adjustments related to ENF	—	112	112	—	—

Total Pro Forma Adjustments	12,292	(3,023)	9,269	(3,986)	(4,321)

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

SPECTRA ENERGY PARTNERS, LP,

SPECTRA ENERGY PARTNERS (DE) GP, LP,

ENBRIDGE INC.,

ENBRIDGE (U.S.) INC.,

AUTUMN ACQUISITION SUB, LLC

and, solely for purposes of ARTICLE I, ARTICLE II and ARTICLE XI,

ENBRIDGE US HOLDINGS INC., SPECTRA ENERGY CORP, SPECTRA ENERGY

CAPITAL, LLC and SPECTRA ENERGY TRANSMISSION, LLC

Dated as of August 24, 2018

6.12	Partnership Material Contracts	A-24
6.13	Opinion of Financial Advisor	A-24
6.14	Brokers and Finders	A-24
6.15	Insurance	A-25
6.16	No Other Representations or Warranties	A-25

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES AND MERGER SUB		A-25

7.1	Organization, Good Standing and Qualification	A-25
7.2	Capital Structure of Parent Parties; Capitalization of Merger Sub	A-26
7.3	Authority; Approval	A-26
7.4	Governmental Filings; No Violations	A-27
7.5	Parent Reports; Financial Statements	A-27
7.6	Absence of Certain Changes	A-28
7.7	Litigation and Liabilities	A-28
7.8	Compliance with Laws; Licenses	A-28
7.9	Environmental Matters	A-29
7.10	Tax Matters	A-29
7.11	Property	A-29
7.12	Parent Material Contracts	A-29
7.13	Brokers and Finders	A-30
7.14	Insurance	A-30
7.15	No Other Representations or Warranties	A-30

ARTICLE VIII COVENANTS		A-30

8.1	Interim Operations	A-30
8.2	Consent Statement/Prospectus Filing; Information Supplied	A-32
8.3	Cooperation; Efforts to Consummate	A-33
8.4	Status; Notifications	A-33
8.5	Information; Access and Reports	A-34
8.6	Stock Exchange Listing and Delisting	A-34
8.7	Expenses	A-34
8.8	Indemnification; Directors’ and Officers’ Insurance	A-34
8.9	Takeover Statutes	A-36
8.10	Distributions	A-36
8.11	Section 16 Matters	A-36
8.12	Transaction Litigation	A-36
8.13	Voting	A-37
8.14	Conflicts Committee	A-37
8.15	Performance by General Partner	A-37

ARTICLE IX CONDITIONS		A-37

9.1	Conditions to Obligation of Each Party	A-37
9.2	Conditions to Obligation of Parent, EUS and Merger Sub	A-38
9.3	Conditions to Obligation of the Partnership Parties	A-38

ARTICLE X TERMINATION		A-39

10.1	Termination by Mutual Written Consent	A-39
10.2	Termination by Either Parent or the Partnership	A-39
10.3	Termination by Parent	A-39
10.4	Termination by the Partnership	A-39

10.5	Effect of Termination and Abandonment	A-40
10.6	Payment of Partnership Expenses	A-40

ARTICLE XI MISCELLANEOUS AND GENERAL		A-40

11.1	Survival	A-40
11.2	Modification or Amendment; Waiver	A-40
11.3	Counterparts	A-40
11.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	A-41
11.5	Specific Performance	A-41
11.6	Notices	A-42
11.7	Entire Agreement	A-43
11.8	Third-Party Beneficiaries	A-43
11.9	Non-Recourse	A-44
11.10	Fulfillment of Obligations	A-44
11.11	Partnership Board Consent	A-44
11.12	Severability	A-44
11.13	Successors and Assigns	A-44

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 24, 2018, is entered into by and among Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), Enbridge Inc., a Canadian corporation (“Parent”), Enbridge (U.S.) Inc., a Delaware corporation (“EUS” and, together with Parent, the “Parent Parties”), Autumn Acquisition Sub, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of ARTICLE I, ARTICLE II and ARTICLE XI, Enbridge US Holdings Inc., a Canadian corporation (“EUSHI”), Spectra Energy Corp, a Delaware corporation (“Spectra”), Spectra Energy Capital, LLC, a Delaware limited liability company (“SECLLC”), and Spectra Energy Transmission, LLC, a Delaware limited liability company (“SETLLC” and, together with the Partnership, the General Partner, Parent, EUS, Merger Sub, EUSHI, Spectra and SECLLC, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger, pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the conflicts committee composed of the independent members (the “Conflicts Committee”) of the board of directors (the “Partnership Board”) of Spectra Energy Partners GP, LLC (“GP LLC”), the general partner of the General Partner has, acting in good faith, unanimously (a) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, including the advice of its legal and financial advisors, that this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”) are fair and reasonable to, and in the best interests of, the Partnership and the holders of the Outstanding Common Units (other than Parent and its Affiliates) (the “Public Unitholders”), (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, which such approval constitutes “Special Approval” for purposes of the Partnership Agreement, and (c) recommended that the Partnership Board approve this Agreement and the Transactions;

WHEREAS, the Partnership Board, upon the recommendation of the Conflicts Committee, has, acting in good faith, unanimously (a) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to recommend that the Limited Partners approve the Transactions and this Agreement (the “Partnership Recommendation”) and directed that this Agreement be submitted to the Limited Partners for their approval by written consent pursuant to Section 14.3(a) of the Partnership Agreement;

WHEREAS, the board of directors of EUS has unanimously approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (of those voting) (a) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (b) approved the issuance of common shares of Parent (the “Parent Common Stock”), in connection with the Transactions, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1 Definitions. For the purposes of this Agreement, except as otherwise expressly provided herein, the following capitalized terms have meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, prior to the Closing, the Partnership and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates (other than the Partnership and its Subsidiaries) be considered Affiliates of the Partnership or any of its Subsidiaries.

“Business Day” means any day ending at 11:59 P.M. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York or in Calgary, Alberta, Canada are required or authorized by Laws to close.

“Canadian Securities Laws” means all applicable securities Laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder, together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Code” means the Internal Revenue Code of 1986.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Contract” means any legally binding written contract, agreement, lease, license, debenture, note, mortgage, indenture, arrangement, instrument or other obligation.

“DTC” means The Depositary Trust Company.

“Effect” means any effect, event, development, change or occurrence.

“Energy Products” means, collectively, natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids.

“Environmental Law” means any Law relating to (a) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

“Environmental Permit” means all Licenses required under Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Units” means Common Units owned by Parent, SETLLC, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Common Units owned by the Partnership Parties or any direct or indirect wholly owned Subsidiary of the Partnership, and in each case not held on behalf of third parties.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over the environment, natural resources, or workplace health or occupational safety.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Partnership and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Knowledge” when used in this Agreement (a) with respect to the Partnership Parties or any of their Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Partnership Disclosure Letter, and (b) with respect to Parent or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Limited Partners” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect”, with respect to Parent or the Partnership, means any Effect that, individually or in the aggregate with any other Effect, is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of such Party and its Subsidiaries, in each case taken as a whole; provided, however, that no Effect, individually or in the aggregate, arising out of, resulting from, or attributable to any of the following, shall, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) Effects affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

(b) changes in prices (benchmark, realized or otherwise) of Energy Products or other commodities or from changes in interests rates or currency exchange rates;

(c) factors affecting the Energy Products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such Party and its Subsidiaries conduct their respective businesses, industry margins or any regulatory changes or changes in applicable Law, and including those Effects resulting from the actions of competitors or other changes in the industry in which such Party conducts its business;

(d) the entry into, announcement or performance of the Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any Transaction Litigation or actions taken or requirements imposed by any Governmental Entity in connection with the Transactions;

(e) changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of this Agreement;

(f) any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any Law, decision or protocol or any other legislative or political conditions or policy or practices of any Governmental Entity;

(g) any failure by such Party to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial or operational performance measures for any period; provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(h) acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any Person;

(i) the performance by any Party of its obligations under this Agreement, including any action taken or omitted to be taken at the request or with the consent of Parent, with respect to the Partnership, or at the request or with the consent of the Partnership, with respect to Parent, as applicable;

(j) any change in the credit rating or other rating of financial strength of such Party or any of its Subsidiaries or any of their respective securities or any announcement of a prospective change therein; provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(k) a decline in the market price, or change in trading volume, of the Common Units on the NYSE, the shares of Parent Common Stock on the TSX or the NYSE or any derivative securities related thereto, as applicable; provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(l) any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; or

(m) caused by the entry into, announcement, consummation or performance of, or failure to enter into or consummate, the Other Parent Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any litigation related to the Other Parent Transactions or actions taken or requirements imposed by any Governmental Entity in connection with the Other Parent Transactions;

provided, further, that, with respect to clauses (a), (b), (c), (e), (f) and (h), such Effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries compared to other companies operating in the industries in which such Party and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Parent Transactions” means any and all potential transactions entered into between Parent, on the one hand, and any of Enbridge Energy Partners, L.P., Enbridge Energy Management, L.L.C. or Enbridge Income Fund Holdings Inc., on the other hand, whether prior to, concurrently with or subsequent to the date of this Agreement.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 21, 2018.

“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership Parties, including such expenses of the Conflicts Committee, and their respective Subsidiaries in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

“Partnership Group Entities” means the Partnership Parties and any Subsidiaries of the Partnership.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Partnership Long-Term Incentive Plan, dated June 27, 2007, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means a Material Adverse Effect on the Partnership and its Subsidiaries, taken as a whole.

“Partnership Parties” means the Partnership and General Partner.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person; provided, however, that when used with respect to Parent, the term “Subsidiary” shall not include the Partnership or its Subsidiaries.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto and (b) any liability for the payment of amounts described in clause (a) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trading Day” means any day on which the NYSE is open for trading.

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means, subject to Section 8.15, an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

1.2 Additional Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Aggregate Merger Consideration	4.1
Agreement	Preamble
Applicable Date	6.5(a)
Bankruptcy and Equity Exception	6.3(a)
Book-Entry Unit	4.2
Certificate	4.2
Certificate of Merger	3.3
Chosen Courts	11.4(b)
Closing	3.2
Closing Date	3.2
Conflicts Committee	Recitals
Consent Statement/Prospectus	8.2(a)
D&O Insurance	8.8(b)
DLLCA	Recitals
DRULPA	Recitals
Effective Time	3.3
Eligible Unit	4.1
Encumber	6.2(b)
Encumbrance	6.2(b)
EUS	Preamble
EUS Capital Stock	7.2(a)
EUS Subscription	2.1(b)
EUSHI	Preamble
EUSHI Subscription	2.1(a)
Exchange Agent	5.1
Exchange Fund	5.1
Exchange Ratio	4.1
General Partner	Preamble
GP LLC	Recitals
Indemnified Parties	8.8(a)
Letter of Transmittal	5.2(a)
Merger	Recitals
Merger Consideration	4.1
Merger Sub	Preamble
Merger Sub Subscription	2.1(f)
Non-DTC Book-Entry Unit	5.2(b)
Outside Date	10.2(a)
Parent	Preamble
Parent Board	Recitals
Parent Capital Stock	7.2(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	ARTICLE VII

Term	Section
Parent Material Contract	7.12(a)
Parent Parties	Preamble
Parent Reports	7.5(a)
Partnership	Preamble
Partnership Board	Recitals
Partnership Disclosure Letter	ARTICLE VI
Partnership GP Interest	6.2(a)
Partnership Material Contract	6.12(a)
Partnership Recommendation	Recitals
Partnership Reports	6.5(a)
Party/Parties	Preamble
Preference Shares	7.2(a)
Public Unitholders	Recitals
Registration Statement	8.2(a)
Requisite Partnership Vote	6.3(a)
SECLLC	Preamble
SECLLC Subscription	2.1(d)
SETLLC	Preamble
SETLLC Subscription	2.1(e)
Spectra	Preamble
Spectra Subscription	2.1(c)
Surviving Entity	3.1
Tail Period	8.8(b)
Transaction Litigation	8.12
Transactions	Recitals

1.3 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section and Subsection references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto”, “hereof”, “hereby”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein or in the Partnership Disclosure Letter or the Parent Disclosure Letter, as applicable, the term “dollars” and the symbol “$” mean United States Dollars, and currency amounts referenced in this Agreement, the Partnership Disclosure Letter and the Parent Disclosure Letter are in United States Dollars.

(e) Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a

Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Partnership Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE VI or ARTICLE VII, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Partnership Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PRE-MERGER SUBSCRIPTIONS

2.1 Subscriptions. The following matters provided for in this ARTICLE II shall take place on the Closing Date, immediately prior to the Effective Time of the Merger, in the order set forth below:

(a) Subscription for EUSHI Shares. Immediately prior to the Effective Time, Parent shall subscribe for shares of EUSHI in exchange for the right of EUSHI to receive from Parent the Aggregate Merger Consideration (the “EUSHI Subscription”).

(b) Subscription for EUS Shares. Immediately prior to the Effective Time and following the EUSHI Subscription, EUSHI shall subscribe for shares of EUS in exchange for the right of EUS to receive from EUSHI the Aggregate Merger Consideration (the “EUS Subscription”).

(c) Subscription for Spectra Shares. Immediately prior to the Effective Time and following the EUS Subscription, EUS shall subscribe for shares of Spectra in exchange for the right of Spectra to receive from EUS the Aggregate Merger Consideration (the “Spectra Subscription”).

(d) Subscription for SECLLC Membership Interests. Immediately prior to the Effective Time and following the Spectra Subscription, Spectra shall subscribe for additional membership interests of SECLLC in exchange for the right of SECLLC to receive from Spectra the Aggregate Merger Consideration (the “SECLLC Subscription”).

(e) Subscription for SETLLC Membership Interests. Immediately prior to the Effective Time and following the SECLLC Subscription, SECLLC shall subscribe for additional membership interests of SETLLC in exchange for the right of SETLLC to receive from SECLLC the Aggregate Merger Consideration (the “SETLLC Subscription”).

(f) Subscription for Merger Sub Interests. Immediately prior to the Effective Time and following the SETLLC Subscription, SETLLC shall subscribe for additional membership interests of Merger Sub in exchange for the right of Merger Sub to receive from SETLLC the Aggregate Merger Consideration (the “Merger Sub Subscription”).

2.2 Transfer of Aggregate Merger Consideration to the Exchange Agent. Immediately prior to the Effective Time and following the Merger Sub Subscription, Merger Sub shall direct Parent to deposit or cause to be deposited the Aggregate Merger Consideration with the Exchange Agent for the benefit (subject to Closing) of the holders of Eligible Units pursuant to Section 5.1.

ARTICLE III

THE MERGER

3.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Partnership in accordance with the DLLCA and the DRULPA and the separate existence of Merger Sub shall thereupon cease; (b) the Partnership shall be the surviving limited partnership in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time, shall be a Subsidiary of Parent, and the separate existence of the Partnership with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE IV; and (c) the Merger shall have such other effects as provided in the DRULPA and the DLLCA, in each case, except as expressly set forth in this Agreement.

3.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 A.M. (New York Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied) or that may be waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as the Partnership and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

3.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Partnership will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

3.4 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall continue as the certificate of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and (b) the Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and in each case any further amendments or restatements must be consistent with the obligations set forth in Section 8.8 of this Agreement.

ARTICLE IV

MERGER CONSIDERATION; EFFECT OF THE MERGER ON PARTNERSHIP INTERESTS

4.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Partnership Interests, each Common Unit issued and outstanding immediately prior to the Effective Time other than Excluded Units (each such Common Unit, an “Eligible Unit”) shall be exchanged for the right to receive 1.111 shares of Parent Common Stock (such ratio, the “Exchange Ratio”, such number of shares of Parent Common Stock, the “Merger Consideration”, and the aggregate of such number of shares of Parent Common Stock to be exchanged for the Eligible Units, the “Aggregate Merger Consideration”).

4.2 Conversion of Common Units. Each Eligible Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 4.2, and each certificate formerly representing any of the Eligible Units (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Units (each, a “Book-Entry Unit”) shall thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Unit(s) and the right, if any, to receive, pursuant to Section 5.5, cash in lieu of fractional shares into which such Eligible Unit(s) have been converted pursuant to this Section 4.2 and any dividends or other distributions pursuant to Section 5.3.

4.3 Treatment of Excluded Units and Other Parent-Owned Partnership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any partnership interests of the Partnership, (a) each Excluded Unit shall remain outstanding as a Common Unit in the Surviving Entity, unaffected by the Merger and (b) all other Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the General Partner, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger, and no consideration shall be delivered in respect thereof.

4.4 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, all membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

4.5 Tax Treatment of the Merger. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the Parties agree to treat the Merger, (a) with respect to the holders of Eligible Units, as a taxable sale of the Eligible Units to Spectra and, (b) with respect to Spectra, as an acquisition of the Aggregate Merger Consideration from EUS in accordance with the Spectra Subscription and then as a purchase by Spectra of the Eligible Units from the holders of the Eligible Units in exchange for the Aggregate Merger Consideration (including any cash paid in lieu of fractional shares of Parent Common Stock pursuant to Section 5.5). The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

ARTICLE V

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

5.1 Exchange Agent. At or immediately prior to the Effective Time, pursuant to Section 2.2, Parent shall deposit or cause to be deposited with a nationally recognized financial institution or trust company selected by Parent with the Partnership’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Units upon Closing, (a) an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Units pursuant to Section 4.1 and (b) an aggregate amount of cash comprising approximately the amounts required to be delivered in respect of Eligible Units pursuant to Section 5.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Units may be entitled pursuant to Section 5.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Units. Such shares of Parent Common Stock, cash in lieu of fractional shares payable pursuant to Section 5.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 5.1 are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than the purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Parent. Any interest or other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Eligible Units to receive the Merger Consideration as provided in this Agreement.

5.2 Procedures for Surrender.

(a) With respect to Certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) notice advising such holders of the effectiveness of the Merger; (ii) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) to the Exchange Agent (the “Letter of Transmittal”); and (iii) instructions for surrendering a Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE IV in the name of such record holder and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 5.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this ARTICLE V. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b) With respect to Book-Entry Units not held through DTC (each, a “Non-DTC Book-Entry Unit”), as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Unit (i) a notice advising such holders of the effectiveness of the Merger; (ii) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE IV in the name of such record holder; and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 5.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this ARTICLE V. Notwithstanding the foregoing, any holder of an Eligible Unit that is evidenced by both a Certificate and a book-entry account shall not receive the notice, statement and check contemplated by the immediately preceding sentence with respect to such Eligible Unit, but shall surrender the applicable Certificate in accordance with the procedures set forth in Section 5.2(a) to receive the Merger Consideration and any other amounts due under this Agreement with respect to such Eligible Unit, and no additional Merger Consideration or other amounts under this Agreement will accrue or be payable to the book-entry account for such Eligible Unit.

(c) With respect to Book-Entry Units held through DTC, Parent and the Partnership shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE V.

(d) No interest will be paid or accrued on any amount payable for Eligible Units pursuant to this ARTICLE V.

5.3 Distributions with Respect to Unsurrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Subject to Section 5.5, no dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder with respect to any unsurrendered Certificate until the Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) is surrendered for exchange in accordance with this ARTICLE V. Subject to applicable Law, following such surrender, dividends or distributions with respect to the Parent Common Stock issued in exchange for Eligible Units in accordance with this ARTICLE V shall be paid to the holders of record of such Eligible Units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

5.4 Transfers.

(a) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Partnership of the Eligible Units that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Units shall cease to have any rights with respect to such Eligible Units except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b) With respect to Certificates, in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Partnership as of the Effective Time, the proper number of shares of Parent Common Stock, together with a check for any cash (after giving effect to any required Tax withholdings as provided in Section 5.8) to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 5.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE V.

(c) With respect to Book-Entry Units, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE V, shall only be made to the Person in whose name such Book-Entry Units are registered in the stock transfer books of the Partnership as of the Effective Time.

5.5 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the conversion of Common Units pursuant to Section 4.1. All fractional shares of Parent Common Stock that a holder of Eligible Units would be otherwise entitled to receive pursuant to Section 4.1, but for this Section 5.5, shall be aggregated and rounded to three decimal places, and such holder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 5.5, be entitled under Section 4.1 and (b) an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the Partnership on the Trading Day immediately prior to the Effective Time for ten Trading Days ending on the fifth full Business Day immediately prior to the Closing Date. No holder of Eligible Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 5.5 to any dividends, distributions, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

5.6 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is twelve months following the Effective Time shall be delivered to Parent. Any holder of Eligible Units who has not theretofore complied with this ARTICLE V shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE V, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

5.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE V, had such lost, stolen or destroyed Certificate been surrendered.

5.8 Withholding Rights. Each of Parent, SETLLC, Merger Sub, the Partnership, the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, SETLLC, Merger Sub, the Partnership, the Exchange Agent and the Surviving Entity reasonably deem to be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, SETLLC, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable, such withheld amounts (a) shall be timely remitted by Parent, SETLLC, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (b) to the extent such withheld amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of which such deduction and withholding was made by Parent, SETLLC, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable. If withholding is taken in shares of Parent Common Stock, Parent, SETLLC, Merger Sub, the Partnership, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

5.9 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE X, the issued and outstanding Common Units or securities convertible or exchangeable into or exercisable for Common Units or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration (and Exchange Ratio) shall be equitably adjusted to provide the holders of Common Units and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Merger Consideration (and Exchange Ratio). Nothing in this Section 5.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

5.10 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

5.11 Termination of Partnership Equity Plan.

(a) Prior to the Effective Time, the Partnership and the General Partner shall take all actions necessary to terminate the Partnership Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Long-Term Incentive Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

(b) As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on July 3, 2007, deregistering all Common Units thereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as set forth in the Partnership Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Parent Parties by the Partnership Parties concurrently with the execution and delivery of this Agreement (the “Partnership Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VI, disclosure of any item in any section or subsection of the Partnership Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Partnership, and, with respect to itself where provided for in this ARTICLE VI, the General Partner, each hereby represents and warrants to the Parent Parties and Merger Sub that:

6.1 Organization, Good Standing and Qualification. Each of the Partnership Group Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

6.2 Capital Structure of the Partnership.

(a) As of the close of business on August 22, 2018, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of: (i) 484,896,871 Common Units, of which 402,989,862 were owned, directly or indirectly, by Parent; (ii) the non-economic general partner interest in the Partnership (the “Partnership GP Interest”); and (iii) no other equity interests or other voting securities of the Partnership were issued or outstanding. All of the outstanding Common Units, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

(b) As of the date of this Agreement, the General Partner owns the Partnership GP Interest, and such Partnership GP Interest was duly authorized and validly issued in accordance with the Partnership Agreement and represents the entire general partner interest in the Partnership. The General Partner owns the Partnership GP Interest free and clear of any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions and except those existing or arising pursuant to the applicable Organizational Documents of such entities) (an “Encumbrance”, and any action of correlative meaning, to “Encumber”).

(c) The Partnership does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Limited Partners on any matter. Except as set forth in Section 6.2 of the Partnership Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Partnership Group Entities to issue or to sell any Partnership Interests or other securities of the Partnership Group Entities or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Partnership Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

6.3 Authority; Approval and Fairness.

(a) The Partnership Parties have all requisite power and authority and have taken all action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions subject to the adoption of this Agreement by the affirmative vote or consent of the holders of at least a Unit Majority (as defined in the Partnership Agreement) (the “Requisite Partnership Vote”). The Requisite Partnership Vote is the only vote or approval of Limited Partners necessary to approve and adopt this Agreement and approve and consummate the Transactions. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes a valid and binding agreement of each of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Conflicts Committee of the Partnership Board has, acting in good faith, unanimously (i) determined based upon the facts and circumstances it deemed relevant, reasonable and appropriate to its decision, including the advice of its legal and financial advisors, that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, which such approval constitutes “Special Approval” for purposes of the Partnership Agreement, and (iii) recommended that the Partnership Board approve this Agreement and the Transactions.

(c) As of the date of this Agreement, the Partnership Board, upon the recommendation of the Conflicts Committee, has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to the Limited Partners for their approval by written consent pursuant to Section 14.3(a) of the Partnership Agreement.

6.4 Governmental Filings; No Violations

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DRULPA and the DLLCA, (ii) under the Exchange Act and the Securities Act, (iii) required to be made with the NYSE and (iv) under state securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Partnership Parties with, nor are any required to be made or obtained by the Partnership Parties with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Partnership Parties and the consummation of the Transactions, or in connection with the continuing operation of the business of the Partnership Group Entities following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Subject to the Requisite Partnership Vote, the execution, delivery and performance of this Agreement by the Partnership Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of the Partnership or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Partnership Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of the Partnership or its Subsidiaries under any such Partnership Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

6.5 Partnership Reports; Financial Statements.

(a) The Partnership has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Partnership Reports”). Each of the Partnership Reports, at the time of its filing or being furnished, complied, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Partnership Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements (x) in any Partnership Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, statements of equity and statements of cash flows included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC.

(c) The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13A-15 under the Exchange Act) as required by Rule 13A-15 under the Exchange Act and applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. GP LLC’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

6.6 Absence of Certain Changes. Since December 31, 2017, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Partnership Material Adverse Effect.

6.7 Litigation and Liabilities.

(a) Except as set forth in Partnership Reports, there are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing against the Partnership, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in the Partnership’s consolidated balance sheet (and the notes thereto) included in the Partnership Reports filed prior to the date of this Agreement, or (ii) incurred in the Ordinary Course since December 31, 2017, neither the Partnership nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Partnership and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) As of the date of this Agreement, neither the Partnership, nor any of its Subsidiaries nor any of their respective properties or assets are party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental matters.

6.8 Compliance with Laws; Licenses.

(a) The businesses of each of the Partnership and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) The Partnership and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct their respective businesses as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 6.8, no representation or warranty shall be deemed to be made in this Section 6.8 in respect of environmental matters.

6.9 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) since January 1, 2013, each of Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits; (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) as of the date of this Agreement, no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (d) no property currently or formerly owned, leased or operated by the Partnership or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (e) as of the date of this Agreement, there are no Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (f) neither the Partnership nor any of its Subsidiaries is subject to any Governmental Order with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

6.10 Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a) The Partnership and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate in all material respects.

(b) All Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries included in the Partnership Reports.

(c) Except as set forth in Section 6.10(c) of the Partnership Disclosure Letter, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Partnership or any of its Subsidiaries, except for deficiencies which would have been satisfied by payment, settlement or withholding. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Partnership and its Subsidiaries or the assets of the Partnership and its Subsidiaries.

(d) Each of the Partnership or any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code.

(e) The Partnership is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(f) At least 90% of the gross income of the Partnership for each taxable year ending after its initial public offering and including the short taxable year ending on the Closing Date has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.

(g) Except as set forth in Section 6.10(g) of the Partnership Disclosure Letter, each Subsidiary of the Partnership is currently (and has been since its respective formation or acquisition by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.11 Property. The Partnership or a Subsidiary of the Partnership owns and has good title to all of its material owned real property and good title to all of its material owned personal property, and has valid leasehold interests in all of its material leased real properties free and clear of all Encumbrances, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. All material leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership Parties, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership Parties, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership Parties, the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

6.12 Partnership Material Contracts.

(a) Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC by the Partnership prior to the date of this Agreement, as of the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Partnership Material Contract”).

(b) Each Partnership Material Contract is valid and binding on the Partnership or its Subsidiaries, as applicable, and, to the Knowledge of the Partnership Parties, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. There is no default under any such Partnership Material Contracts by the Partnership or its Subsidiaries, or, to the Knowledge of the Partnership Parties, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Partnership or its Subsidiaries, or, to the Knowledge of the Partnership Parties, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

6.13 Opinion of Financial Advisor. The Conflicts Committee of the Partnership Board has received the opinion of Jefferies LLC (the financial advisor to the Conflicts Committee), dated as of August 23, 2018, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the Public Unitholders. A copy of such opinion will be made available to the Parent Parties as soon as practicable following the date of this Agreement solely for informational purposes (it being agreed that such opinion is solely for the benefit of the Conflicts Committee and may not be relied upon by the Partnership Board, Parent Parties or Merger Sub).

6.14 Brokers and Finders. Neither the Partnership nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Conflicts Committee has engaged Jefferies LLC as its financial advisor. The Partnership has made available to the Parent Parties correct and complete copies of all Contracts pursuant to which Jefferies LLC is entitled to any fees and expenses in connection with any of the Transactions.

6.15 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the Ordinary Course.

6.16 No Other Representations or Warranties. Except for the representations and warranties made by the Partnership Parties in this ARTICLE VI, none of the Partnership Parties nor any other Person makes any express or implied representation or warranty with respect to the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Partnership Parties hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Partnership Parties nor any other Person makes or has made any representation or warranty to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership Parties, any of their respective Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by any of the Partnership Parties in this ARTICLE VI, written information made available to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Partnership, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 6.16 shall limit the Parent Parties’ or Merger Sub’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the Partnership in this ARTICLE VI.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

AND MERGER SUB

Except as set forth in the Parent Reports filed with or furnished to the SEC or filed on SEDAR prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Partnership Parties by the Parent Parties concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VII, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub, and, with respect to itself where provided for in this ARTICLE VII, EUS each hereby represents and warrants to the Partnership Parties that:

7.1 Organization, Good Standing and Qualification. Each of the Parent Parties and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

7.2 Capital Structure of Parent Parties; Capitalization of Merger Sub.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which 1,715,504,400 shares were outstanding as of the close of business on August 22, 2018, and an unlimited number of preference shares, issuable in series (“Preference Shares”), of which 5,000,000 Series A Preference Shares, 18,269,812 Series B Preference Shares, 1,730,188 Series C Preference Shares, 18,000,000 Series D Preference Shares, 20,000,000 Series F Preference Shares, 14,000,000 Series H Preference Shares, 8,000,000 Series J Preference Shares, 16,000,000 Series L Preference Shares, 18,000,000 Series N Preference Shares, 16,000,000 Series P Preference Shares, 16,000,000 Series R Preference Shares, 16,000,000 Series 1 Preference Shares, 24,000,000 Series 3 Preference Shares, 8,000,000 Series 5 Preference Shares, 10,000,000 Series 7 Preference Shares, 11,000,000 Series 9 Preference Shares, 20,000,000 Series 11 Preference Shares, 14,000,000 Series 13 Preference Shares, 11,000,000 Series 15 Preference Shares, 30,000,000 Series 17 Preference Shares and 20,000,000 Series 19 Preference Shares were issued and outstanding as of the date of this Agreement (collectively, the “Parent Capital Stock”). The authorized capital stock of EUS consists of 5,000 shares of common stock (the “EUS Capital Stock”). All of the outstanding shares of Parent Capital Stock and EUS Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth in Section 7.2 of the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of Parent Capital Stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by SETLLC. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

7.3 Authority; Approval.

(a) No vote of holders of Parent Common Stock is necessary to approve this Agreement and the Transactions, including the issuance of shares of Parent Common Stock as the Aggregate Merger Consideration. Each of the Parent Parties and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to approval of this Agreement by SETLLC as the sole member of Merger Sub. This Agreement has been duly executed and delivered by each of the Parent Parties and Merger Sub and constitutes a valid and binding agreement of the Parent Parties and Merger Sub, enforceable against each of the Parent Parties and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to ARTICLE VI of this Agreement. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The shares of Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

7.4 Governmental Filings; No Violations.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the Canada Business Corporations Act, (ii) under the Exchange Act, the Securities Act and applicable Canadian Securities Laws, (iii) required to be made with the NYSE and the TSX, and (iv) state or provincial securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Parent Parties or Merger Sub with, nor are any required to be made or obtained by the Parent Parties or Merger Sub with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Parent Parties and Merger Sub and the consummation of the Transactions or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of Parent or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Parent Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of Parent or its Subsidiaries under any such Parent Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

7.5 Parent Reports; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act and with applicable Canadian Securities Regulators since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and applicable Canadian Securities Laws. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements in any Parent Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC or with applicable Canadian Securities Regulators prior to the date of this Agreement.

(b) Each of the consolidated statements of financial position included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, changes in equity and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC or Canadian Securities Regulators.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the

Exchange Act and with applicable Canadian Securities Regulators, as applicable. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13A-15 under the Exchange Act) as required by Rule 13A-15 under the Exchange Act, the applicable listing standards of the TSX and applicable Canadian Securities Laws. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act and applicable Canadian Securities Laws are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC and Canadian Securities Regulators, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

7.6 Absence of Certain Changes. Since December 31, 2017, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

7.7 Litigation and Liabilities.

(a) Except as set forth in the Parent Reports, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in Parent’s consolidated statements of financial position (and the notes thereto) included in the Parent Reports filed prior to the date of this Agreement or (ii) incurred in the Ordinary Course since December 31, 2017, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated statement of financial position (or the notes thereto) of Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective properties or assets are a party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 7.7, no representation or warranty shall be deemed to be made in this Section 7.7 in respect of environmental matters.

7.8 Compliance with Laws; Licenses.

(a) The businesses of each of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct their respective businesses as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 7.8, no representation or warranty shall be deemed to be made in this Section 7.8 in respect of environmental matters.

7.9 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) since January 1, 2013, each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits; (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) as of the date of this Agreement, no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (d) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (e) as of the date of this Agreement, there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (f) neither Parent nor any of its Subsidiaries is subject to any Governmental Order with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

7.10 Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate in all material respects.

(b) All Taxes owed by Parent and each of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the statements of financial position of Parent and its consolidated Subsidiaries included in the Parent Report.

(c) No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, except for deficiencies which would have been satisfied by payment, settlement or withholding. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has been, within the past two years or otherwise, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

7.11 Property. Parent or a Subsidiary of Parent owns and has good title to all of its material owned real property and good title to all of its material owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all Encumbrances, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All material leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and, to the Knowledge of Parent, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of the Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

7.12 Parent Material Contracts.

(a) Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC or filed on SEDAR by Parent or any of its Subsidiaries prior to the date of this Agreement, as of the date of this

Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Parent Material Contract”).

(b) Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Parent Material Contracts by Parent or its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

7.13 Brokers and Finders. Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that Parent has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc. as its financial advisors.

7.14 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the Ordinary Course.

7.15 No Other Representations or Warranties. Except for the representations and warranties made by the Parent Parties and Merger Sub in this ARTICLE VII, none of the Parent Parties, Merger Sub or any other Person makes any express or implied representation or warranty with respect to the Parent Parties, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Parent Parties and Merger Sub hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Parent Parties, Merger Sub or any other Person makes or has made any representation or warranty to the Partnership Parties or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of their respective Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent or Merger Sub in this ARTICLE VII, written information made available to the Partnership Parties or any of their respective Affiliates or Representatives in the course of their evaluation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 7.15 shall limit the Partnership Parties’ remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this ARTICLE VII.

ARTICLE VIII

COVENANTS

8.1 Interim Operations.

(a) Each of the Partnership and Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent or the Partnership, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement, as provided in any Contract in effect as of the date of this Agreement, or as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the Ordinary Course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise expressly: (a) contemplated by this Agreement; (b) contemplated by any Contract entered into prior to, concurrently with or after the date of this Agreement by Parent with respect to the Other Parent Transactions (as such Contract may be amended, supplemented or otherwise modified from time to time); (c) required by applicable Law or the terms of any Partnership Material Contract or Parent Material Contract, as applicable; (d) as approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the other Party; or (e) set forth in the corresponding subsection of Section 8.1 of the Partnership Disclosure Letter, as it relates to the Partnership and its Subsidiaries, or in Section 8.1 of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries, each Party, on its own account, shall not and shall not permit its Subsidiaries to:

(i) make any material change to the nature of its business and operations;

(ii) make any change to its Organizational Documents as in effect on the date of this Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person (expressly excluding, for the avoidance of doubt, any of the Other Parent Transactions), or (B) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, except (1) such transactions solely between or among, or solely involving, such Party and one or more of its wholly owned Subsidiaries, or a Subsidiary of such Party and one or more wholly owned Subsidiaries of such Subsidiary, (2) as would not reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (3) as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance, or enter into any Contract (including, with respect to the voting of), any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (A) by a wholly owned Subsidiary of such Party to such Party or one or more of such Party’s wholly owned Subsidiaries, or by a wholly owned Subsidiary of such Party’s Subsidiary to such Subsidiary or one or more other wholly owned Subsidiaries of such Subsidiary, or (B) in respect of equity-based awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any such partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable;

(vi) waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(vii) other than in the Ordinary Course, make, change or revoke any material Tax election (other than a Tax election with respect to Spectra Energy Partners GP, LLC), adopt or change any material Tax accounting method, file any material amended Tax Return, settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such Party’s most recent consolidated balance sheet included in the Parent Reports or Partnership Reports, as applicable, or surrender any right to claim a refund of a material amount of Taxes;

(viii) make any material changes with respect to accounting policies, except as required by changes in GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or Law, including pursuant to SEC rule or policy;

(ix) make or declare any dividends or distributions to the holders of Common Units or Parent Common Stock, in each case, other than in the Ordinary Course, subject to Section 8.10; or

(x) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, a Party’s obligations under Section 8.1(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to any Persons (and their respective Subsidiaries) controlled by such Party, or in which such Party otherwise has a voting interest, but that are not wholly owned Subsidiaries of such Party or have public equity holders, only apply (i) to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, (ii) to the extent a Party is authorized and empowered to bind such entity and its subsidiaries and (iii) to the extent permitted by the Party’s or its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

8.2 Consent Statement/Prospectus Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent and the Partnership shall jointly prepare and file with the SEC, and each of Parent and the Partnership agrees to cooperate in the preparation of, the registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), including the prospectus and consent statement relating to the Requisite Partnership Vote to be held in connection with this Agreement constituting a part thereof (as amended or supplemented from time to time, the “Consent Statement/Prospectus”). Parent and the Partnership each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions or until this Agreement is terminated in accordance with its terms. Promptly after the Registration Statement is declared effective, the Partnership shall use its reasonable best efforts to mail the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Limited Partners in connection with the approval of this Agreement and the Transactions, by written consent without a meeting in accordance with Section 14.3(a) of the Partnership Agreement, to the Limited Partners. The General Partner shall specify the time period in which executed forms of consent must be returned to the Partnership, which shall not be less than 20 days, and such time period shall be set forth in the Consent Statement/Prospectus.

(b) Each of the Partnership and Parent shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Consent Statement/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Consent Statement/Prospectus.

(c) Each of the Partnership and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Statement/Prospectus will, at the date of mailing to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Partnership and Parent further agrees that, if prior to the Closing Date, it should become aware of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Consent Statement/Prospectus) not false or misleading, it will promptly inform the other Party thereof and, subject to Section 8.2(d), take the steps necessary to correct such information in an amendment or supplement to the Registration Statement or the Consent Statement/Prospectus.

(d) Each of Parent and the Partnership will provide the other Party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Consent Statement/Prospectus, the Registration Statement and other documents related to the Requisite Partnership Vote or the issuance of the shares of Parent Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Limited Partners. Each Party will include in the Consent Statement/Prospectus, the Registration Statement and such other documents related to the Requisite Partnership Vote or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Consent Statement/Prospectus and the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Partnership and its Subsidiaries included in the Consent Statement/Prospectus and the Registration Statement shall be in form and content satisfactory to the Partnership, acting reasonably.

8.3 Cooperation; Efforts to Consummate. On the terms and subject to the conditions of this Agreement, each of the Partnership and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including (a) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, (b) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions and (c) defending any Proceedings challenging this Agreement or the Transactions and seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger and the Transactions. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

8.4 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Partnership and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Parent Parties or the Partnership Parties, as applicable, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. The Partnership and Parent each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 8.4 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable.

8.5 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 8.5, the Partnership and Parent each shall (and shall cause its Subsidiaries to), upon request by the other Party, (i) upon reasonable advance notice, provide such other Party and its Representatives with reasonable access during normal business hours to its properties, offices and other facilities and its employees, agents, contracts, books and records and (ii) otherwise furnish such other Party and its Representatives with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be required in connection with the Consent Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Partnership or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(b) The foregoing provisions of this Section 8.5 shall not require and shall not be construed to require either the Partnership or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Partnership or Parent, as applicable, would (i) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law or (iii) waive the protection of any attorney-client privilege.

(c) No exchange of information or investigation by the Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Partnership Parties set forth in this Agreement, and no investigation by the Partnership or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Parent Parties or Merger Sub set forth in this Agreement.

8.6 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Partnership shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Common Units from the NYSE and the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

8.7 Expenses.

Except as otherwise provided in Section 10.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that Parent shall pay for (a) any filing fees with respect to the Registration Statement and (b) the costs and expenses of printing and mailing of the Consent Statement/Prospectus.

8.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Law, each of Parent and the Surviving Entity shall jointly and severally (i) indemnify, defend and hold harmless each present and former (determined as of the Effective Time) director and officer of any of GP LLC, the Partnership Parties or any of their respective Subsidiaries, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party and (ii) advance expenses as incurred in each case described in clause (i) to the fullest extent permitted under applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) The Parent shall maintain in effect, or cause to be maintained in effect, (i) the insurance liability coverage of the existing directors’ and officers’ insurance policies for directors and officers of GP LLC and (ii) the Partnership’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date of this Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of this Agreement; provided, however, that in no event during the Tail Period shall Parent be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to the Partnership by Parent for such insurance; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Parent in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 8.8(b), Parent may, but shall be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c) Any Indemnified Party wishing to claim indemnification under this Section 8.8, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Parent or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Entity elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Entity shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this Section 8.8(c) to pay for only one firm of legal counsel for all Indemnified Parties with respect to any Proceeding in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects to assume such defense, and Parent and the Surviving Entity shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects to assume such defense and Parent and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects not to assume such defense; and (iv) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) During the Tail Period, the Parent shall honor (and shall cause GP LLC, the General Partner and the Surviving Entity to honor) all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect on the date of this Agreement in favor of any Indemnified Party as provided in the Organizational Documents of GP LLC, the General Partner, the Partnership and their respective Subsidiaries or any indemnification agreement between such Indemnified Party and GP LLC, the General Partner, the Partnership or any of their respective Subsidiaries, in each case, as in effect on the date of this Agreement, and all of such rights shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If Parent, GP LLC, the General Partner or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, GP LLC, the General Partner or the Surviving Entity, as applicable, shall assume all of the obligations set forth in this Section 8.8.

(f) The rights of the Indemnified Parties under this Section 8.8 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of GP LLC, the General Partner, the Partnership or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to GP LLC, the General Partner, the Partnership or any of their respective Subsidiaries for any of their respective directors, officers or other employees.

(g) This Section 8.8 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 8.8. Any right of an Indemnified Party pursuant to this Section 8.8 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

8.9 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the Transactions, each of Parent and the Partnership and the Parent Board and the Partnership Board, respectively, shall grant such approvals and use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

8.10 Distributions. The Partnership and Parent shall coordinate with respect to the declaration and setting of record dates and payment dates of distributions on Common Units and Parent Common Stock, subject to applicable Law, so that holders of Common Units do not receive dividends and distributions, as applicable, on both Common Units and shares of Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend or distribution, as applicable, on either Common Units or shares of Parent Common Stock received in the Merger in respect of any calendar quarter.

8.11 Section 16 Matters. The Partnership and Parent, and the Partnership Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Partnership (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

8.12 Transaction Litigation. In the event that any unitholder litigation related to this Agreement or the Transactions is brought, or, to the Partnership’s Knowledge, threatened, against the Partnership or any members of the Partnership Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Partnership shall as promptly as reasonably practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The

Partnership shall give Parent the opportunity to participate in the defense or settlement and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Partnership shall in any event control such defense or settlement and the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 8.5; provided, further, that the Partnership shall not agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.13 Voting. The Parent Parties covenant and agree that, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Parent Parties irrevocably and unconditionally agree that they shall, within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver or cause to be delivered a written consent pursuant to Section 14.3(a) of the Partnership Agreement covering all of the Common Units then owned beneficially or of record by them or any of their Subsidiaries in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof.

8.14 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall not and it shall not permit any of its Subsidiaries to take any action intended to cause GP LLC to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of GP LLC that is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 8.13 shall not apply to the filling, in accordance with the provisions of the limited liability company agreement of GP LLC, of any vacancies caused by the resignation, death or incapacity of any such director.

8.15 Performance by General Partner. Parent shall cause GP LLC and the General Partner to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of the Parent, any of its Subsidiaries or any of their respective officers.

ARTICLE IX

CONDITIONS

9.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Partnership Unitholder Approval. This Agreement shall have been duly approved by the Limited Partners constituting the Requisite Partnership Vote in accordance with applicable Law and the Partnership Agreement.

(b) Listing. The shares of Parent Common Stock issuable to the holders of Common Units pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.

(c) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

9.2 Conditions to Obligation of Parent, EUS and Merger Sub. The respective obligations of Parent, EUS and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Partnership Parties set forth in Section 6.3 (Authority; Approval and Fairness) and Section 6.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of the Partnership set forth in Section 6.2 (Capital Structure of the Partnership) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and (iii) each other representation and warranty of the Partnership Parties set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Partnership Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Performance of Obligations of the Partnership. The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Partnership Closing Certificate. Parent, EUS and Merger Sub shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied.

9.3 Conditions to Obligation of the Partnership Parties. The respective obligations of the Partnership Parties to consummate the Merger are also subject to the satisfaction or waiver by the Partnership at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Parent Parties and Merger Sub set forth in Section 7.3 (Authority; Approval) and Section 7.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of Parent set forth in Section 7.2 (Capital Structure of Parent; Capitalization of Merger Sub) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and (iii) the other representations and warranties of the Parent Parties and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Parent Material Adverse Effect set forth therein) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, EUS and Merger Sub. Each of Parent, EUS and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent, EUS and Merger Sub Closing Certificate. The Partnership shall have received a certificate signed on behalf of Parent, EUS and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

10.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Partnership and Parent duly authorized by the Conflicts Committee (on behalf of the Partnership) and the Parent Board (on behalf of Parent).

10.2 Termination by Either Parent or the Partnership. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Partnership Board or the Parent Board, if:

(a) the Merger shall not have been consummated by February 25, 2019 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(b) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

10.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Parent Board if, at any time prior to the Effective Time, there has been a breach by the Partnership of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case, such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (a) sixty days after the giving of notice thereof by Parent to the Partnership or (b) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3 shall not be available to Parent if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

10.4 Termination by the Partnership. This Agreement may be terminated and the Merger may be abandoned by action of the Partnership Board if, at any time prior to the Effective Time, there has been a breach by Parent, EUS or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent, EUS or Merger Sub shall have become untrue, in either case, such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (a) sixty days after the giving of notice thereof by the Partnership to Parent or (b) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4 shall not be available to the Partnership if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

10.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 10.5 and the second sentence of Section 11.1 shall survive the termination of this Agreement.

10.6 Payment of Partnership Expenses. If this Agreement is terminated by (a) the Partnership or the Parent pursuant to the provisions of Section 10.2(a) or (b) the Partnership pursuant to the provisions of Section 10.4, Parent shall pay to the Partnership by wire transfer of immediately available funds an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five (5) Business Days after such termination.

ARTICLE XI

MISCELLANEOUS AND GENERAL

11.1 Survival. ARTICLE I, this ARTICLE XI and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in ARTICLE IV, ARTICLE V, the second sentence of Section 8.6 (Stock Exchange Listing and Delisting), Section 8.7 (Expenses), Section 8.8 (Indemnification; Directors’ and Officers’ Insurance) and Section 8.10 (Distributions) shall survive the Effective Time. ARTICLE I, this ARTICLE XI and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in Section 8.7 (Expenses), Section 10.5 (Effect of Termination and Abandonment) and Section 10.6 (Payment of Partnership Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

11.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 8.8 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, in the case of amendments, modifications or waivers by the Partnership, any such amendments, modifications or waivers must be approved by the Conflicts Committee. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party, in whole or in part, to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective; provided, further, that the Partnership may not make or authorize any such waiver without the prior approval of the Conflicts Committee.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Laws.

11.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES: (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(c).

11.5 Specific Performance.

(a) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including by a Party’s failing to take such actions as are required of such Party hereunder in order to consummate the Transactions), immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts, provided that such Party seeking specific performance, injunction or other equitable remedy pursuant to this Section 11.5 is not in material default under this Agreement. Each Party agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(b) To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

11.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and delivered in person or by courier service, by registered or certified mail, return receipt requested, or sent by email; provided that any email transmission must be promptly confirmed by telephone or email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to the Partnership or General Partner:

Spectra Energy Partners, LP
c/o Spectra Energy Partners GP, LLC
5400 Westheimer Court
Houston, TX 77056
Attention:	Chief Legal Officer
Telephone:	(713) 627-5400
Email:	legalnotices@enbridge.com

with a copy to the Conflicts Committee’s legal counsel (which shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street Suite 6000
Houston, Texas 77002
Attention:	William J. Cooper
Telephone:	(713) 495-7711
Email:	wcooper@sidley.com

If to Parent:

Enbridge Inc.
200 Fifth Avenue Place
425 1st Street S.W.
Calgary, Alberta, Canada
T2P 3L8
Attention:	Corporate Secretary
Telephone:	(201) 231-5935
Email:	corporatesecretary@enbridge.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	George J. Sampas
Telephone:	(212) 558-4000
Email:	sampasg@sullcrom.com

If to EUS or Merger Sub:

Enbridge (U.S.) Inc.
5400 Westheimer Court
Houston, TX 77056
Attention:	Corporate Secretary
Telephone:	(713) 627-5400
Email:	USCorporateSecretary@enbridge.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	George J. Sampas
Telephone:	(212) 558-4000
Email:	sampasg@sullcrom.com

11.7 Entire Agreement.

(a) This Agreement (including any exhibits hereto), the Partnership Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges the provisions set forth in Section 6.16 (No Other Representations or Warranties) and Section 7.15 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Partnership Disclosure Letter, the Parent Disclosure Letter and any certificates delivered by any Party pursuant to this Agreement: (i) no Party has made or is making any other representations, warranties, statements, information or inducements; (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements; and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements provided to such Party by the other Party, in each case for clauses (i), (ii) and (iii), oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto.

11.8 Third-Party Beneficiaries. Except for, from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 8.8 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this

Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, unitholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 11.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

11.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Partnership to take any action, such requirement shall be deemed to include an undertaking on the part of the Partnership to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

11.11 Partnership Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the General Partner or the Partnership Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Partnership Board; provided, however, that the Partnership Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

11.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 11.10, and any attempted or purported assignment or delegation in violation of this Section 11.13 shall be null and void; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Partnership with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary as of the date of such designation; provided, further, that any such designation shall not prevent or materially impede or materially delay the consummation of the Transactions or otherwise adversely affect the rights of the unitholders of the Partnership under this Agreement in any material respect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

SPECTRA ENERGY PARTNERS, LP
By	Spectra Energy Partners (DE) GP, LP, its general partner
By	Spectra Energy Partners GP, LLC, its general partner

By	/s/ Stephen J. Neyland
	Name:	Stephen J. Neyland
	Title:	Vice President - Finance

SPECTRA ENERGY PARTNERS (DE) GP, LP (as the general partner of the Partnership)
By	Spectra Energy Partners GP, LLC, its general partner

By	/s/ Stephen J. Neyland
	Name:	Stephen J. Neyland
	Title:	Vice President - Finance

ENBRIDGE INC.

By	/s/ Al Monaco
	Name:	Al Monaco
	Title:	President & Chief Executive Officer

By	/s/ Robert R. Rooney
	Name:	Robert R. Rooney
	Title:	Executive Vice President & Chief Legal Officer

ENBRIDGE (U.S.) INC.

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

AUTUMN ACQUISITION SUB, LLC

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

ENBRIDGE US HOLDINGS INC.

By	/s/ David Taniguchi
	Name:	David Taniguchi
	Title:	Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

SPECTRA ENERGY CORP

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

SPECTRA ENERGY TRANSMISSION, LLC

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

SPECTRA ENERGY CAPITAL, LLC

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

August 23, 2018

The Conflicts Committee of the Board of Directors

Spectra Energy Partners GP, LLC

5400 Westheimer Court

Houston, TX 77056

Members of the Conflicts Committee:

We understand that Spectra Energy Partners, LP (“SEP”), Spectra Energy Partners (DE) GP, LP, the general partner of SEP (“SEP GP”), Enbridge Inc. (“Enbridge”), Enbridge (U.S.) Inc., Autumn Acquisition Sub, LLC, an indirect wholly owned subsidiary of Enbridge (“Merger Sub”) and, solely for the purposes specified therein, Enbridge US Holdings Inc., Spectra Energy Corp, Spectra Energy Capital, LLC, and Spectra Energy Transmission, LLC, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into SEP (the “Merger”) in a transaction in which each outstanding common unit representing limited partnership interests in SEP (the “SEP Common Units”), other than any SEP Common Units owned by Enbridge, Merger Sub or any other direct or indirect wholly owned subsidiary of Enbridge and SEP Common Units owned by SEP, SEP GP or another direct or indirect wholly owned subsidiary of SEP, will be converted into the right to receive 1.111 (the “Exchange Ratio”) common shares of Enbridge (the “Enbridge Common Shares”). Enbridge has informed us that it is the record and beneficial owner of approximately 83.1% of the issued and outstanding SEP Common Units. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to SEP and the holders of SEP Common Units (other than Enbridge and its affiliates) (the “Public Unitholders”).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated August 22, 2018 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about SEP and Enbridge;

(iii)	reviewed certain information furnished to us by Enbridge’s management, including financial forecasts and analyses, relating to the business, operations and prospects of each of SEP and Enbridge;

(iv)	held discussions with members of senior management of Enbridge concerning the matters described in clauses (ii) and (iii) above;

(v)

reviewed the trading price history and valuation multiples for the SEP Common Units and the Enbridge Common Shares and compared them with those of certain publicly traded companies and partnerships that we deemed relevant;

(vi)	considered the potential pro forma impact of the Merger;

(vii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Enbridge or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Enbridge that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent valuation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, SEP or Enbridge, nor have we been furnished with any such valuations or appraisals, nor do we assume any responsibility to obtain any such valuations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Enbridge has informed us, however, and we have assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enbridge as to the future financial performance of SEP and Enbridge. We express no opinion as to any such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting SEP or Enbridge or any of their respective affiliates, and we have assumed the correctness in all respects material to our analysis of all legal, regulatory, accounting and tax advice given to SEP, SEP GP, the Board of Directors of Spectra Energy Partners GP, LLC, the general partner of SEP GP, and the Conflicts Committee thereof (the “Conflicts Committee”), including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to SEP and the holders of SEP Common Units. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to Enbridge, or SEP or any holders of SEP Common Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and without waiver, modification or amendment in any respect material to our analysis or opinion of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining any necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SEP, Enbridge, any of their respective affiliates or the contemplated benefits of the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

It is understood that our opinion is for the use and benefit of the Conflicts Committee (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to SEP, nor does it address the underlying business decision by SEP to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how or whether any holder of SEP Common Units should consent, vote or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of SEP, other than the Public Unitholders. We express no opinion as to what the value of Enbridge Common Shares will be when issued pursuant to the Merger Agreement or the price at which Enbridge Common Shares or SEP Common Units will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees, or any class of such persons, of SEP or any other party to the Merger Agreement in connection with the Merger relative to the Exchange Ratio or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Conflicts Committee to act as financial advisor to the Conflicts Committee in connection with the Merger and will receive a fee for our services, a portion of which was paid upon execution of our engagement letter and a portion of which is payable upon delivery of this opinion. We also will be reimbursed for certain expenses incurred. SEP has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory services to the Conflicts Committee and may continue to do so and have received, and may receive, fees for the rendering of such services. During the two years prior to the date of this opinion, we have not provided financing or financial advisory services to Enbridge or SEP. We maintain a market in the securities of Enbridge, and in the ordinary course of our business, we and our affiliates may trade or hold securities of Enbridge and SEP and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to SEP, SEP GP, the Conflicts Committee, Enbridge or entities that are affiliated with SEP, SEP GP or Enbridge, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Conflicts Committee, our opinion may not be used or referred to by the Conflicts Committee, SEP or SEP GP, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to SEP and the Public Unitholders.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC

WRITTEN CONSENT OF

THE UNITHOLDERS OF

SPECTRA ENERGY PARTNERS, LP

Please return this consent no later than 11:59 p.m. (prevailing Eastern Time) on December 12, 2018, which is the final date that the board of directors of Spectra Energy Partners GP, LLC (the general partner of the general partner of Spectra Energy Partners, LP (“SEP”)) has set for receipt of written consents. Your common units will be tabulated and voted on the proposal as you indicate below. Any Written Consent not returned will be voted AGAINST the proposal.

The undersigned, being a holder of record as of the close of business on November 5, 2018 of common units of SEP representing limited partner interests in SEP (“SEP Common Units”) hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the SEP Common Units that the undersigned holds of record as of the close of business on November 5, 2018.

The undersigned acknowledges receipt of the consent solicitation/prospectus, which is part of the registration statement on Form S-4 (No. 333-227769) of Enbridge Inc., a Canadian corporation (“Enbridge”), and which more fully describes the proposal below.

1.

Approval of the merger of Autumn Acquisition Sub, LLC (“Merger Sub”), a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge, with and into SEP, with SEP continuing as the surviving entity and an indirect wholly owned subsidiary of Enbridge, and approval of the Agreement and Plan of Merger, dated as of August 24, 2018, as such agreement may be amended from time to time, entered into by and among SEP, Spectra Energy Partners (DE) GP, LP, Enbridge, Enbridge (U.S.) Inc., Merger Sub and, solely for the purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc., Spectra Energy Corp, Spectra Energy Capital, LLC, and Spectra Energy Transmission, LLC.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to SEP by faxing it to Spectra Energy Partners, LP, Attention: Corporate Secretary, at 713-627-5400, by emailing a .pdf copy of your written consent to USCorporateSecretary@enbridge.com or by mailing your written consent to Spectra Energy Partners, LP at 5400 Westheimer Court, Houston, Texas 77056, Attention: Corporate Secretary.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE LATER OF DECEMBER 12, 2018 AND THE DATE OF RECEIPT BY SEP OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SEP COMMON UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH SEP’S CORPORATE SECRETARY.

IF AN INDIVIDUAL:		IF AN ENTITY:

(please print or type complete name of entity)

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:		Title:
	(please print or type full title)		(please print or type full title)

Date:	, 2018	Date:	, 2018